 As filed with the Securities and Exchange Commission on January 27, 1999

                                                     Registration No. 333-60419

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                              -----------------

                             AMENDMENT NO. 5
                                      To
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                              -----------------

                               TUT SYSTEMS, INC.
            (Exact name of Registrant as specified in its charter)

                              -----------------

        Delaware                    3661                    94-2958543
                              (Primary Standard          (I.R.S. Employer
     (State or other             Industrial           Identification Number)
     jurisdiction of         Classification Code
    incorporation or               Number)
      organization)

                                2495 Estand Way
                            Pleasant Hill, CA 94523
                                (925) 682-6510
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                              -----------------

                               SALVATORE D'AURIA
                     President and Chief Executive Officer
                                2495 Estand Way
                            Pleasant Hill, CA 94523
                                (925) 682-6510
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                              -----------------

                                  Copies to:
       STEVEN E. BOCHNER, ESQ.                PATRICK A. POHLEN, ESQ.
       JEFFREY A. HERBST, ESQ.                  Cooley Godward LLP
        SUSAN P. KRAUSE, ESQ.                  Five Palo Alto Square
       STEPHANIE L. RUBY, ESQ.                  3000 El Camino Real
  Wilson Sonsini Goodrich & Rosati          Palo Alto, California 94306
      Professional Corporation                    (650) 843-5000
         650 Page Mill Road
     Palo Alto, California 94304
           (650) 493-9300

                              -----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              -----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted prior to the time the registration statement        +
+becomes effective. This prospectus shall not constitute an offer to sell or + +the solicitation of an offer to buy nor shall there be any sale of these + +securities in any State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any such State.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               Subject to Completion, dated January 27, 1999

PROSPECTUS
                                2,500,000 Shares

                             [LOGO OF TUT SYSTEMS]
                                  Common Stock

                                 -------------

  All of the shares of Common Stock offered hereby are being sold by Tut Systems, Inc. ("Tut," "Tut Systems" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $14.00 and $16.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "TUTS."

                                 -------------

    The shares of Common Stock offered hereby involve a high degree of risk.
                    See "Risk Factors" beginning on page 6.

                                 -------------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED   UPON  THE   ACCURACY  OR  ADEQUACY   OF  THIS  PROSPECTUS.   ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                       Underwriting
                                             Price to Discounts and  Proceeds to
                                              Public  Commissions(1) Company(2)
--------------------------------------------------------------------------------
Per Share..................................    $           $             $
--------------------------------------------------------------------------------
Total(3)...................................   $           $             $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of $1,200,000 payable by the Company.
(3) The Company has granted the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $   , $    and $   ,
    respectively. See "Underwriting."

                                 -------------

  The shares of Common Stock offered by this Prospectus are offered by the Underwriters subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of certificates representing the shares of Common Stock will be made at the offices of Lehman
Brothers Inc., New York, New York, on or about      , 1999.

                                 -------------

Lehman Brothers
                             Dain Rauscher Wessels
                    a division of Dain Rauscher Incorporated
                                                            Salomon Smith Barney

       , 1999

                             [LOGO OF TUT SYSTEMS]

                                Fast Copper(TM)

                        Sending data faster and farther

                                  HomeRun(R)

                  The first specification for home networking
                 Chosen by the Home Phoneline Network Alliance
                     Licensed by 3Com, AMD, AT&T Wireless,
 Compaq, Davicom, GlobeSpan, Intel, Lucent, Motorola, National Semiconductor,
                           Rockwell, TDK and others

                                Expresso GS(TM)

                         A compact, flexible platform
                  Supporting multiple xDSL speeds, distances
                               and applications

                               Expresso MDU(TM)

                 Combining HomeRun with the Expresso platform
                         for multi-tenant applications

                              ------------------

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              ------------------

  This Prospectus contains trademarks of the Company, including
"Expresso(TM)," "Expresso GS(TM)," "Expresso MDU(TM)," "HomeRun(R)," "FastCopper(TM)," "SmartWire(TM)" and "All-Rate DSL.(TM)" All rights reserved. All other trade names and trademarks appearing in this Prospectus are the property of their respective holders.

[Gate 1 -- Graphic depicting high-speed backbone network "cloud" with multiple
-----
 applications connected to it, labeled "Corporate Intranets", "Electronic Commerce", "Telecommuting" and "Internet", and connected to graphic depicting Private Copper Network labeled "Service Providers".]

Captions:

[THE LAST MILE-LOCAL LOOP]

[BEYOND THE LAST MILE-PRIVATE COPPER NETWORKS]

[SERVICE PROVIDERS:
------------------
 Tut's Expresso GS system is used by ITOCs, ISPs, and CLECs to provide high-speed data services over "last mile" telephone wires and is designed to accept all variations of xDSL service such as SDSL, ADSL, and others. Its 6.8 GBPS backplane facilitates future expandability and many years of service deployment.]

[Tut Systems--High-Speed Copper Wire Access Solutions for "The Last Mile" and
 Beyond...]

[Gate 2 -- Graphic depicting three types of Private Copper Networks, labeled
 ------
 "Corporate Campus", "Home Networking" and "Multiple Dwelling Unit (MDU)".]

Captions:

[CORPORATE CAMPUS
 ----------------
 Tut's XL product line extends Ethernet LANs across corporate and educational campuses from building to building, from floor to floor, at standard 10 Mbps speeds to distances of 1,500 feet - at lesser speeds up to 24,700 feet.]

[HOME NETWORKING
 ---------------
 The Company's HomeRun technology enables a cost-effective Ethernet LAN to be quickly implemented over the existing telephone wire found in a home. PCs, PC peripherals, and high-speed Internet access are easily shared across this "no new wires" LAN.]

[MULTIPLE DWELLING UNIT (MDU)
-------------- --------------
 Located in the basement of an apartment building, hotel or dormitory, Tut's Expresso MDU empowers every RJ-11 jack in the building with high-speed Internet access.

 Using Tut's innovative HomeRun technology, a secure LAN is brought to each living unit over existing telephone wires.]

                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Except as set forth in the Financial Statements and the Notes thereto or as otherwise indicated, all information in this Prospectus assumes: (i) the exercise of an outstanding warrant to purchase 666,836 shares of Preferred Stock held by Microsoft Corporation ("Microsoft") which will expire upon the closing of the offering if not exercised earlier; (ii) the automatic conversion of all outstanding shares of the Company's Preferred Stock into Common Stock upon the closing of this offering; (iii) the filing and effectiveness upon closing of this offering of the Company's Second Amended and Restated Certificate of Incorporation authorizing a class of undesignated preferred stock; and (iv) no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting."

                                  The Company

  Tut Systems designs, develops and markets advanced communications products which enable high-speed data access over the copper infrastructure of telephone companies, as well as the copper telephone wires in homes, businesses and other buildings. These products incorporate Tut's proprietary FastCopper technology in a cost-effective, scalable and easy to deploy solution to exploit the underutilized bandwidth of copper telephone wires. The Company's products include Expresso high bandwidth access multiplexers, associated modems and routers, XL Ethernet extension products and integrated network management software. The Company's HomeRun technology, an in home application of FastCopper, has been chosen as the initial specification for a home networking standard to be promoted by the Home Phoneline Network Alliance ("Home PNA"), a non-profit corporation formed to provide a forum for the creation of an open standard and specification for home networking products and services. The founding members of the Home PNA are 3Com Corporation ("3Com"), Advanced Micro Devices, Inc. ("AMD"), AT&T Wireless Services, Inc. ("AT&T Wireless"), Compaq Computer Corporation ("Compaq"), Epigram Inc., Intel Corporation ("Intel"), International Business Machines Corporation, Hewlett-Packard Company, Lucent Technologies Inc. ("Lucent"), Conexant Systems, Inc., formerly known as Rockwell Semiconductor Systems Inc. ("Rockwell") and Tut Systems.

  The Company's products and technologies cost-effectively meet high-speed bandwidth requirements for a variety of users:

  . Large corporations, universities and other institutions use the Company's XL products to extend Ethernet networks between separate buildings beyond conventional Ethernet distance limitations.

  . Independent telephone companies, Internet service providers and competitive local exchange carriers use the Company's Expresso GS systems to provide high-speed data access services, including Internet access, to business and residential customers over the existing local loop copper wire infrastructure. Expresso GS systems cost-effectively multiplex, or aggregate, these high-speed data access services onto higher bandwidth regional and national backbone networks.

  . Owners and operators of multiple dwelling units ("MDUs"), including real estate investment trusts ("REITs"), universities, hotels and independent landlords, can utilize the Company's Expresso MDU systems to deliver high-speed data access to their tenants over existing copper telephone wires within the premises.

  . Leading semiconductor, computer hardware and consumer electronics manufacturers, such as 3Com, AMD, AT&T Wireless, Compaq, Davicom Semiconductor, Inc., GlobeSpan Semiconductor Inc., Intel, Lucent, Motorola, Inc., National Semiconductor, Inc., Rockwell and TDK Semiconductor Corp., have licensed the Company's HomeRun technology to enable the development of HomeRun-compatible integrated circuits and consumer products, including PCs, peripherals, modems (56 Kbps, ISDN, xDSL, cable and wireless), Internet telephones and television-based web browsers.

  Tut Systems' objective is to be the leading provider of advanced communications products for high-speed data access that exploit the large existing infrastructures of copper telephone wires which lead into and reside within homes, businesses and other buildings. To achieve this objective, the Company intends to: (i) penetrate high growth markets with the Company's Expresso GS and Expresso MDU products; (ii) continue to develop innovative technology and systems enhancements using the Company's rapid product development capabilities and FastCopper technology; (iii) leverage the Company's HomeRun technology and strategic partnerships in the home networking market; (iv) participate in industry standards setting activities; and
(v) expand the Company's international presence.

  The Company shipped its first XL product in 1992, its first Expresso product in early 1997 and its first Expresso GS in the second quarter of 1998. The Company shipped its first Expresso MDU systems configured with HomeRun line cards in the third quarter of 1998, and configured with LongRun line cards in the fourth quarter of 1998.

  The Company's offices are located at 2495 Estand Way, Pleasant Hill, California 94523, and its telephone number is (925) 682-6510. The Company was incorporated in California in August 1983, began operations in August 1991 and reincorporated in Delaware in September 1998. Unless the context otherwise requires, the terms "Tut," "Tut Systems," and the "Company" refer to Tut Systems, Inc. Information contained on the Company's web site does not constitute part of this prospectus.

  For a discussion of certain risks related to the offering, see "Risk Factors" beginning on page 6.

                                  The Offering

 Common Stock offered by the Company..........   2,500,000 shares
 Common Stock to be outstanding after the of-
  fering......................................  10,966,767 shares(/1/)
 Use of Proceeds..............................  For general corporate purposes, including working capital and
                                                capital expenditures, enhancing
                                                research and development and
                                                attracting key personnel. In
                                                addition, $2,500,000 of the
                                                proceeds from the offering will
                                                be paid by the Company to a
                                                third party to purchase certain
                                                intellectual property
                                                previously subject to ongoing
                                                royalties. See "Use of
                                                Proceeds."
 Proposed Nasdaq National Market symbol.......  TUTS

--------
(1) Based on the number of shares outstanding as of December 31, 1998.
    Excludes: (i) an outstanding warrant to purchase 55,000 shares of Common Stock, (ii) 1,005,113 shares issuable upon exercise of stock options outstanding as of December 31, 1998 at a weighted average exercise price of $3.13 per share and (iii) 95,670 shares, 1,000,000 shares and 250,000 shares reserved for issuance under the Company's 1992 Stock Plan, 1998 Stock Plan and 1998 Employee Stock Purchase Plan, respectively. See "Management--Stock Plans", "Description of Capital Stock" and Notes 5, 12, 13 and 14 of Notes to Financial Statements included elsewhere in this Prospectus.

                         Summary Financial Information
                     (in thousands, except per share data)

                                                   Years Ended December 31,
                                                   ---------------------------
                                                    1996      1997      1998
                                                   -------  --------  --------
Statement of Operations Data:
Total revenues.................................... $ 4,454  $  6,221  $ 10,555
Gross margin......................................   2,256     2,993     4,746
Loss from operations..............................  (4,607)   (9,351)  (13,956)
Net loss..........................................  (4,427)   (9,157)  (13,747)
Dividend accretion on preferred stock.............   1,137     1,627     2,584
Net loss attributable to common stockholders...... $(5,564) $(10,784) $(16,331)
Pro forma net loss per share, basic and dilut-
 ed(/1/)..........................................                     $ (1.63)
Shares used in computing pro forma net loss per
 share, basic and
 diluted(/1/).....................................                       8,389

                                                December 31, 1998
                                     -----------------------------------------
                                      Actual   Pro forma(/2/) As Adjusted(/3/)
                                     --------  -------------- ----------------
                                                         (unaudited)
Balance Sheet Data:
Cash and cash equivalents........... $  4,452     $11,120         $42,295
Working capital.....................    7,173      13,841          45,016
Total deferred revenue..............    2,660       2,660           2,660
Long-term debt including current
 portion............................    4,262       4,262           4,262
Redeemable convertible preferred
 stock and warrant..................   45,995         --              --
Total stockholders' equity (defi-
 cit)...............................  (41,839)     10,824          44,499

--------
(1) See Note 2 of Notes to Financial Statements included elsewhere in this Prospectus.
(2) Pro forma to reflect the exercise of an outstanding warrant to purchase 667 shares of Preferred Stock held by Microsoft, which warrant will expire upon the closing of the offering if not exercised earlier, and the conversion upon the closing of the offering of all outstanding shares of Preferred Stock into 8,120 shares of Common Stock.
(3) As adjusted to reflect (2) and the application of the net proceeds from the sale of Common Stock offered by the Company hereby (assuming no exercise of the Underwriters' over-allotment option) and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus.

History of Losses; Accumulated Deficit; Uncertainty of Future Results

  The Company has incurred losses since it commenced operations in August 1991. The Company incurred net losses attributable to common stockholders of $5.6, $10.8 and $16.3 million in fiscal 1996, 1997 and 1998 respectively. As of December 31, 1998, the Company had an accumulated deficit of $44.4 million. To date, the Company has derived substantially all of its revenues from the sale of its XL products and has incurred substantial expenditures relating to the development of its HomeRun technology as well as the development, manufacturing start up and marketing of its Expresso products. The Company's ability to increase revenues or achieve profitability in the future will depend primarily on its ability to increase sales of its Expresso GS and Expresso MDU products in the service provider and multiple dwelling unit ("MDU") markets, respectively, reduce manufacturing costs and successfully introduce and sell enhanced versions of its existing products and new products. In particular, the success of the Company's Expresso MDU products will depend, in part, on the timely and widespread adoption of the Company's HomeRun technology as an embedded technology in integrated circuits and consumer products. The Company shipped its first Expresso MDU systems configured with HomeRun line cards in the third quarter of 1998, and configured with LongRun line cards in the fourth quarter of 1998. However, there can be no assurance that the Company will be able to successfully produce or market these or other new products in commercial quantities, complete product development when anticipated, increase sales or reduce the cost of goods sold in response to pricing and competitive pressures. There can also be no assurance that the Company will increase revenues or achieve profitability and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Fluctuations in Revenues and Operating Results

  The Company's revenues and operating results have fluctuated in the past and may fluctuate in the future as a result of several factors, some of which are outside of the Company's control. Factors which could cause the Company's revenues or operating results to fluctuate from period to period include: market acceptance of the Company's products, the timing or cancellation of orders from, or shipments to, existing and new customers, the timing of new product and service introductions by the Company, its customers, its partners or its competitors, lack of adequate distribution channels for the Company's products, variations in the Company's sales or distribution channels, variations in the mix of products offered by the Company, competitive pressures, including pricing pressures from the Company's partners and competitors, changes in the pricing policies of the Company's suppliers, the availability and cost of key components and the timing of personnel hiring. In addition, as a result of significant technical evaluations, which typically last 60 to 90 days, the sales cycle associated with the Company's newer products is typically lengthy. Because of the lengthy sales cycle and the potential large size of customers' orders, if orders forecasted for a specific customer for a particular quarter do not occur in that quarter, the Company's operating results for that quarter could be materially adversely affected.

  In recent periods, the Company has significantly increased and it intends to continue increasing certain of its operating expenditures, including its sales and marketing, research and development and general and administrative expenditures, as it begins to market its Expresso GS and Expresso MDU products, and it enhances its existing products and introduces new products to meet the growing bandwidth demands of its customers. There can be no assurance that the Company will generate a sufficient level of revenue to offset these expenditures or that the Company will be able to adjust spending in a timely manner to respond to any unanticipated decline in revenue. The Company's expenditures for sales and marketing, research and development, and general administrative functions are based in part on projections of future product revenues and, in the near term, are relatively fixed. The Company also anticipates that orders for its products may vary significantly from period to period. As a result, operating expenses and inventory levels in any given period could be disproportionately high. In some circumstances, customers may delay purchasing the Company's current products in favor of next-generation products, which could have a material adverse effect on the Company's business, financial condition and results of operation in any given period.

  The market for high-speed data access products and services has been characterized, and is likely to continue to be characterized by, erosion of average selling prices ("ASPs") due to a number of factors, including competition and rapid technological change. The Company anticipates that ASPs for its products will decrease over time due to competitive pressures and volume pricing agreements. Decreasing ASPs could cause the Company to experience decreased revenues despite an increase in the number of units sold. In particular, sales prices of some of the Company's XL products have decreased recently as a result of increased competition, and the Company expects this trend to continue in the near future. Further price reductions may be necessary to remain competitive. There can be no assurance that the Company will be able to sustain or improve its gross margins in the future, or that the Company will be able to offset future price declines with cost reductions. As a result, the Company may experience substantial period to period fluctuations in future operating results and declines in gross margin, each of which individually, or together with other factors, would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company recently began licensing its HomeRun technology to semiconductor, computer hardware and consumer electronics manufacturers for incorporation in integrated circuits and consumer products, including PCs, peripherals, modems, Internet telephones and television-based web browsers. Adoption of the HomeRun technology or sales of products containing the Company's HomeRun technology cannot be predicted and, therefore, there can be no assurance that significant license and royalty revenues will be forthcoming. In addition, certain of the Company's licensees may sell products based on the Company's technology to competitors or potential competitors of the Company. There can be no assurance that the Company's HomeRun technology will be successfully deployed on a widespread basis or that such licensing will not result in an erosion of the potential market for the Company's products.

  The occurrence of these or other factors could materially adversely affect the Company's business, financial condition and results of operations. As a result, the Company believes that period to period comparisons are not necessarily meaningful and should not be relied upon as indications of future performance. Fluctuations in the Company's revenues or operating results may cause volatility in the price of the Company's common stock. Further, it is likely that in some future quarter the Company's revenues or operating results will be below the expectations of public market analysts. In such event, the market price of the Company's common stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Unproven Commercial Acceptance of Certain of the Company's Products

  The Company's strategy involves developing high-speed data access products for several targeted applications, including campus, service provider and MDU applications. To date, the Company has sold a limited number of its Expresso GS and Expresso MDU products. Sales of the Company's XL products, which are used principally in corporate and educational campus applications, account for substantially all of the Company's revenues. For the year ended December 31, 1998, sales of the Company's XL products accounted for 65.9% of the Company's total revenues. Shipments of the Company's Expresso GS products began in May 1998, and the Company began shipping its Expresso MDU products incorporating the Company's HomeRun technology in the third quarter of 1998. The Company must devote a substantial amount of human and capital resources in order to achieve commercial acceptance of its Expresso GS and Expresso MDU products in the service provider and MDU markets, respectively. In addition, there can be no assurance that the Company will be able to simultaneously or effectively address evolving demands in these markets or that customers in any such markets will not purchase or otherwise choose to implement competing technologies or products.

  The success of the Company's products involves several risks and uncertainties, many of which are outside of the Company's control, including successful completion of product trials, the Company's ability to educate existing and potential customers and end users about the benefits of the Company's FastCopper technology, including HomeRun, and derivative products. The success of the Company's Expresso products will depend on the ability of its customers to market and sell high-speed data services to end users. There can be no assurance that any of these events will occur or that such events will result in a meaningful or sustainable level of market acceptance of the Company's products. Any material inability on the part of the Company to achieve market acceptance of its products would have a material adverse effect on the Company's business, financial condition and results of operations.

Risk of Competing Technologies; Dependence on Core Technology

  The market for high-speed data access products and services is characterized by several competing technologies, including fiber optic cables, coaxial cables, satellites and other wireless facilities, that offer competing solutions which provide fast access, high reliability and are cost-effective for certain users. Since all of the Company's products are based on the use of copper telephone wire, and since there are physical limits to the speed and distance over which data can be transmitted over this wire, the Company's products may not be a viable solution for customers requiring service at performance levels beyond the current limits of copper telephone wire. Commercial acceptance of any one of these competing solutions or any technological advancement or product introduction that provides faster access, greater reliability, increased cost-effectiveness or other advantages over technologies that utilize existing telephone copper wires could decrease the demand for the Company's products and reduce ASPs and gross margins associated with the Company's products. The occurrence of any one or more of these events could materially adversely affect the Company's business, financial condition and results of operations.

  The Company's FastCopper technology is used in its XL, Expresso, Expresso GS, Expresso MDU, HomeRun and LongRun products. Any defect or deficiency in the Company's FastCopper or other transmission technologies used by the Company could manifest itself in one or more of the Company's products and could reduce the functionality, effectiveness or marketability of the Company's products. Such defects or deficiencies could cause orders for the Company's products to be canceled or delayed, reduce revenues, or render the Company's products obsolete. In such event, the Company would be required to devote substantial financial and other resources for a significant period of time in order to develop new or additional technologies to support its products. There can be no assurance that the Company would be successful in developing such technologies in a timely manner, if at all, or that such technologies would be sufficient to allow the Company to remain competitive, or that such technologies would be capable of simultaneous deployment across the Company's products. Any of these events, individually or in the aggregate, could have a material adverse effect on the Company's business, financial condition and results of operations.

Uncertainty of Demand for High-Speed Data Access Services; Dependence on
Internet

  The Internet has recently begun to develop and is rapidly evolving. As a result, the market for high-speed data access is characterized by an increasing number of market entrants that have introduced or developed, or are in the process of introducing or developing, products and systems that provide access to on-line and other data services. Further, the commercial market for products designed for high-speed data access to the Internet has only recently begun to develop, and the Company's success will depend in large part on the increased use of the Internet and the need for high-speed access networks. Critical issues concerning the increased use of the Internet--including security, reliability, cost, ease of access and quality of service--remain unresolved and are likely to affect the development of the market for the Company's products. As a result, the future growth rate, if any, or the ultimate size of the markets for these products cannot be accurately predicted. If such markets fail to develop, or develop more slowly than expected, the Company's business, financial condition and results of operations would be materially adversely affected. See "Business--Industry Background."

Rapid Technological Change; Evolving Industry Standards

  The Company's future success will depend on its ability to develop, introduce and market enhancements to its existing products and to introduce new products in a timely manner to meet customer requirements. The markets for high-speed data access products are characterized by rapid technological developments, frequent enhancements to existing products and new product introductions, changes in end user requirements and evolving industry standards. The emerging nature of these products and services and their rapid evolution will require the Company to continually improve the performance, features and reliability of its products, particularly in response to competitive product offerings. There can be no assurance that the Company will be able to respond quickly and effectively to these developments. The introduction or market acceptance of products incorporating superior technologies or the emergence of alternative technologies and new industry standards could render the Company's existing products, as well as products currently under development, obsolete and unmarketable. In addition, the Company may have only a limited amount of time to penetrate certain markets, and there can be no assurance that the Company will be successful in achieving widespread acceptance of its products before competitors offer products and services similar or superior to the Company's products. Any failure by the Company to anticipate or respond on a cost-effective and timely basis to technological developments, changes in industry standards or end user requirements, or any significant delays in product development or introduction, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, any failure to release new products or to upgrade or enhance existing products on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Core Technologies and Products."

  The emergence of new industry standards, whether through adoption by official standards committees or widespread use by telephone companies or other service providers, could require the Company to redesign its products. If such standards become widespread and the Company's products are not in compliance, the Company's customers and potential customers may not purchase the Company's products, which would materially adversely affect its business, financial condition and results of operations. The rapid development of new standards increases the risk that competitors could develop products that would reduce the competitiveness of the Company's products. The failure of the Company to develop and introduce new products or enhancements directed at new industry standards could have a material adverse effect on its business, financial condition and results of operations.

Competition

  The markets for the Company's products are intensely competitive, continually evolving and subject to rapid technological change. The Company believes that it and its products face the following competitive factors: price, product features and enhancements (including improvements in product performance, reliability, size, compatibility and scalability), breadth of product lines, product ease of deployment, conformance to industry standards, sales and distribution capability and technical support and service. There can be no assurance that the Company will have the financial resources, technical expertise or marketing, manufacturing, distribution and support capabilities to compete successfully. The Company expects that competition in each of its markets will increase in the future. The Company's principal competitors include or are expected to include PairGain Technologies, Inc., Paradyne Corporation, Cisco Systems, Inc., Ascend Communications, Inc., Westell Technologies Inc. and a number of other public and private companies. Many of the Company's competitors and potential competitors have substantially greater name recognition and technical, financial and marketing resources than the Company. Such competitors may undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing new products than the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced will not materially adversely affect the Company's business, financial condition and results of operations. In addition, certain of the Company's licensees may sell products based on the Company's technology to competitors or potential competitors of the Company. Such competitors may cause an erosion in the potential market for the Company's products. This competition could result in price reductions, reduced profit margins and loss of market share, which would materially adversely affect the Company's business, financial condition and results of operations.

  Tut Systems also competes with technologies using alternative transmission media such as coaxial cable, wireless facilities and fiber optic cable. To the extent that telecommunications service providers choose to install fiber optic cable or other transmission media in the last mile, or to the extent that homes and businesses install other transmission media within buildings, the Company expects that demand for its copper telephone wire-based products will decline. These competitive pressures from alternative transmission technologies may further necessitate price reductions of the Company's existing and future products.

Dependence on Strategic Relationships

  The success of the Company is, and will be, dependent in part upon its strategic partnerships, including the Company's collaborative arrangement with leading semiconductor, computer hardware and consumer electronics manufacturers, through the Home Phoneline Network Alliance, and agreements with certain licensees of the Company's HomeRun technology. The members of the Home PNA are not obligated to license, sell or otherwise promote the Company's products or technologies. In particular successful or wide scale adoption of HomeRun technology is dependent on the development and marketing of HomeRun-enabled integrated circuits and consumer products, including PCs, peripherals, modems (56 Kbps, ISDN, xDSL, cable and wireless), Internet telephones and television-based web browsers, by such strategic partners. In addition, the success of the Company is, and will continue to be, dependent in part on a licensing and cooperative marketing agreement with Microsoft Corporation ("Microsoft").

  The amount and timing of resources which these strategic partners devote to these activities will not be within the control of the Company. There can be no assurance that strategic partners will perform their obligations as expected or that any revenue will be derived from strategic arrangements. If any of the Company's strategic partners breaches or terminates its agreement with the Company or otherwise fails to conduct its collaborative activities in a timely manner, the development, commercialization or marketing of the product which is the subject of the agreement may be delayed and the Company may be required to undertake unforeseen additional responsibilities or to devote additional resources to development, commercialization or marketing of its products. The inability to enter into strategic relationships or the failure of a strategic partner to perform its obligations could have a material adverse effect on the Company's business, financial condition and results of operations.

  There can be no assurance that the Company will be able to negotiate acceptable strategic agreements in the future, that the resulting relationships will be successful or that the Company will continue to maintain or develop strategic relationships or to replace strategic partners in the event any such relationships are terminated. The Company's failure to maintain any strategic relationship could materially and adversely affect the Company's business, financial condition and results of operations.

Dependence on Independent Distributors

  In 1997 and 1998, the Company derived approximately 26% and 18% respectively of its revenues from the combined sales to Tech Data Corporation ("Tech Data") and Merisel, Inc. ("Merisel"), two independent distributors of the Company's products. These independent distributors are not contractually bound to purchase the Company's products and therefore could discontinue carrying the Company's products at any time in favor of competitive products or for any other reason. In addition, the Company remains subject to the risk of product returns from these distributors and other customers. The Company expects that the sale of its products to a limited number of distributors and value-added resellers, including Tech Data and Merisel, may continue to account for a substantial percentage of revenues for the foreseeable future. Any reduction, delay or loss of orders from Tech Data or Merisel could have a material adverse effect on the Company's revenues and on its business, financial condition and results of operations.

Dependence on Contract Manufacturers

  The Company does not manufacture any of its products, but instead relies on contract manufacturers to assemble, test and package the Company's products. Any interruption in the operations of one or more of these contract manufacturers would adversely affect the Company's ability to meet its scheduled product deliveries to customers. In addition, as the Company makes enhancements to its existing products and introduces new products, there can be no assurance that these manufacturers will be able to meet the technological or delivery requirements for such products. These contract manufacturers have had only limited experience manufacturing the Company's Expresso products. In addition, the Company's inability to accurately forecast the actual demand for its products could result in supply, manufacturing or testing capacity constraints. Such constraints could result in delays in the delivery of the Company's products or the loss of existing or potential customers, either of which could have a material adverse effect on the Company's business, operating results or financial condition. There can be no assurance that the Company or any third party manufacturer will be successful in manufacturing the Company's products in commercial quantities or in sufficient volumes to meet anticipated demand.

  Substantially all of the Company's products are assembled and tested by the Company's contract manufacturers. Although the Company performs random spot testing on manufactured products, the Company relies on its contract manufacturers for assembly and primary testing of its products. Any product shortages or quality assurance problems could increase the costs of manufacture, assembly or testing of the Company's products and could have a material adverse effect on the Company's business, financial condition or results of operation.

Dependence on Sole Source Suppliers

  The Company currently procures all of its raw materials from outside suppliers through its contract manufacturers and AMS, Inc. In procuring components, the Company, AMS, Inc. and the Company's contract manufacturers rely on some suppliers that are the sole source of those components. For example, all of the field programmable gate array supplies used in the Company's products are purchased from Xilinx, Inc. In addition, ACT Networks, Inc. is the sole supplier of a bridge router component used in certain of the Company's XL and Expresso products. The Company's Expresso products are also dependent on various sole source offerings from Metalink US Inc., Motorola, Inc., Osicom Technologies, Inc., RELTEC Corporation, SaRonix, and Wind River Systems, Inc. The Company enters into purchase orders with its suppliers for materials based on forecasts, but has no guaranteed supply arrangements with these suppliers. Any extended interruption in the supply of any of the key components currently obtained from a single or limited source could affect the Company's ability to meet its scheduled product deliveries to customers, and thus have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that, as the Company's demand for such parts and supplies increase, the Company or its manufacturers will be able to obtain such parts and supplies in a timely manner in the future. In addition, financial or other difficulties facing such suppliers or significant worldwide demand for such components could adversely affect the availability of such components. If the Company or its manufacturers were unable to obtain a sufficient supply of components from their current sources, the Company could experience difficulties in obtaining alternative sources or in altering product designs to use alternative components. Resulting delays or reductions in product shipments could damage customer relationships and could adversely affect the Company's business, financial condition or results of operations. Further, the Company may also be subject to increases in component costs, which could also have a material adverse effect on its gross margin or results of operations.

Management of Growth

  The Company's growth has placed, and in the future may continue to place, a significant strain on the Company's engineering, managerial, administrative, operational, financial and marketing resources, and increased demands on its systems and controls. To exploit the market for its products, the Company must develop new and enhanced products while managing anticipated growth in sales by implementing effective planning and operating processes. To manage its anticipated growth, the Company must, among other things, continue to implement and improve its operational, financial and management information systems, hire and train additional qualified personnel, continue to expand and upgrade core technologies and effectively manage multiple relationships with various customers, suppliers and other third parties. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company's management will be able to achieve the rapid execution necessary to exploit fully the market for the Company's products or systems. Any failure of the Company to manage its growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Risks of Doing Business in International Markets

  Sales to customers outside of the United States accounted for approximately 15.8% and 18.5% of revenues in 1997 and 1998, respectively. The Company expects sales to customers outside of the United States to increase in the future. International sales are subject to a number of risks, including changes in foreign government regulations and communications standards, export license requirements, tariffs and taxes, other trade barriers, difficulty in collecting accounts receivable, difficulty in managing foreign operations, and political and economic instability. To the extent the Company's customers may be impacted by currency devaluations or general economic crises such as the economic crisis currently affecting many Asian economies, the ability of such customers to purchase the Company's products could be materially adversely affected. Payment cycles for international customers are typically longer than those for customers in the United States. There also can be no assurance that foreign markets for the Company's products will not develop more slowly than currently anticipated. In addition, if the relative value of the U.S. dollar in comparison to the currency of the Company's foreign customers should increase, the resulting effective price increase of the Company's products to such foreign customers could result in decreased sales, which could have a material adverse effect on the Company's business, financial condition or results of operations.

  The Company anticipates that its foreign sales will generally be invoiced in U.S. dollars and, accordingly, the Company currently does not plan to engage in foreign currency hedging transactions. However, as the Company expands its current international operations, it may allow payment in foreign currencies and exposure to losses in foreign currency transactions may increase. The Company may choose to limit such exposure through the purchase of forward foreign exchange contracts or other hedging strategies. There can be no assurance that any currency hedging strategy would be successful in avoiding exchange related losses. See "Business--Customers and Markets."

Dependence on Proprietary Technology; Protection of Intellectual Property
Rights

  The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company relies on a combination of patent, copyright and trade secret laws and nondisclosure agreements to protect its proprietary technology. The Company currently holds 12 United States patents and has 12 United States patent applications pending. There can be no assurance that patents will be issued with respect to pending or future patent applications or that the Company's patents will be upheld as valid or will prevent the development of competitive products. The Company seeks to protect its intellectual property rights by limiting access to the distribution of its software, documentation and other proprietary information. In addition, the Company enters into confidentiality agreements with its employees and certain customers, vendors and strategic partners. There can be no assurance that the steps taken by the Company in this regard will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. The Company is also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. In this regard, there can be no assurance that third parties will not assert infringement claims in the future with respect to the Company's current or future products or that any such claims will not require the Company to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms. On July 31, 1998, the Company entered into an agreement to purchase certain intellectual property previously subject to ongoing royalties for a total of $2.5 million to be paid upon consummation of the offering. This agreement was extended on December 23, 1998 in consideration for the assignment by the Company of two of its pending patent applications.

Regulation of the Communications Industry; Other Regulatory Approvals or Certifications

  The Company and its customers are subject to varying degrees of federal, state and local regulation. The jurisdiction of the Federal Communications Commission ("FCC") extends to the communications industry, including products such as those sold by the Company. The FCC has promulgated regulations that, among other things, set installation and equipment standards for communications systems. There can be no assurance that future regulations adopted by the FCC or other regulatory bodies will not have a material adverse effect on the Company. Further, regulation of the Company's customers may adversely impact the Company's business, operating results and financial condition. For example, FCC regulatory policies affecting the availability of data and Internet services and other terms on which telecommunications companies conduct their business, may impede the Company's penetration of certain markets. Changes in, or the failure by the Company to comply with, applicable domestic and international regulations could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the increasing demand for communications systems has exerted pressure on regulatory bodies worldwide to adopt new standards for such products and services, generally following extensive investigation of and deliberation over competing technologies. The delays inherent in this governmental approval process may cause the cancellation, postponement or rescheduling of the installation of communications systems by the Company's customers, which in turn may have a material adverse effect on the sale of products by the Company to such customers.

  In the United States, in addition to complying with FCC regulations, the Company's products are required to meet certain safety requirements. For example, the Company is required to have certain of its products certified by Underwriters Laboratory in order to meet federal requirements relating to electrical appliances to be used inside the home, and certain products must be Network Equipment Building Standard ("NEBS") certified before they may be deployed by certain customers. Outside of the United States, the Company's products are subject to the regulatory requirements of each country in which the products are manufactured or sold. These requirements are likely to vary widely, and there can be no assurance that the Company will be able to obtain on a timely basis or at all such regulatory approvals as may be required for the manufacture, marketing and sale of its products. Any delay in or failure to obtain such approvals could have a material adverse effect on the Company's business, financial condition or results of operations.

Ability to Provide Customer Support

  The Company's ability to achieve its planned sales growth and retain current and future customers will depend in part upon the quality of its customer support operations. The Company's customers generally require significant support and training with respect to the Company's products, particularly in the initial deployment and implementation stage. The Company has limited experience with widespread deployment of its products to a diverse customer base, and there can be no assurance that it will have adequate personnel to provide the levels of support that its customers may require during initial product deployment or on an ongoing basis. In addition, the Company relies on a third party for a substantial portion of its customer support functions. An inability to provide sufficient support to its customers could delay or prevent the successful deployment of the Company's products. Failure to provide adequate support could have an adverse impact on the Company's reputation and relationship with its customers, could prevent the Company from gaining new customers and could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Marketing, Sales and Customer Support."

Dependence on Key Personnel

  The success of the Company is dependent in part on Matthew Taylor, the Company's Chairman of the Board and Chief Technical Officer, and Salvatore D'Auria, the Company's President and Chief Executive Officer, and on other key management and technical personnel, the loss of one or more of whom could adversely affect the Company's business. The Company does not have employment contracts with any of its executive officers and the Company only maintains a "key person" life insurance policy on Matthew Taylor. The Company believes that its future success will depend in large part upon its continued ability to attract, retain and motivate highly skilled employees, who are in great demand. There can be no assurance that the Company will be able to do so.

Risks Associated with Year 2000 Problem

  In less than one year, computer systems and/or software used by many companies may need to be upgraded to accept four digit entries to distinguish 21st century dates from 20th century dates. As is the case with most other companies using computers in their operations, the Company recognizes the need to ensure that its operations will not be adversely impacted by software and/or system failures related to such "Year 2000" noncompliance. Within the past twelve months, the Company has been upgrading components of its own internal computer and related information and operational systems and continues to assess the need for further system redesign and believes it is taking the appropriate steps to ensure Year 2000 compliance. Based on information currently available, the Company believes that the costs associated with Year 2000 compliance, and the consequences of incomplete or untimely resolution of the Year 2000 problem, will not have a material adverse effect on the Company's business, financial condition and results of operations in any given year. However, even if the internal systems of the Company are not materially affected by the Year 2000 problem, the Company's business, financial condition and results of operations could be materially adversely affected through disruption in the operation of the enterprises with which the Company interacts. There can be no assurance that third party computer products used by the Company are Year 2000 compliant. Further, even though the Company believes that its current products are Year 2000 compliant, there can be no assurance that under actual conditions such products will perform as expected or that future products will be Year 2000 compliant. Any failure of the Company's products to be Year 2000 compliant could result in the loss of or delay in market acceptance of the Company's products and services, increased service and warranty costs to the Company or payment by the Company of compensatory or other damages which could have a material adverse effect on the Company's business, financial condition and results of operations.

No Prior Public Trading Market

  Prior to this offering, there has been no public market for the Common Stock offered hereby, and there can be no assurance that an active trading market will develop or, if one does develop, that it will be maintained. The initial public offering price, which will be established by negotiations between the Company and the Underwriters, may not be indicative of the market price of the shares of Common Stock after the offering. See "Underwriters."

Possible Volatility of Stock Price

  Equity markets, particularly the market for high-technology companies, recently have experienced significant price and volume fluctuations that are unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the market price of the Common Stock offered hereby. In addition, the market price of the shares of common stock is likely to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations, new products or new services by the Company or by its partners, competitors or customers or its competitors developments with respect to patents or proprietary rights, announcement of litigation by or against the Company, changes in stock market analyst recommendations regarding the Company or its competitors, and general market conditions may have a significant effect on the market price of the Company's Common Stock.

Certain Anti-Takeover Provisions

  Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions provide for a classified board of directors, eliminate cumulative voting in the election of directors and restrict the Company's stockholders from acting by written consent. In addition, upon completion of this offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of preferred stock. The Company's Bylaws and indemnification agreements provide that the Company will indemnify officers and directors against losses they may incur in legal proceedings resulting from their service to the Company. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company.

Management's Broad Discretion Over Use Of Proceeds of the Offering

  The Company currently has no specific plans for a significant portion of the net proceeds of this offering. Consequently, the Company's management will have the discretion to allocate the net proceeds to uses that stockholders may not deem desirable, and there can be no assurance that the net proceeds can or will be invested to yield a significant return. Substantially all of the proceeds of the offering will be invested in short term, interest-bearing, investment grade securities for an indefinite period of time. See "Use of Proceeds."

Shares Eligible for Future Sale

  Sales of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could materially and adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Upon the closing of the offering and based on shares, options and warrants outstanding at December 31, 1998, the Company will have outstanding 10,966,767 shares of Common Stock, 11,341,767 shares if the Underwriters' over-allotment option is exercised. Of these shares, the 2,500,000 shares sold by the Company in the offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company as that term is defined in Rule 144 of the Securities Act (the "Affiliates"). The remaining 8,466,767 shares of Common Stock held by existing shareholders, 384,560 shares subject to outstanding vested options and 55,000 shares of Common Stock subject to an outstanding warrant will be "restricted securities" as that term is defined in Rule 144 of the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act. Other than the shares offered hereby (i) except for 25,000 shares which are immediately saleable, no other shares, except in certain limited exceptions, will be eligible for sale prior to 180 days after the date of this Prospectus without the prior written consent of Lehman Brothers Inc., and (ii) 7,774,931 shares and 384,560 shares issuable upon exercise of outstanding vested options will be eligible for sale 180 days after the date of this Prospectus upon expiration of the lock-up agreements with Lehman Brothers Inc. All officers and directors, and the overwhelming majority of stockholders and option holders, have agreed not to sell or otherwise dispose of any shares of Common Stock, for a period of 180 days after the date of this Prospectus (the "Lock-up Period"), without the prior written consent of the representative of the Underwriters. Prior to the expiration of the Lock-up Period, the Company intends to file a registration statement on Form S-8 which will permit the resale in the public market of shares so registered, subject to compliance with Rule 144 in the case of Affiliates of the Company. See "Shares Eligible for Future Sale."

Immediate and Substantial Dilution

  Purchasers of the Common Stock offered hereby will suffer an immediate and substantial dilution of $10.94 per share in the net tangible book value of the Common Stock from the assumed initial public offering price of $15.00 per share. To the extent outstanding options are exercised, there will be further dilution. See "Dilution."

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus includes "forward-looking statements" including statements containing the words "believes," "anticipates," "expects" and words of similar import. All statements other than statements of historical fact included in this Prospectus, including without limitation, such statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and located elsewhere herein, regarding the Company or any of the transactions described herein, including the timing, financing, strategies and effects of such transactions, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from expectations are disclosed in this Prospectus, including, without limitation, in conjunction with the forward-looking statements in this Prospectus and/or under "Risk Factors." The Company does not intend to update these forward-looking statements.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock being offered by the Company hereby are estimated to be approximately $33,675,000 ($38,906,250 if the Underwriters' over-allotment option is exercised in full), assuming the shares offered hereby are sold at a public offering price of $15.00 per share and after deduction of the estimated underwriting discount and estimated offering expenses. The Company expects to use the net proceeds of this offering for general corporate purposes, including working capital and capital expenditures, enhancing research and development and attracting key personnel. In addition, $2,500,000 of the proceeds from the offering will be paid by the Company to a third party to purchase certain intellectual property previously subject to ongoing royalties. Pending use of such net proceeds for the foregoing purposes, the Company intends to invest such net proceeds in investment grade interest bearing marketable securities.

                                DIVIDEND POLICY

  The Company has not paid dividends in the past and the Company intends to retain earnings, if any, and will not pay cash dividends in the foreseeable future. The Company's loan and security agreement with a commercial bank prohibits the payment of dividends. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements, general business conditions and such other factors as the Board of Directors may deem relevant.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of December 31, 1998: (i) on an actual basis; (ii) on a pro forma basis; and
(iii) on an as adjusted basis. This table should be read in conjunction with the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                    December 31, 1998
                                          --------------------------------------
                                                     (in thousands)
                                                                        As
                                           Actual   Pro forma(/2/) Adjusted(/3/)
                                          --------  -------------- -------------
                                                            (unaudited)
Long-term debt, net of current portion..  $  4,262     $  4,262      $  4,262
Redeemable convertible preferred stock,
 $0.001 par value:
  Authorized 7,531,320 shares; Issued
   and outstanding 6,354,786 shares (ac-
   tual); no shares (pro forma and as
   adjusted)............................    43,895          --            --
Redeemable convertible preferred stock
 warrant................................     2,100          --            --
Stockholders' equity (deficit):
  Convertible preferred stock, $0.001
   par value:
    Authorized 1,339,020 shares; Issued
     and outstanding 1,097,928 shares
     (actual); no shares (pro forma and
     as adjusted).......................     1,567          --            --
  Common stock, $0.001 par value:
    Authorized 100,000,000 shares; Is-
     sued and outstanding 347,217 shares
     (actual); 8,466,767 shares (pro
     forma); 10,966,767 shares (as ad-
     justed)(1).........................       --             8            11
Additional paid in capital..............     2,455       56,677        90,349
Deferred compensation...................    (1,427)      (1,427)       (1,427)
Accumulated deficit.....................   (44,434)     (44,434)      (44,434)
                                          --------     --------      --------
Total stockholders' equity (deficit)....   (41,839)      10,824        44,499
                                          --------     --------      --------
Total capitalization....................  $  8,418     $ 15,086      $ 48,761
                                          ========     ========      ========

--------
(1) Excludes: (i) an outstanding warrant to purchase 55,000 shares of Common Stock; (ii) 1,005,113 shares issuable upon exercise of stock options outstanding as of December 31, 1998 at a weighted average exercise price of $3.13 per share; (ii) 95,670, 1,000,000 and 250,000 shares reserved for issuance pursuant to the 1992 Stock Plan, 1998 Stock Plan and 1998 Employee Stock Purchase Plan, respectively. See "Management--Stock Plans," "Description of Capital Stock--Options" and Note 14 of Notes to Financial Statements.
(2) Pro forma to reflect the exercise of an outstanding warrant to purchase 666,836 shares of Preferred Stock held by Microsoft, which warrant will expire upon the closing of the offering if not exercised earlier, and the conversion upon the closing of the offering of all outstanding shares of Preferred Stock into 8,119,550 shares of Common Stock.
(3) As adjusted to reflect (2) and the application of the net proceeds from the sale of Common Stock offered by the Company hereby (assuming no exercise of the Underwriters' over-allotment option and assuming an offering price of $15.00 per share) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                   DILUTION

  Pro forma net tangible book value per share represents total assets less total liabilities, divided by the number of shares outstanding as of December 31, 1998 (assuming the exercise of the outstanding warrant and conversion into Common Stock of all of the Company's outstanding shares of Preferred Stock). The Company's pro forma net tangible book value at December 31, 1998 was approximately $10,824,000 or approximately $1.28 per share. Without taking into account any changes in such net tangible book value per share after December 31, 1998, other than to give effect to the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $15.00 per share and the receipt of the net proceeds of such sale, the pro forma net tangible book value at December 31, 1998 would have been approximately $44,499,000 or approximately $4.06 per share. This represents an immediate increase in net tangible book value per share of $2.78 to existing stockholders and an immediate dilution of $10.94 per share to new investors. The following table sets forth this per share dilution:

   Assumed initial public offering price per share...............       $15.00
     Pro forma net tangible book value per share as of December
      31, 1998................................................... $1.28
     Increase per share attributable to new investors............  2.78
                                                                  -----
   Pro forma net tangible book value per share after the Offer-
    ing..........................................................         4.06
                                                                        ------
   Dilution per share to new investors...........................       $10.94
                                                                        ======

  The following table summarizes, on a pro forma basis as of December 31, 1998, the differences between existing stockholders and new investors with respect to the total number of shares of Common Stock and Preferred Stock (all of which Preferred Stock will be converted into Common Stock upon the closing of the Offering) purchased from the Company, the total consideration paid and the average price per share paid (assuming the sale of 2,500,000 shares of Common Stock at an initial public offering price of $15.00 per share).

                                 Shares Purchased  Total Consideration  Average
                                ------------------ ------------------- Price Per
                                  Number   Percent   Amount    Percent   Share
                                ---------- ------- ----------- ------- ---------
   Existing stockholders.......  8,466,767    77%  $45,779,000    55%   $ 5.41
   New investors...............  2,500,000    23    37,500,000    45     15.00
                                ----------   ---   -----------   ---
     Total..................... 10,966,767   100%  $83,296,000   100%   $ 7.60
                                ==========   ===   ===========   ===

  The above calculations do not give effect to the exercise of outstanding options to purchase 1,005,113 shares of Common Stock at a weighted average exercise price of $3.13 per share outstanding on December 31, 1998. To the extent that these options become exercisable or are exercised, there will be further dilution to new investors. See "Risk Factors--Immediate and Substantial Dilution," "Management--Stock Plans" and "Description of Capital Stock--Options."

                            SELECTED FINANCIAL DATA

  The selected financial data set forth below for the Company as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 are derived from the financial statements of the Company that have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this Prospectus. The selected financial data set forth below for the Company as of December 31, 1994, 1995 and 1996 and for each of the two years in the period ended December 31, 1995 are derived from the audited financial statements not included elsewhere herein. The data set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Financial Statements and related Notes thereto included in this Prospectus.

                                          Years Ended December 31,
                                  ---------------------------------------------
                                   1994     1995     1996      1997      1998
                                  -------  -------  -------  --------  --------
                                    (in thousands, except per share data)
Statement of Operations Data:
Total revenues..................  $ 3,690  $ 3,445  $ 4,454  $  6,221  $ 10,555
Total cost of goods sold........    2,679    1,688    2,198     3,228     5,809
                                  -------  -------  -------  --------  --------
 Gross margin...................    1,011    1,757    2,256     2,993     4,746
                                  -------  -------  -------  --------  --------
Operating expenses:
 Sales and marketing............    3,361    2,645    3,068     5,147     8,462
 Research and development.......      595      993    2,012     3,562     6,200
 General and administrative.....    1,269    1,562    1,783     2,375     2,807
 Noncash compensation expense...      --       --       --      1,260     1,233
                                  -------  -------  -------  --------  --------
 Total operating expenses.......    5,225    5,200    6,863    12,344    18,702
                                  -------  -------  -------  --------  --------
 Loss from operations...........   (4,214)  (3,443)  (4,607)   (9,351) (13,956)
Other income (expense), net.....       15       54      181       195       210
                                  -------  -------  -------  --------  --------
 Loss before income taxes.......   (4,199)  (3,389)  (4,426)   (9,156) (13,746)
Income tax expense..............        1        1        1         1         1
                                  -------  -------  -------  --------  --------
 Net loss.......................   (4,200)  (3,390)  (4,427)   (9,157) (13,747)
Dividend accretion on preferred
 stock..........................      344      694    1,137     1,627     2,584
                                  -------  -------  -------  --------  --------
Net loss attributable to common
 stockholders...................  $(4,544) $(4,084) $(5,564) $(10,784) $(16,331)
                                  =======  =======  =======  ========  ========
Net loss per share attributable
 to common stockholders, basic
 and diluted....................  $(54.13) $(32.56) $(37.51) $ (59.36) $ (60.62)
                                  =======  =======  =======  ========  ========
Shares used in computing net
 loss per share attributable to
 common stockholders, basic and
 diluted........................       84      125      148       182       269
                                  =======  =======  =======  ========  ========
Pro forma net loss per share,
 basic and diluted(/1/).........                                       $  (1.63)
                                                                       ========
Shares used in computing pro
 forma net loss per share, basic
 and diluted(/1/)...............                                          8,389
                                                                       ========

                                    December 31,                           December 31, 1998
                         -------------------------------------  -----------------------------------------
                          1994      1995      1996      1997     Actual   Pro Forma(/2/) As Adjusted(/3/)
                         -------  --------  --------  --------  --------  -------------- ----------------
Balance Sheet Data (in
thousands):                                                                         (unaudited)
Cash, cash equivalents
 and short-term
 investments............ $   240  $  1,531  $  8,950  $ 10,285  $  4,452     $ 11,120        $ 42,295
Working capital (defi-
 cit)...................    (714)    1,771     8,357    11,066     7,173       13,841          45,016
Total assets............   2,103     3,198    10,689    15,168    15,257       21,925          55,600
Redeemable convertible
 preferred stock and
 warrant................   5,676    12,381    24,684    38,871    45,995          --              --
Long-term debt, net of
 current portion........       9        55       190       140     4,262        4,262           4,262
Accumulated deficit.....  (7,671)  (11,755)  (17,319)  (28,103)  (44,434)     (44,434)        (44,434)
Total stockholders' eq-
 uity (deficit).........  (6,065)  (10,137)  (15,694)  (26,444)  (41,839)      10,824          44,499

-------
(1) See Note 2 of Notes to Financial Statements included elsewhere in this Prospectus.
(2) Pro forma to reflect the exercise of an outstanding warrant to purchase 666,836 shares of Preferred Stock held by Microsoft, which warrant will expire upon the closing of the offering if not exercised earlier, and the conversion upon the closing of the offering of all outstanding shares of Preferred Stock into 8,119,550 shares of Common Stock.
(3) As adjusted to reflect (2) above and the application of the net proceeds from the sale of Common Stock offered by the Company hereby (assuming no exercise of the Underwriters' over-allotment option) and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward- looking statements. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus. See "Risk Factors."

Overview

  Tut Systems designs, develops and markets advanced communications products which enable high-speed data access over the copper infrastructure of telephone companies, as well as the copper telephone wires in homes, businesses and other buildings. The Company's Expresso and XL products include high-bandwidth access multiplexers, associated modems and routers, Ethernet extension products and integrated network management software.

  The Company commenced operations in August 1991. To date, substantially all of the Company's revenues have been derived from sales of its XL Ethernet LAN extension products to the corporate and campus markets. In early 1997, the Company introduced the first products in its Expresso product line. These products were aimed at the service provider markets. By the end of 1997, approximately 100 Expresso systems had been shipped for trials or purchase to independent telephone companies, Internet service providers and corporate and campus users. During the quarter ended June 30, 1998, the Company initiated several trials and commenced selling its Expresso GS system. During the quarter ended September 30, 1998, the Company initiated several trials and commenced selling its Expresso MDU system which incorporates HomeRun technology and is designed for apartment complexes, hotels, college dormitories and military complexes. To facilitate the commercial acceptance of HomeRun technology and its acceptance as a home networking standard, the Company has entered into strategic alliances and several licensing agreements whereby the Company's HomeRun technology is expected to be incorporated into integrated circuits and consumer products, including PCs, peripherals, modems (56 Kbps, ISDN, xDSL, cable and wireless), Internet telephones and television-based web browsers. During the quarter ended March 31, 1998, the Company began licensing its HomeRun technology to certain leading semiconductor, computer hardware and consumer electronics manufacturers.

  The Company generates revenues primarily from the sale of products and, to a lesser extent, through the licensing of HomeRun technology. The Company generally recognizes revenues from product sales upon shipment. Estimated sales returns and warranty costs, based on historical experience by product, are recorded at the time revenues are recognized. License and royalty revenues consist of non-refundable up-front license fees, some of which may offset initial royalty payments, and royalties. Currently, license and royalty revenues are comprised entirely of non-refundable license fees paid in advance. Such revenues are recognized ratably over the period during which post-contract customer support is expected to be provided or upon delivery and transfer of agreed upon technical specifications in contracts where essentially no further support obligations exist. Future license and royalty revenues are expected to consist primarily of royalties based on products sold by the Company's licensees. The Company does not expect that such license and royalty revenues will constitute a substantial portion of the Company's revenues in future periods.

  Sales prices of some of the Company's XL products have decreased recently as a result of increased competition. Further price reductions may be necessary to remain competitive. Although the Company has been able to offset most price declines with reductions in its manufacturing costs, there can be no assurance that the Company will be able to offset further price declines with cost reductions. In addition, certain of the Company's licensees may sell products based on the Company's technology to competitors or potential competitors of the Company. There can be no assurance that the Company's HomeRun technology will be successfully deployed on a widespread basis or that such licensing will not result in an erosion of the potential market for the Company's products. See "Risk Factors."

  Sales to customers outside of the United States accounted for approximately 15.8% and 18.5% of revenues in 1997 and 1998, respectively, and the Company expects sales to customers outside of the United States to increase in the future. To date, substantially all sales have been denominated in U.S. dollars.

  Tut Systems expects to continue to evaluate product line expansion and new product opportunities, engage in extensive research, development and engineering activities and focus on cost-effective design of its products. Accordingly, the Company will continue to make significant expenditures on sales and marketing and research and development activities.

  The Company has generated net operating losses to date and, as of December 31, 1998, had an accumulated deficit of $44.4 million. The ability of the Company to generate income from operations will be primarily dependent on increases in sales volume, reductions in certain manufacturing costs and the growth of high-speed data access solutions in the service provider and MDU markets. In view of the Company's limited history of product revenues from new markets, reliance on growth in deployment of high-speed data access solutions and the unpredictability of orders and subsequent revenues, the Company believes that period to period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. Failure to generate significant revenues from new products, whether due to lack of market acceptance, competition, technological change or otherwise, or the inability to reduce manufacturing costs, will have a material adverse effect on the Company's business, financial condition and results of operations.

  In less than one year, computer systems and/or software used by many companies may need to be upgraded to accept four digit entries to distinguish 21st century dates from 20th century dates. As is the case with most other companies using computers in their operations, the Company recognizes the need to ensure that its operations will not be adversely impacted by software and/or system failures related to such "Year 2000" noncompliance. Within the past twelve months, the Company has been upgrading components of its own internal computer and related information and operational systems and continues to assess the need for further system redesign and believes it is taking the appropriate steps to ensure Year 2000 compliance. Based on information currently available, the Company believes that the costs associated with Year 2000 compliance, and the consequences of incomplete or untimely resolution of the Year 2000 problem, will not have a material adverse effect on the Company's business, financial condition and results of operations in any given year. However, even if the internal systems of the Company are not materially affected by the Year 2000 problem, the Company's business, financial condition and results of operations could be materially adversely affected through disruption in the operation of the enterprises with which the Company interacts. There can be no assurance that third party computer products used by the Company are Year 2000 compliant. Further, even though the Company believes that its current products are Year 2000 compliant, there can be no assurance that under actual conditions such products will perform as expected or that future products will by Year 2000 compliant. Any failure of the Company's products to be Year 2000 compliant could result in the loss of or delay in market acceptance of the Company's products and services, increased service and warranty costs to the Company or payment by the Company of compensatory or other damages which could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company has experienced and expects to continue to experience, fluctuations in its operating results on a quarterly and an annual basis. Historically, the Company's quarterly and annual revenues have been and are expected to be unpredictable due to a number of factors including: long sales cycles for certain products; competitive pricing pressures; promotional pricing, service, marketing or other terms offered to customers; accuracy of customer forecasts and end-user demand; personnel changes; quality control of products sold; and regulatory changes or delays in obtaining required regulatory approvals; the size and timing of customer orders and subsequent shipments; customer order deferrals in anticipation of new products or technologies; timing of product introductions or enhancements by the Company or its competitors; market acceptance of new products; technological changes in the communications equipment industry; changes in the Company's operating expenses; customers' capital spending; delays of orders by customers; customers' delay in or failure to pay accounts receivable; and general economic conditions. Finally, the industry in which the Company competes has been characterized by declining prices as a result of increased competition. There can be no assurance that the

Company will be able to offset any future price declines with cost reductions. See "Risk Factors--Fluctuations in Revenues and Operating Results."

Results of Operations

  The following table sets forth certain items from the Company's statements of operations as a percentage of total revenues for the period indicated:

                                                          Years Ended
                                                          December 31,
                                                      ------------------------
                                                       1996     1997     1998
                                                      ------   ------   ------
Total revenues.......................................  100.0%   100.0%   100.0%
Total cost of goods sold.............................   49.3     51.9     55.0
                                                      ------   ------   ------
  Gross margin.......................................   50.7     48.1     45.0
Operating expenses:
  Sales and marketing................................   68.9     82.7     80.2
  Research and development...........................   45.2     57.3     58.7
  General and administrative.........................   40.0     38.2     26.6
  Noncash compensation expense.......................    --      20.2     11.7
                                                      ------   ------   ------
    Total operating expenses.........................  154.1    198.4    177.2
                                                      ------   ------   ------
  Loss from operations............................... (103.4)  (150.3)  (133.2)
Other income (expense), net..........................    4.0      3.1      2.0
                                                      ------   ------   ------
  Loss before income taxes...........................  (99.4)  (147.2)  (130.2)
Income tax expense...................................    0.0      0.0      0.0
                                                      ------   ------   ------
  Net loss...........................................  (99.4)% (147.2)% (130.2)%
                                                      ======   ======   ======

 Years Ended December 31, 1998, 1997, and 1996

  Revenues. The Company generates revenues primarily from the sale of products and, to a lesser extent, through the licensing of HomeRun technology. The Company's total revenues increased to $10.6 million for the year ended December 31, 1998 from $6.2 million for the year ended December 31, 1997 and from $4.5 million for the year ended December 31, 1996. The increase in 1998 was primarily due to an increase in sales of XL and Expresso products and initial sales of Expresso GS and Expresso MDU products which were introduced in the second quarter and third quarter, respectively. License and royalty revenues were $0.8 million for the year ended December 31, 1998. There were no license and royalty revenues in periods prior to 1998. License and royalty revenues to date consist of the currently recognized portion of fees from total license contracts of $3.5 million. Approximately $2.7 million of such fees have been deferred at December 31, 1998. The increase in 1997 was primarily due to increased sales of the Company's XL products combined with initial sales of its Expresso products.

  Cost of Goods Sold/Gross Margin. Cost of goods sold consists of raw materials, contract manufacturing, personnel costs, test and quality assurance for products, and cost of licensed technology included in the products. The Company's cost of goods sold increased to $5.8 million for the year ended December 31, 1998 from $3.2 million for the year ended December 31, 1997 primarily due to increased production of the Company's XL and Expresso products, and initial production of its Expresso GS and Expresso MDU products, and from $2.2 million for the year ended December 31, 1996, primarily due to increased production of the Company's XL products and initial production of the Expresso product line. The Company's gross margin on an absolute basis increased to $4.7 million for the year ended December 31, 1998 from $3.0 million for the year ended December 31, 1997 and from $2.3 million for the year ended December 31, 1996. Gross margin as a percentage of revenues decreased to 45.0% of revenues for the year ended December 31, 1998 from 48.1% of revenues for the year ended December 31, 1997 and from 50.7% of revenues for the year ended December 31, 1996. The decrease in gross margin as a percent of revenues in 1998 was primarily due to the change in product mix to include Expresso products which have lower average gross margins than the XL products. Increased costs of raw materials and contract manufacturing associated with initial Expresso product introductions also contributed to this decrease in gross margin. The Company expects that the continued introduction of Expresso GS and Expresso MDU products will result in lower overall gross margins over the next quarter. The decrease in gross margin as a percentage of revenues in 1997 was primarily due to the change in product mix to include Expresso products which have lower average gross margins than the XL products combined with the increased costs of raw materials and contract manufacturing associated with initial Expresso product introductions.

  Sales and Marketing. Sales and marketing expenses primarily consist of personnel costs including commissions and costs related to customer support, travel, trade-shows, promotions and outside services. The Company's sales and marketing expenses increased to $8.5 million for the year ended December 31, 1998 from $5.1 million for the year ended December 31, 1997 and from $3.1 million for the year ended December 31, 1996. The increases in both 1998 and 1997 were primarily due to increased hiring of sales and marketing personnel, expansion of travel and attendance at trade shows, increases in personnel related to customer support activities and expanded efforts in international markets. The Company intends to increase sales and marketing expenses as it adds personnel to support its domestic and international sales and marketing efforts.

  Research and Development. Research and development expenses primarily consist of personnel costs related to engineering and technical support, contract consultants, outside testing services, equipment and supplies associated with enhancing existing products and developing new products. Research and development costs are expensed as incurred. The Company's research and development expenses increased to $6.2 million for the year ended December 31, 1998 from $3.6 million for the year ended December 31, 1997 and from $2.0 million for the year ended December 31, 1996. The increase in 1998 was primarily due to increased expenditures from further development of the Expresso GS and Expresso MDU products, development of HomeRun-related products, preparation of HomeRun technology for licensing and potential standardization and enhancement of certain XL products. The increase in 1997 was primarily due to increases in expenditures from further development of the Expresso GS and Expresso MDU products, development of HomeRun technology and related product prototypes and enhancement to various XL products. The Company intends to increase investment in research and development programs in future periods for the purpose of enhancing current products, reducing the cost of current products and developing new products.

  General and Administrative. General and administrative expenses primarily consist of personnel costs for administrative officers and support personnel, and legal, accounting and consulting fees. The Company's general and administrative expenses increased to $2.8 million for the year ended December 31, 1998 from $2.4 million for the year ended December 31, 1997 and from $1.8 million for the year ended December 31, 1996. The increases in both 1998 and 1997 were primarily due to additions of administrative personnel and increases in other costs related to the Company's growth. The Company intends to increase general and administrative expenditures as a result of additional reporting requirements imposed on the Company as a public entity and increased infrastructure costs as the Company expands its business.

  Noncash Compensation Expense. Noncash compensation expense primarily consists of expenses related to the grant of a warrant to purchase up to 666,836 shares of Common Stock in consideration for technology endorsement, marketing and certain development support by Microsoft with respect to the Company's HomeRun technology and related products. Noncash compensation expense also consists of the recognition of expense related to certain employee stock option grants, based on the difference between the deemed fair value of common stock and the option exercise price at the date of grant. The Company's noncash compensation expense was $1.2 million for the year ended December 31, 1998. The Company's noncash compensation expense was $1.3 million for the year ended December 31, 1997. There was no noncash compensation expense for the year ended December 31, 1996. The Company intends to recognize $1.4 million in additional expenses related to employee stock options ratably over a period of four years. Such deferred expense has been recorded as a reduction of equity in the balance sheet.

  Other Income (Expense), Net. Other income (expense), net consists of interest income on cash balances, offset by interest expense associated with credit facilities. The Company's other income (expense), net was $0.2 million for each of the years ended December 31, 1998, 1997 and 1996.

Liquidity and Capital Resources

  Since its inception, the Company has financed its operations primarily through the sale of preferred equity securities for an aggregate of $39.0 million net of offering costs.

  At December 31, 1998, the Company had cash and cash equivalents of $4.5 million. In addition, the Company has a credit facility to borrow up to $7.5 million. The credit facility is composed of two revolvers: a formula revolver of up to the lesser of $3.0 million or 85% of qualified accounts receivable bearing interest at prime plus 2.0% per annum; a non-formula revolver of up to $4.5 million bearing interest at prime plus 3.5% per annum. The credit facility requires a minimum monthly interest payment of $10,000. The term of the credit facility is 18 months and is automatically renewed for additional terms of one year unless 60 days' written notice is given by either party. The Company has approximately $4.3 million borrowed against the credit facility as of December 31, 1998.

  Net decrease in cash and cash equivalents in the year ended December 31, 1998 of $0.9 million resulted primarily from a net loss of $13.7 million, net changes in working capital, and purchase of property and equipment, offset by noncash compensation expense, net proceeds from maturities of short term investments, net proceeds from the sale of preferred securities and net borrowings from credit facilities. Net increase in cash and cash equivalents in 1997 of $4.0 million resulted primarily from net proceeds from the sale of preferred securities, net proceeds from maturities of short term investments, and noncash compensation expense, offset by a net loss of $9.2 million, net changes in working capital, and purchase of property and equipment. Net decrease in cash and cash equivalents in 1996 of $0.1 million resulted primarily from a net loss of $4.4 million, the purchases of short term investments from financing proceeds, and purchase of property and equipment, offset by net changes in working capital and net proceeds from the sale of preferred securities.

  On July 31, 1998, the Company entered into an agreement to purchase certain intellectual property previously subject to ongoing royalties for a total of $2.5 million to be paid upon consummation of the offering. This agreement was extended on December 23, 1998 in consideration for the assignment of two of the Company's pending patent applications.

  In future periods, the Company generally anticipates significant increases in working capital on a period to period basis primarily as a result of planned increased product sales and higher relative levels of inventory. The Company will also continue to expend significant amounts on property and equipment related to the expansion of systems infrastructure and office equipment to support Company growth and lab and test equipment to support on-going research and development operations.

  The Company believes that its cash and cash equivalents balances and funds available under its credit facility will be sufficient to satisfy its cash requirements for at least the next 12 months.

                                   BUSINESS

  The following contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth above under "Risk Factors" and elsewhere in this Prospectus.

Overview

  Tut Systems designs, develops and markets advanced communications products which enable high-speed data access over the copper infrastructure of telephone companies, as well as the copper telephone wires in homes, businesses and other buildings. These products incorporate Tut's proprietary FastCopper technology in a cost-effective, scalable and easy to deploy solution to exploit the underutilized bandwidth of copper telephone wires. The Company's products include Expresso high-bandwidth access multiplexers, associated modems and routers, XL Ethernet extension products and integrated network management software. The Company's HomeRun technology, an in home application of FastCopper, has been chosen as the initial specification for a home networking standard to be promoted by the Home Phoneline Network Alliance ("Home PNA"), a non-profit corporation formed to provide a forum for the creation of an open standard and specification for home networking products and services. The founding members of the Home PNA are 3Com Corporation ("3Com"), Advanced Micro Devices, Inc. ("AMD"), AT&T Wireless Services, Inc. ("AT&T Wireless"), Compaq Computer Corporation ("Compaq"), Epigram Inc. ("Epigram"), Intel Corporation ("Intel"), International Business Machines Corporation ("IBM"), Hewlett-Packard Company ("Hewlett-Packard"), Lucent Technologies Inc. ("Lucent"), Conexant Systems, Inc., formerly known as Rockwell Semiconductor Systems, Inc. ("Rockwell") and Tut Systems.

  The Company's products and technologies cost-effectively meet high-speed bandwidth requirements for a variety of users:

  . Large corporations, universities and other institutions use the Company's
    XL products to extend Ethernet networks between separate buildings beyond conventional Ethernet distance limitations.

  . Independent telephone companies, Internet service providers and competitive local exchange carriers use the Company's Expresso GS systems to provide high-speed data access services, including Internet access, to business and residential customers over the existing local loop copper wire infrastructure. Expresso GS systems cost-effectively multiplex, or aggregate, these high-speed data access services onto higher bandwidth regional and national backbone networks.

  . Owners and operators of multiple dwelling units ("MDUs"), including real estate investment trusts ("REITs"), universities, hotels and independent landlords, can utilize the Company's Expresso MDU systems to deliver high-speed data access to their tenants over existing copper telephone wires within the premises.

  . Leading semiconductor, computer hardware and consumer electronics manufacturers, such as 3Com, AMD, AT&T Wireless, Compaq, Davicom Semiconductor, Inc. ("Davicom"), GlobeSpan Semiconductor Inc. ("GlobeSpan"), Intel, Lucent, Motorola, Inc. ("Motorola"), National Semiconductor, Inc. ("National Semiconductor"), Rockwell and TDK Semiconductor Corp. ("TDK"), have licensed the Company's HomeRun technology to enable the development of HomeRun-compatible integrated circuits and consumer products, including PCs, peripherals, modems (56 Kbps, ISDN, xDSL, cable and wireless), Internet telephones and television-based web browsers.

  The Company shipped its first XL product in 1992, its first Expresso product in early 1997, and its first Expresso GS in the second quarter of 1998. The Company shipped its first Expresso MDU systems configured with HomeRun line cards in the third quarter of 1998, and configured with LongRun line cards in the fourth quarter of 1998.

Industry Background

 Increasing Demand for High-Speed Data Access

  In recent years, there has been a dramatic increase in demand by businesses and consumers for high-speed data access to the Internet and to private corporate networks. This demand is being driven by the growth in users who are accessing networks for a variety of applications, including communications via the Internet and corporate intranets, electronic commerce, and telecommuting. These applications often require the transmission of large, multimedia intensive files, necessitating the need for high-speed data access services. The number of devices accessing the Internet will grow five-fold to over 500 million between the years 1997 and 2002 according to projections from International Data Corporation. The Company believes that a substantial percentage of these devices will be connecting to the Internet at speeds greater than 56 Kbps. Additionally, the increase in the number of homes with multiple access devices is fueling demand for networking capabilities at home, including the ability to share peripherals and a single high-speed Internet access connection.

  Increasingly, individuals have experienced the value of high-speed Internet access from their work locations via 1.544 Mbps T1 access lines. These individuals are often demanding the same level of speed from their home or laptop connection as they experience from their work location. However, remote access to the Internet using dial-up connections over copper telephone wires has been limited to speeds of 56 Kbps.

[Graphic depicting "The Networked Infrastructure", including the "Backbone Network", "The Last Mile", and "Beyond the Last Mile".]

 The Backbone Network

  To meet this increasing need for speed, telecommunication service providers have significantly upgraded the backbone network over the past several years with high bandwidth fiber optic cables and high-speed switches. However, this high bandwidth, fiber-based backbone does not extend all the way to end users. As a result, connecting users to this backbone at high speeds remains a limiting factor in overall data transmission performance.

 The Last Mile -- Local Loop

  Typically, end users are connected to the backbone network by the local loop copper wire infrastructure built and maintained by telephone companies. This last mile of copper telephone wire infrastructure extends to and reaches millions of homes, businesses and other buildings. This infrastructure was originally designed for the transport of low bandwidth, analog voice signals. However, as advanced xDSL technologies continue to become available, it is becoming possible to use this same infrastructure for the delivery of high-speed digital signals and data services. And, as a result of recent state and federal initiatives to deregulate many aspects of telecommunications, the local loop is no longer intricately tied to only services provided by the incumbent local exchange carrier ("ILEC"). The local loop is now available to CLECs, and sometimes ISPs, on an "unbundled" tariff basis. This means that these aggressive new service providers can now purchase individual pairs of last mile copper wire, add xDSL-based products at each end, and leverage the huge embedded last mile copper infrastructure to deliver high-speed services directly to their customers.

 Beyond the Last Mile -- Private Copper Networks

  The need for data services of any type extends beyond the local loop all the way to an end user, or to multiple end users located throughout a property. The most widely available medium for delivering data services throughout a property to end users is the copper wire already in place for telephone service. These private copper networks ("PCNs") are found in corporate and educational campuses, apartment buildings, hotels and single family homes.

  Throughout multi-building corporate and educational campuses, a PCN of single-pair telephone wires typically connects users and buildings to each other and to the public switched telephone network for voice transmission. Within each building there often exists PCNs of two-pair data-grade copper wires for the provisioning of Ethernet local area networks ("LANs"). Although there is typically a great need to interconnect these separate LANs, the lack of data-grade wires between buildings and the 328-foot distance limitation of standard 2-pair Ethernet precludes the simple interconnection of these LANs. As a result, there is demand for innovative data technologies and products that can use the large installed base of inter-building telephone wires to enable high-speed Ethernet interconnections on corporate, educational and other multi-building campuses.

  Within apartments, hotels, dormitories, and other MDUs, the PCN generally consists of one or two pairs of telephone wires connecting each living unit to a central wiring location. This concentration of wires can provide a convenient access point and significant economies of scale to service providers and property owners for the delivery of high-speed Internet access and other services to the many tenants of MDUs.

  Within single-family homes, a PCN of telephone wire generally leads to many RJ-11 outlets over a random tree and branch configuration. Historically, this private copper network has been restricted to a single use at a time, either for standard telephone service or low speed analog modem use. If residents require simultaneous use of both voice and data service, then a second telephone wire and service need to be installed. To the extent that new technologies can eliminate the speed and application restrictions of home PCNs and allow for the simultaneous use of voice telephony service and high speed data access, single-family homes will be able to attain similar levels of performance for sharing peripherals and high-speed Internet access as is now common in office environments.

The Tut Systems Solution

  Tut Systems designs, develops and markets advanced communications products which enable high-speed data access over the copper infrastructure of telephone companies and the copper telephone wires in homes, businesses and other buildings. The Company's products utilize its proprietary FastCopper technology to exploit the underutilized bandwidth of existing last mile and PCN infrastructures by reducing the noise, radio frequency interference and signal cross talk inherent in high-speed data transmission over copper telephone wires. FastCopper technology is found in a number of the Company's cost-effective, scalable and easy to deploy products to meet the needs of diverse customers.

  Tut's XL products extend Ethernet networks across corporate and educational campuses, medical and hospital complexes and other multi-building or multi-LAN premises without having to install additional wires or fiber optic cable. The Company believes that its XL1500 product series are the only products that transmit data at speeds up to 10Mbps over a single pair of copper telephone wires at distances up to 1,500 feet. Other of the Company's XL products extend Ethernet LANs at varying speeds to distances up to 24,700 feet.

  The Company's Expresso GS system is used by telecommunications service providers, including ITOCs, ISPs and CLECs, to provide high-speed data services, including Internet access, to both business and residential customers over the existing copper-based last mile infrastructure traditionally used for telephone service. Taking advantage of the Company's proprietary SmartWire and All-Rate DSL features on Expresso GS, service providers can reach geographically dispersed subscribers and offer a range of bandwidth and price options to such subscribers. The Company believes that Expresso GS offers service providers a low initial deployment cost, enabling the delivery of high-speed services to a variety of markets throughout the service area.

  The Company's Expresso MDU system, which is integrated with its proprietary HomeRun technology, provides low cost, high-speed bandwidth to multiple tenants within an MDU. Expresso MDU is a compact system including integrated AC power, secure high-speed switching, and WAN interfaces for deployment in the basements of apartment buildings, in wiring rooms of hotels and in other locations where access lines are centrally concentrated. The Company believes that Expresso MDU is the only single-box solution allowing owners of MDUs to deliver secure high-speed data and LAN services for multiple tenants in MDUs. The Company's recently introduced LongRun line card, when used as part of the Expresso MDU system, extends the delivery of these services to tenants in garden style apartment complexes.

  The Company's HomeRun technology enables a cost-effective Ethernet LAN to be quickly implemented over the telephone wires found in a business or residence, without interfering with existing telephone service that may be running over these same wires. This proprietary technology has been adopted as the first generation standard for home networking over copper telephone wires by the Home PNA and is licensed to leading semiconductor, computer hardware and consumer electronics manufacturers. HomeRun technology can be embedded in integrated circuits and consumer products, including PCs, peripherals, modems (56 Kbps, ISDN, xDSL, cable and wireless), Internet telephones and television-based web browsers, thereby lowering the cost of deploying the Company's Expresso MDU system and facilitating the commercial acceptance of the Company's products.

Strategy

  Tut Systems' objective is to be the leading provider of advanced communications products for high-speed data access that exploit the large existing infrastructures of copper telephone wires which lead into and reside within private homes, businesses and other premises. Key elements of the Company's business strategy are as follows:

  Penetrate High Growth Markets with Expresso GS and Expresso MDU. The Company aggressively markets its Expresso GS and Expresso MDU products to fast growing service providers, including ISPs and CLECs, who can benefit from highly scalable Internet access solutions with low initial deployment costs. The Company uses its direct sales force to target the largest service providers and MDU owners and operators, and reaches smaller service providers through its value added resellers ("VARS"). The Company intends to use large regional and national service providers to sell Expresso MDU systems to smaller MDU owners. The Company seeks to increase the demand for its Expresso systems from service providers and MDU owners and operators by reducing the total cost of service deployment through the licensing of its HomeRun technology to manufacturers of integrated circuits and consumer products, including PCs, peripherals, modems (56 Kbps, ISDN, xDSL, cable and wireless), Internet telephones and television-based web browsers.

  Develop Innovative Technology and Systems Enhancements. The Company uses its rapid product development capabilities and its FastCopper technology to enhance existing products and develop future generations of products. Tut seeks to extend its FastCopper technology to enable higher data speeds over longer distances. The Company plans to enhance the Expresso platform by incorporating additional xDSL technologies such as discrete multitone ("DMT") and G.lite (a consumer focused version of asynchronous digital subscriber line ("ADSL")), higher speed wide area network ("WAN") interfaces and new features for its network management software.

  Leverage HomeRun Technology and Partnerships. In June 1998, the Company's HomeRun technology was selected as the initial specification for a home networking standard to be promoted by the Home PNA. The Company has licensed HomeRun to leading semiconductor, computer hardware, and consumer electronics manufacturers including 3Com, AMD, AT&T Wireless, Compaq, Davicom, Intel, Lucent, Motorola, National Semiconductor, Rockwell and TDK. The Company expects that its licensees will embed HomeRun technology into integrated circuits and consumer products, including PCs, peripherals, modems (56 Kbps, ISDN, xDSL, cable and wireless), Internet telephones and television-based web browsers. The Company believes that the availability of these devices will reduce the total cost of deploying services based on HomeRun enabled versions of Expresso MDU. The Company's relationships with its licensees also enable the Company to better anticipate market trends, comprehend customer requirements, gain early access to next generation technology and accelerate product development and market acceptance of new technologies.

  Drive Industry Standards. The Company's membership in industry alliances such as the Home PNA and the Universal ADSL Working Group, a committee that is working to establish communications standards for G.lite, facilitates the creation of easy to use, affordable, high-speed home networking solutions over existing copper telephone wires. HomeRun technology and products have been specifically designed to be compatible with, and to extend the benefits of, G.lite implementations of ADSL. The Company believes that its participation in standards setting activities provides valuable insight and leads to relationships that can assist the Company in achieving early to market advantage in the development and sale of future standards based products. Standards participation also provides the Company with the ability to sponsor its own intellectual property for integration in future networking standards.

  Expand International Presence. The Company believes that its Expresso MDU product line, which has been developed in conformance with certain international standards, can serve a substantial market for high-speed data access products outside of the United States. The Company markets its Expresso MDU products through its established base of international distributors and is actively adding new distributors who focus on the MDU market.

Core Technologies and Products

 FastCopper Technology

  High-speed digital signals are severely distorted and subject to noise, radio frequency interference, signal crosstalk and echos when transmitted over long lengths of ordinary copper telephone wires. The Company has developed a broad base of proprietary FastCopper technology to address noise and distortion problems so that high-speed data access can be achieved over a single pair of ordinary copper telephone wires used throughout the local loop, and in corporate and educational campuses, apartment buildings, hotels and single family homes. FastCopper technology encompasses three main areas of expertise to maximize transmission rates at minimum costs over existing copper telephone wires: (i) noise reduction, (ii) analog and digital signal processing to reduce distortion, and (iii) digital modulation techniques.

  The Company uses its FastCopper technology, along with commercially available components, to build its high-speed data access products. In the XL1500 product series, the Company applied its noise reduction and signal processing expertise to build a 10 Mbps, 1,500 foot Ethernet LAN extension product to operate over a single pair of copper telephone wires. For its Expresso products, the Company pioneered the use of rate adaptive synchronous digital subscriber line ("SDSL") technology and recently introduced SDSL products which extend to distances up to 24,700 feet without the use of repeaters. For HomeRun, the Company developed a proprietary modulation technique to transmit high-speed data signals over random tree and branch networks typically found in single family homes.

 XL Products

  Tut Systems' XL LAN extenders and connectivity products provide low cost, high-speed networking across private copper networks residing in corporate and educational campuses, medical and hospital complexes and other multi-building or multi-LAN premises. The XL products enable Ethernet connections from 600 feet to over 24,000 feet using existing ordinary copper telephone wires. These products connect individual LAN networks across a campus, or connect a specific private copper network to the local loop.

  XL products include:

  . The XL600 series which allows quick, economical networking of remote workstations using a single pair of copper telephone wires and provides 10 Mbps Ethernet transmissions across distances up to 600 feet.

  . The XL1500 series which provides an economic solution for interconnecting
    LAN segments in a campus environment at 10 Mbps for distances up to 1,500 feet on a single pair of copper telephone wires.

  . The XL12000 which supports 2 Mbps transmission rates over distances up to 12,000 feet.

  . The new XL-2412 which provides transmission on campuses at speeds of 1.2
    Mbps at distances up to 12,000 feet, or 192 Kbps at distances up to 24,700 feet, using a single pair of copper telephone wires and standard 10Base-T Ethernet LAN interfaces.

                  [Graphic depicting "The Networked Campus"]

  The Company expects to make SNMP-based management available for its newer XL12000 and XL-2412 products to support wide scale and remote management of XL products across large environments.

  The Company recently introduced its new WL-2000 product, a wireless Ethernet bridge which enables high-speed LAN connections over distances of several miles without the need for a physical copper connection.

 Expresso System Platforms

  The Company's Expresso GS and Expresso MDU products are designed to be used by ITOCs, ISPs, CLECs and MDU owners and operators to provide high-speed data services to large numbers of end users over local loop and private copper network infrastructures. Expresso GS is DC-powered and intended for use by service providers to serve last mile applications using xDSL technologies. Expresso MDU is AC-powered and, when integrated with the Company's HomeRun technology, provides owners of private copper networks with an easy to deploy and scalable means to distribute high-speed data access to tenants over the copper telephone wires found in MDUs.

  An Expresso GS or Expresso MDU system consists of a compact, modular central-site shelf with an SNMP management card, optional switching, multiplexing and WAN interface cards, and up to 17 xDSL, HomeRun or LongRun line cards. The 10 1/2 inch-high (6 rack units) system is available with two mounting options, either 19 inches wide (for data center and international installations) or 23 inches wide (for telephone company installations).

                [Graphic depicting the Expresso GS/MDU System]

  Each Expresso GS or Expresso MDU backplane supports a total bandwidth capacity of 6.8 Gbps. Each line card slot supports 400 Mbps of bandwidth. This high bandwidth permits the Expresso platform to accommodate future high-speed access technologies such as very high bit rate digital subscriber line ("VDSL"). Different line technologies can be mixed and matched in any one Expresso GS or Expresso MDU shelf on a line card by line card basis.

  Each Expresso GS and Expresso MDU shelf can support up to 136 line side subscriber connections making the Expresso GS and Expresso MDU platforms among the highest density xDSL platforms in the industry. Multiple Expresso GS and Expresso MDU shelves can be interconnected via 10 or 100Base-T Ethernet connections, allowing systems to accommodate hundreds of subscribers onto a common WAN interface.

  The network management system for Expresso GS and Expresso MDU allows efficient end to end remote network management and service configuration via either Telnet or SNMP-based management systems. In addition to a broad range of configuration options, the Expresso platform provides an extensive set of diagnostic tools including such capabilities as per line bit error rate tests, validation of copper wire connectivity and remote modem and router tests. Customers can upgrade Tut software, residing in both the Expresso shelf as well as in remote M-1100 series routers, as required from remote network management centers.

 Expresso GS

  An Expresso GS configuration for local loop applications includes a compact and modular system with xDSL line cards connected to remote M-1100 series routers. The M-1100 series routers connect users' PCs or LANs to the Expresso GS system over a local loop that may extend up to 24,700 feet using the Company's current SDSL line technology. The Company's dynamic SmartWire SDSL rate adaptation enables all subscribers to be served at the highest attainable speeds over each loop. Through Expresso's All-Rate DSL feature, a service provider can offer tiered access services in increments of 64 Kbps to meet the varying bandwidth and price requirements of each subscriber. All-Rate DSL allows service providers to offer a low cost, low bandwidth, entry level service that can expand to higher bandwidth capabilities as a subscriber's need for bandwidth expands. The Company's M-1100 router provides a standard 10Base-T interface for connection to users PCs or LANs. The M-1100HR router will provide users with a HomeRun interface enabling multiple HomeRun-enabled devices to connect to the Expresso GS system.

                 [Graphic depicting "The Networked Community"]

 Expresso MDU

  Expresso MDU integrates the Company's HomeRun technology with its flexible Expresso platform to provide owners of MDUs with easy to deploy, scalable and cost-effective solutions to distribute high-speed data access to multiple tenants over private copper networks within MDUs. The Company shipped its first Expresso MDU systems configured with HomeRun line cards in the third quarter of 1998, and configured with LongRun line cards in the fourth quarter of 1998.

  The Expresso MDU platform shares all of the features and architecture of the Expresso GS while adding UL-approved AC power options for deployment in residential locations (e.g. the basement wiring room of a apartment building). Expresso MDU can be equipped with HomeRun and/or LongRun line cards to provide a secure Ethernet LAN for each living unit within an MDU. The Company has developed a HomeRun adapter that converts HomeRun signals to a standard 10Base-T Ethernet interface. Consumer products, such as PCs, peripherals, Internet telephones and television-based web browsers, that are HomeRun-enabled can connect to the Expresso MDU over existing copper telephone wires within an MDU, without the need for any separate modem or network interface card ("NIC").

                  [The Graphic depicting "The Networked MDU"]

 HomeRun High-Speed Home Network Technology

   HomeRun creates a cost-effective Ethernet LAN over the random topology of home telephone wires, without disturbing existing telephone service and/or G.lite service running simultaneously over these same wires. With HomeRun, multiple devices can share peripherals and/or a single high-speed Internet access connection on a 1 Mbps Ethernet LAN. HomeRun supports Internet connections through ISDN or xDSL wireline technologies, a wireless modem or a cable modem. The Company developed its HomeRun technology using its proprietary signal processing expertise and digital modulation technique. Tut's products which incorporate HomeRun technology include 10Base-T adapters and NICs. The Company has also made HomeRun technology available to third party vendors for integration into their own products, including integrated circuits, PCs, peripherals, modems (56Kbps, ISDN, xDSL, cable and wireless), Internet telephones and television-based web browsers. HomeRun is either licensed directly to such vendors or is available indirectly via chip sets from the Company's semiconductor licensees. Since HomeRun is Ethernet standard at the media access control layer, the Company's licensees can readily incorporate HomeRun into multiple consumer device designs at a low incremental cost.

                   [Graphic depicting "The Networked Home"]

Customers and Markets

  The Company targets its development, marketing and sales efforts to service providers and end users across four market categories, each characterized by a common demand for high-speed data access:

 Corporations and Campuses

  Corporate and educational campuses, medical and hospital complexes, and other multi-building and multi-LAN premises often have a need to interconnect Ethernet LAN networks that reside in separate buildings or locations across distances longer than the standard Ethernet limitation of 328 feet. These connections can be made over copper wire, fiber optic cable, or wireless radio. Most campus facilities have copper telephone wires and, if properly equipped, these wires can be used to interconnect standard 10Base-T Ethernet LANs at native 10 Mbps speeds. As a result, copper telephone wire solutions for LAN extensions are a cost-effective option for corporation and campus institutions.

  The Company markets its XL products to domestic and international end users for LAN extensions over existing copper telephone wires. The Company has more than 500 domestic customers for the XL product line, including such Fortune 500 companies as AT&T Corp., Chevron Corporation, Chrysler Corporation, Lockheed Martin Corporation and Texaco, Inc., and such institutions as the U.S. Army and the U.S. Navy.

 Service Providers

  Service providers, including ITOCs, ISPs and CLECs, own, or have low cost access to, the local loop of copper wire infrastructure and are continually seeking additional ways to generate revenue from this infrastructure. Many service providers view the demand for high-speed data access as a key source of new revenue.

  To address this opportunity, the Company began selling Expresso systems to smaller ITOC customers in 1997. The newly released Expresso GS system addresses both the ITOC market as well as the faster growing ISP and CLEC opportunities. To date, the Company has sold over 100 Expresso and Expresso GS systems.

 Multiple Dwelling Units

  MDU owners and service providers can recognize economies of scale by providing high-speed services to multiple MDU tenants from a single point of service. MDUs include apartment complexes, hotels, college dormitories and military housing complexes. The Company believes that the potential international MDU market is particularly large and represents a strategic opportunity for the Company.

  The Company's potential customers in the MDU market include both service providers who seek to sell services to MDU tenants and owners of MDU complexes who seek to offer advanced amenities to their tenants, increase property value, and/or gain additional revenue from the property. To date, the Company has sold over 30 Expresso MDU systems configured with a combination of HomeRun and LongRun line cards to owners of apartment complexes and hotels.

 Home Networking

  The growth in the demand for high-speed data access, the decreasing cost of PCs and the proliferation of Internet access devices in homes are creating an emerging demand for home networking and access solutions. Home networks must be designed to allow the sharing of files, the sharing of peripherals such as printers, the simultaneous, uninterrupted use of voice service and, perhaps most importantly, the sharing of Internet and remote corporate network access. Home network consumers desire a low cost, easy to implement network solution that does not require any new wires to be installed throughout the home.

  The Company is actively licensing its HomeRun technology to members of the Home PNA and others. The Home PNA has recently chosen HomeRun as the initial specification for a home networking standard. The founding members of the Home PNA are 3Com, AMD, AT&T Wireless, Compaq, Epigram, Hewlett Packard, IBM, Intel, Lucent, Rockwell and Tut Systems.

Marketing, Sales and Customer Support

 Marketing

  The Company seeks to increase demand for its products, expand company and product visibility in the market and establish cooperative marketing programs. The Company expects to pursue and expand market opportunities in the United States with its strategic partners, customers and distributors. For example, Microsoft, a strategic partner and stockholder of the Company, has entered into a Licensing and Cooperative Marketing Agreement in which it has agreed to support HomeRun through multiple levels of marketing support, the fostering of strategic alliances including introductions, facilitation and endorsement, and technical assistance in the development of products. The success of the Company is, and will continue to be, dependent in part on the success of this agreement. See "Risk Factors--Dependence on Strategic Relationships." Certain of the Company's ITOC customers are expanding their business through unregulated ISP subsidiaries with broader market coverage, and certain of the Company's ISP customers are expanding their market coverage by becoming CLECs. The Company believes this evolution offers the opportunity to continue to sell Expresso-based systems to existing customers as they expand and grow.

  In addition to customer-specific sales efforts, the Company's marketing activities include attendance at major industry trade shows and conferences (e.g. NetworkWorld, Interop, Hitech, Comnet and SuperComm), the distribution of sales and product literature, operation of a web site, advertising in trade journals and catalogs, direct marketing and ongoing communications with its customers, the press and industry analysts.

 Sales

  Tut Systems sells its products through multiple sales channels in the United States, including a select group of regional VARs, systems integrators and distributors, data networking catalogs and directly to the largest end users. Internationally, the Company sells and markets its products through sales agents, VARs, systems integrators and distributors. In 1997, the Company focused its international sales efforts on a few select areas, including Japan and Korea. In 1998, the Company established new sales channels in Canada, Europe, South America, Australia and Asia. In 1998, the Company derived approximately 18.5% of its revenues from customers in international markets. The Company believes that its Expresso MDU product line in particular can serve a substantial market for high-speed data access products outside of the United States.

  In 1997 and 1998, the Company derived approximately 26% and 18% respectively of its revenues from the combined sales to Tech Data Corporation ("Tech Data") and Merisel, Inc. ("Merisel"), two independent distributors of the Company's products. The Company expects that the sale of its products to a limited number of distributors and VARs, including Tech Data and Merisel, may continue to account for a substantial percentage of revenues for the foreseeable future. See "Risk Factors--Dependence on Independent Distributors."

  In 1997 all direct sales of the Company's products were accomplished via a telemarketing sales organization based in Beaverton, Oregon. In late 1997 and 1998 the Company hired experienced sales and service personnel for its New York, Atlanta, Chicago, Dallas and Denver regional sales offices. The Company also intends to add to its existing telemarketing sales force as well as add resources to develop additional business with the federal government. The Company recently added a Director of International Sales to further develop the Company's international sales channels.

 Customer Support

  The Company believes that consistent high-quality service and support is a key factor in attracting and retaining customers. Service and technical support of the Company's products is coordinated by the customer support organization located in Pleasant Hill, California. Telecommunications and Networking Systems Engineers provide critical technical support to its customers. The Company's Systems Application Engineers, located in each of the Company's sales regions, support pre- and post-sales activities. Tut Systems also employs a nationwide third party support organization to handle inquiries from a large number of customers and provide first level telephone technical support and on-site installation and support services. Customers can also access technical information and receive technical support through the Internet.

Research and Development

  The Company's research and development efforts are focused on enhancing its existing products and developing new products. The Company's research and development organization emphasizes early stage system engineering. The product development process begins with a comprehensive functional product specification based on input from the sales and marketing organizations. The Company incorporates feedback from end users, distribution channels, and through participation in industry events, industry organizations and standards development bodies such as the Home PNA in its product development process. Key elements of the Company's research and development strategy include:

  . Core Designs. The Company seeks to develop platform architectures and core designs which allow for cost-effective deployment and flexible upgrades that meet the needs of multiple markets and applications. These designs emphasize quick time to market and future cost reduction potential. The Expresso GS platform is a direct result of this strategy.

  . Product Line Extensions. The Company seeks to extend its existing product lines through product modifications and enhancements in order to meet the needs of particular customers and markets. Products resulting from the Company's product line extension efforts include the new XL-2412 product derived from the M-1100 series router for Expresso GS, and the Expresso MDU which combines the Company's Expresso GS platform with AC power and the Company's HomeRun technology for use in MDU markets.

  . Use of Industry Standard Components. The Company's design philosophy emphasizes the use of industry standard hardware and software components whenever possible to reduce time to market, decrease the cost of goods and lessen the risks inherent in new design. The Company maximizes the use of third party software for operating systems and routing software, allowing the Company's software engineers to concentrate on hardware-specific drivers, user interface software and advanced features.

  . New Technologies. The Company seeks to enhance its Expresso platform by incorporating additional xDSL technologies (such as ADSL, VDSL and G.lite), higher speed WAN interfaces and new network management software features. The Company also seeks to develop new products incorporating the Company's FastCopper expertise to meet the needs of markets with heavily installed copper wire infrastructures.

Manufacturing

  The Company does not manufacture any of its own products, but instead relies on contract manufacturers to assemble, test and package the Company's products. The Company requires ISO 9002 registration for these contract manufacturers as a condition of qualification. The Company audits the contractor's manufacturing process performance through audits, testing and inspections and monitors contractor quality through incoming testing and inspection of packaged products. In addition, the Company monitors the reliability of its products through in house repair, reliability audit testing and field data analysis.

  The Company currently procures all of its raw materials from outside suppliers through its contract manufacturers and AMS, Inc. In procuring components, the Company, AMS, Inc. and its contract manufacturers rely on some suppliers that are the sole source of those components. For example, all of the field programmable gate array supplies used in the Company's products are purchased from Xilinx, Inc. In addition, ACT Networks, Inc. is the sole supplier of a bridge router component used in certain of the Company's XL and Expresso products. The Company's Expresso products are also dependent on various sole source offerings from Osicom Technologies, Inc., Metalink US Inc., Motorola, Inc., RELTEC Corporation, SaRonix and Wind River Systems,
Inc.  See "Risk Factors--Dependence on Sole Source Suppliers."

  The Company forecasts its product requirements to maintain sufficient product inventory to allow it to meet the short delivery times demanded by its large and diverse customer base, typically one to four days between receipt of order and shipment to the customer. The Company's future success will depend in significant part on its ability to obtain manufacturing on time, at low costs and in sufficient quantities to meet demand. See "Risk Factors-- Dependence on Contract Manufacturers."

Competition

  The markets for the Company's products are intensely competitive, continually evolving and subject to rapid technological change. The Company believes that it and its products face the following competitive factors: conformance to industry standards, breadth of product lines, implementation of additional product features and enhancements (including improvements in product performance, reliability, size, and scalability), low cost and easy to deploy and use products, sales and distribution capability, technical support and service and general industry and economic conditions. Although the Company believes that it currently competes favorably with respect to all of these factors, there can be no assurance that the Company will have the financial resources, technical expertise or marketing, manufacturing, distribution and support capabilities to compete successfully in the future. The Company expects that competition in each of its markets will increase in the future. The Company's principal competitors include or are expected to include PairGain Technologies, Inc., Paradyne Corporation, Cisco Systems, Inc., Ascend Communications, Inc., Westell Technologies, Inc. and a number of other public and private companies. Many of the Company's competitors and potential competitors have substantially greater name recognition and technical, financial and marketing resources than the Company. Such competitors may undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing new products than the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced will not materially adversely affect the Company's business, financial condition and results of operations. In addition, certain of the Company's licensees may sell aspects of the Company's technology to competitors or potential competitors of the Company. Such competitors may cause an erosion in the potential market for the Company's products. This competition could result in price reductions, reduced profit margins and loss of market share, which would materially adversely affect the Company's business, financial condition and results of operations.

  Tut Systems also competes with technologies using alternative transmission media such as coaxial cable, wireless facilities and fiber optic cable. To the extent that telecommunications service providers choose to install fiber optic cable or other transmission media in the last mile, or to the extent that homes and businesses install other transmission media within buildings, the Company expects that demand for its copper telephone wire-based products will decline. These competitive pressures from alternative transmission technologies may further necessitate price reductions of the Company's existing and future products.

Proprietary Rights

  The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company relies on a combination of patent, copyright and trade secret laws and non-disclosure agreements to protect its proprietary technology. The Company currently holds 12 United States patents and has 12 United States patent applications pending. There can be no assurance that patents will be issued with respect to pending or future patent applications or that the Company's patents will be upheld as valid or will prevent the development of competitive products. The Company seeks to protect its intellectual property rights by limiting access to the distribution of its software, documentation and other proprietary information. In addition, the Company enters into confidentiality agreements with its employees and certain customers, vendors and strategic partners. There can be no assurance that the steps taken by the Company in this regard will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. The Company is also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. In this regard, there can be no assurance that third parties will not assert infringement claims in the future with respect to the Company's current or future products or that any such claims will not require the Company to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms. On July 31, 1998, the Company entered into an agreement to purchase certain intellectual property previously subject to ongoing royalties for a total of $2.5 million to be paid upon consummation of the offering. This agreement was extended on December 23, 1998 in consideration for the assignment by the Company of two of its pending patent applications.

Employees

  As of December 31, 1998, the Company employed 95 persons, including 10 in operations, 43 in marketing, sales and customer support, 28 in research and development and 14 in finance and administration. The Company also employs a number of contract employees, especially for software engineering and systems verification. None of the Company's employees is represented by a labor union and the Company has experienced no work stoppages to date. The Company does not have any employment contracts with its executive officers.

Facilities

  The Company's principal administrative and engineering facilities are located in one leased building totaling approximately 23,000 square feet located in Pleasant Hill, California. In addition, the Company leases sales and administrative facilities totaling approximately 2,600 square feet in Beaverton, Oregon. The current lease for the Pleasant Hill facility expires in May 2001, with an option to renew for two years, and the lease for the Oregon facility expires in March 2002. The Company also has sales offices in the vicinity of New York, Atlanta, Chicago, Dallas and Denver. The Company recently entered into an agreement to lease additional facilities in Pleasant Hill, adding 4,100 additional square feet of space. The Company believes that with this additional space, its facilities will be adequate to meet its requirements for the foreseeable future and that suitable additional or substitute space will be available as needed.

Legal Proceedings

    As of the date of this Prospectus, the Company is not involved in any material legal proceedings.

                                  MANAGEMENT

Directors and Executive Officers

  The directors and executive officers of the Company are as follows:

     Name                Age                           Position
     ----                ---                           --------
Salvatore D'Auria.......  43 President, Chief Executive Officer and Director
Matthew Taylor..........  39 Chairman of the Board, Chief Technical Officer and Secretary
Nelson Caldwell.........  42 Vice President of Finance and Chief Financial Officer
Allen Purdy.............  49 Vice President of Sales
Thomas Warner...........  42 Vice President of Engineering
Nicholas Berberi........  42 Vice President of Licensing Business Development
Craig Bender............  56 Vice President of Market Development
Craig Stouffer..........  35 Vice President of Marketing
Shaw Matthews...........  56 Vice President of Operations
Clifford H. Higgerson...  59 Director
Saul Rosenzweig(/1/)....  73 Director
David Spreng(/1/).......  37 Director
George Middlemas........  52 Director
Brion Applegate(/2/)....  44 Director
Roger Moore(/2/)........  56 Director
Neal Douglas(/2/).......  40 Director

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

  Salvatore D'Auria has served as President, Chief Executive Officer and a director of the Company since August 1994. He served as the Company's Chief Operating Officer from May 1994 to August 1994. From August 1993 to May 1994, Mr. D'Auria performed various consulting services for networking software companies. Mr. D'Auria joined Central Point Software in October 1989 as Director of Product Marketing and was appointed as Vice President of Marketing in April 1990, and held various Vice President positions until August 1993. From 1980 to 1989, Mr. D'Auria served in various marketing and management positions at Hewlett-Packard. Mr. D'Auria holds a B.S. in Physics from Clarkson University.

  Matthew Taylor is a co-founder of the Company and has served as Chairman of the Board of Directors, Chief Technical Officer and Secretary of the Company since August 1994. From April 1989 to August 1994, Mr. Taylor was President and Chief Executive Officer of the Company. Prior to that time, Mr. Taylor was the Vice President of Engineering and a co-founder of Alameda Instruments, Inc., a semiconductor equipment company, from 1987 to 1989. Mr. Taylor holds a B.S. in Biology and an M.S. in Engineering Science from the University of California at Berkeley.

  Nelson Caldwell has served as Vice President of Finance and Chief Financial Officer of the Company since June 1997. From May 1995 to May 1997, Mr. Caldwell served as Chief Financial Officer and Secretary of Telechips Corporation ("Telechips"), a computer telephony device company. Mr. Caldwell also served as the interim President and Chief Executive Officer and a director of Telechips from February 1997 to May 1997. Telechips filed for bankruptcy under Chapter 7 of the Federal Bankruptcy Code on June 30, 1997. Prior to that time, Mr. Caldwell held various positions at Coopers & Lybrand L.L.P. from June 1989 through April 1995, most recently as Manager in the Business Assurance practice. Mr. Caldwell holds a B.S. in Business Administration from California State University, Chico, and is a Certified Public Accountant.

  Allen Purdy has served as Vice President of Sales of the Company since January 1997. Prior to joining the Company, Mr. Purdy was Regional Sales Manager and, most recently, Director of Sales of Applied Digital Access, Inc., a provider of network management and testing equipment for the telecommunications industry, from November 1992 to January 1997, and was a Regional Sales Manager with TeleSciences, Inc. from June 1989 to November 1992. Mr. Purdy holds a B.S. in Industrial Engineering from Rutgers University and an M.B.A. from Rider College.

  Thomas Warner has served as Vice President of Engineering of the Company since February 1997. Prior to that time, Mr. Warner served in various positions at Ericsson Fiber Access, a division of Ericsson Inc. from March 1990 through February 1997, most recently as Vice President of Systems Management. Mr. Warner holds a B.S.E.E. from the University of Illinois at Champaign-Urbana.

  Nicholas Berberi has served as Vice President of Licensing Business Development of the Company since July 1998. From February 1996 to July 1998, Mr. Berberi served as Vice President of Customer Support. From September 1995 until January 1996, Mr. Berberi served as a Vice President of a business unit of the Company. Mr. Berberi was Director of Product Marketing from August 1994 to September 1995, and a Product Marketing Manager from July 1991 to August 1994 at VLSI Technology, Inc., a semiconductor company. From June 1989 to July 1991, he was a Product Marketing Manager at Hitachi America, Ltd. Mr. Berberi holds a B.S.E.E. from Syracuse University.

  Craig Bender has served as Vice President of Market Development of the Company since June 1997. Prior to that time, Mr. Bender was with Integrated Network Corporation ("INC") where he served as Vice President of Marketing from 1988 to 1992, as Vice President of International Business Development from 1992 to 1996 and as Vice President of INC's DAGAZ division until 1997. Mr. Bender holds a B.S.E.E. from Syracuse University, an M.S.E.E. from the University of California at Los Angeles and an AT&T-sponsored Executive M.B.A. from Pace University.

  Craig Stouffer has served as Vice President of Marketing of the Company since April 1998. Before joining the Company, Mr. Stouffer was a co-founder of Vergent Inc., a telecommunications switching equipment company, and served as its President from January 1997 to November 1997. From October 1989 to December 1996, Mr. Stouffer served as President and Chief Executive Officer and was also a co-founder and director of Mobius Computer Corporation, a producer of network servers. Prior to that time, Mr. Stouffer served in various technical and marketing roles at Hewlett-Packard. Mr. Stouffer holds B.S. degrees in both Computer Science and Theoretical Physics from Indiana University.

  Shaw Matthews has served as Vice President of Operations of the Company since June 1998. He served as the Company's Director of Operations from August 1997 to June 1998, and as a Quality Manager of the Company from February 1996 to August 1997. From October 1987 to February 1996, Mr. Matthews was a Consulting Engineering Manager of Storage Technology Corporation ("StorageTek"), and from October 1982 to October 1988, Mr. Matthews served in various engineering and operating positions at StorageTek. Mr. Matthews holds a B.S. in Mathematics from the University of Illinois at Chicago and an M.S. in Operations Research from the Illinois Institute of Technology.

  Clifford H. Higgerson has served as a director of the Company since July 1993. Since 1991, Mr. Higgerson has been a general partner of Vanguard Venture Partners ("Vanguard"), a venture capital firm specializing in high technology start-ups. Since 1986, Mr. Higgerson has also been a partner of Communications Ventures, Inc. Mr. Higgerson also is a director of Advanced Fibre Communications, Ciena Corporation, a manufacturer of multiplexing systems, and Digital Microwave Corporation. Mr. Higgerson earned his B.S. in Electrical Engineering from the University of Illinois and an M.B.A. in Finance from the University of California at Berkeley.

  Saul Rosenzweig has served as a director of the Company since July 1993. Mr. Rosenzweig has been a general partner of Rosetree Partners, a venture investing group, since 1982. He has also served as President of RZGroup, Inc., a communications management firm, since 1981. Mr. Rosenzweig holds B.S. degrees in Naval Science and in Industrial Management from Georgia Institute of Technology.

  David Spreng has served as a director of the Company since February 1994. Mr. Spreng has served as the Managing General Partner of Crescendo Venture Management, LLC since September 1998. Mr. Spreng served as President of IAI Ventures, Inc. from March 1996 to September 1998 and served in various capacities at Investment Advisers, Inc. ("IAI") since 1989. Mr. Spreng is also a director of GalaGen, Inc., a pharmaceutical company, and PACE Health Management. Mr. Spreng holds a B.S. in Finance and Accounting from the University of Minnesota.

  George Middlemas has served as a director of the Company since April 1995. Mr. Middlemas has been Managing General Partner of Apex Partners, a venture capital firm, since 1991. Prior to that time, Mr. Middlemas served as Vice President and principal with Inco Venture Capital Management, and a vice president and member of the investment committee of Citicorp Venture Capital. Mr. Middlemas holds an M.B.A from Harvard University, an M.A. in Political Science from the University of Pittsburgh and a B.A. in History and Political Science from The Pennsylvania State University. Mr. Middlemas serves on the Boards of Directors of e.Spire Communications, Inc., a network company, Pure Cycle Corporation, a water and water recycling technology company, and Security Dynamics Technologies, Inc., an enterprise network and data security products company.

  Brion Applegate has served as a director of the Company since August 1996. Mr. Applegate was a co-founder of Spectrum and has served as a Managing General Partner since February 1993. Prior to that time, he was a General Partner of funds managed by Burr, Egan, Deleage & Co., a venture capital firm, from 1982 to 1993. Mr. Applegate holds a B.A. in Liberal Arts from Colgate University and an M.B.A. from Harvard University.

  Roger Moore has served as a director of the Company since March 1997. Mr. Moore has served as President and Chief Executive Officer of Illuminet, Inc. ("Illuminet"), a provider of network, database and billing services to the communications industry, since October 1998, and as a director of Illuminet since September 1998. Mr. Moore also served as President and Chief Executive Officer of Illuminet from January 1996 to August 1998. From September 1998 to October 1998, Mr. Moore served as President, Chief Executive Officer and a director of VINA Technologies, Inc., a telecommunications equipment company. From November 1985 to December 1995, Mr. Moore served in various executive capacities at Northern Telecom Ltd., including Vice President, Major Accounts and President, Northern Telecom Japan. Mr. Moore holds a B.S. in General Science from Virginia Polytechnic Institute and State University.

  Neal Douglas has served as a director of the Company since December 1997. Since January 1993, he has been a General Partner of AT&T Ventures, a venture capital firm. From May 1989 to January 1993, Mr. Douglas was a partner of New Enterprise Associates, a venture capital firm. Additionally, he was a Member of the Technical Staff at Bell Laboratories. He also serves as a director of Cellnet Data Systems, Inc., a provider of fixed network wireless information services, FVC.COM, Inc., an Internet video applications company, and several privately held companies. He received a B.S. in Electrical Engineering from Cornell University, an M.S. in Electrical Engineering from Stanford University, and an M.B.A from the University of California at Los Angeles.

  The Company's executive officers are appointed by the Board of Directors and serve until their successors are elected or appointed.

  There are no family relationships among any of the Company's directors or executive officers.

Board of Directors

  Upon the closing of the offering, the Company will have authorized nine directors. In accordance with the terms of the Company's Certificate of Incorporation, the terms of office of the Board of Directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 1999, Class II, whose term will expire at the annual meeting of stockholders to be held in 2000, and Class III, whose term will expire at the annual meeting of stockholders to be held in 2001. The Class I directors are Messrs. Higgerson, Spreng and Applegate, the Class II directors are Messrs. Middlemas, Douglas and Taylor, and the Class III directors are Messrs. D'Auria, Rosenzweig and Moore. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company. Directors may be removed for cause by the affirmative vote of the holders of a majority of the Common Stock.

Board Committees

  The Board of Directors has two committees, an Audit Committee and a Compensation Committee. Since April 1998, the Board's Audit Committee has consisted of Messrs. Rosenzweig and Spreng. The Audit Committee reviews the Company's annual audit and meets with the Company's independent auditors to review the Company's internal accounting procedures and financial management practices. Since April 1998, the Compensation Committee has consisted of Messrs. Applegate, Moore and Douglas. The Compensation Committee makes recommendations concerning salaries, stock options, incentives and other forms of compensation for directors, officers and other employees of the Company, subject to ratification by the full Board of Directors. The Compensation Committee is also empowered to administer the Company's various stock plans. Prior to the creation of the Compensation Committee, all decisions concerning salaries, incentives and other forms of compensation for directors, officers and other employees of the Company required a vote by the entire Board of Directors.

Compensation Committee Interlocks and Insider Participation

  The members of the Company's Compensation Committee are Messrs. Applegate, Moore and Douglas. None of the members of the Compensation Committee of the Board of Directors is currently or has been, at any time since the formation of the Company, an officer or employee of the Company. During the year ended December 31, 1998, no executive officer of the Company (i) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on the Company's Compensation Committee, (ii) served as a director of another entity, one of whose executive officers served on the Company's Compensation Committee, or
(iii) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a director of the Company.

Director Compensation

  Directors currently receive no cash fees for services provided in that capacity but are reimbursed for out- of-pocket expenses they incur in connection with attendance at meetings of the Board of Directors. In addition, in the past, certain directors have been granted stock options for their service on the Board. The Company does not intend to pay cash fees for the services of its Board members in the immediate future, nor to provide for the automatic grant of stock options to its directors. However, directors are eligible to receive discretionary option grants pursuant to the 1998 Stock Plan and employee directors will also be eligible to participate in the 1998 Employee Stock Purchase Plan. See "--Stock Plans."

Executive Compensation

  Summary Compensation Table. The following table sets forth the compensation earned by the Company's Chief Executive Officer and its four other most highly compensated executive officers during the year ended December 31, 1998 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Named Executive Officers"):

                          Summary Compensation Table

                                                        Long Term
                                                       Compensation
                                                          Awards
                                                       ------------
                              Annual Compensation       Number of
                          ----------------------------  Securities
   Name and Principal                                   Underlying   All Other
        Position           Salary   Bonus   Other(/1/)   Options    Compensation
   ------------------     -------- -------- ---------- ------------ ------------
Salvatore D'Auria.......  $187,500 $110,000    --         75,000      $18,230(/2/)
 President and Chief
 Executive Officer
Matthew Taylor..........   149,808   35,100    --         12,500          --
 Chairman of the Board,
 Chief Technical Officer
 and Secretary
Thomas Warner...........   140,000   25,875    --         13,750          --
 Vice President of
 Engineering
Allen Purdy.............   138,962   71,875    --         12,500          --
 Vice President of Sales
Nelson Caldwell.........   118,442   31,625    --         12,500          --
 Vice President, Finance
 and Chief Financial
 Officer

--------
(1) Other annual compensation in the form of perquisite and other personal benefits, securities or property has been omitted in those cases where the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer.
(2) Represents the principal portion of certain indebtedness between the Company and Mr. D'Auria which was forgiven during the year ended December 31, 1998. See "Certain Transactions."

  Stock Option Information. The following table sets forth certain information for the fiscal year ended December 31, 1998 with respect to each grant of stock options to the Named Executive Officers:

               Option Grants During Year Ended December 31, 1998

                                        Individual Grants
                          ---------------------------------------------
                                                                        Potential Realizable
                                                                          Value at Assumed
                                                                           Annual Rates of
                           Number of                                         Stock Price
                           Securities  % of Total                         Appreciation for
                           Underlying   Options    Exercise               Option Term(/4/)
                            Options    Granted in Price Per  Expiration ---------------------
          Name            Granted(/1/) 1998(/2/)  Share(/3/)    Date        5%        10%
          ----            ------------ ---------- ---------- ---------- ---------- ----------
Salvatore D'Auria.......     75,000       18.1%     $2.40     2/18/08   $  113,201 $  286,874
 President and Chief
 Executive Officer
Matthew Taylor..........     12,500        3.0       2.40     2/18/08       18,867     47,812
 Chairman of the Board,
 Chief Technical Officer
 and Secretary
Thomas Warner...........     13,750        3.3       2.40     2/18/08       20,754     52,593
 Vice President of
 Engineering
Allen Purdy.............     12,500        3.0       2.40     2/18/08       18,867     47,812
 Vice President of Sales
Nelson Caldwell.........      6,250        1.5       2.40     2/18/08        9,433     23,906
 Vice President, Finance      6,250        1.5      15.00     9/16/08       58,959    149,413
  and Chief
 Financial Officer

--------
(1) The options granted to Messrs. D'Auria, Taylor, Warner, Purdy and Caldwell vest as to 1/48th of the shares for each month which expires from the date of grant.
(2) In 1998 the Company granted employees, consultants and directors options to purchase an aggregate of 413,825 shares of Common Stock.
(3) The exercise price per share of each option was equal to the fair value of the Common Stock on the date of grant as determined in good faith by the Board of Directors on such date based upon such factors as the purchase price paid by investors for shares of the Company's preferred stock, the absence of a trading market for the Company's securities and the Company's financial outlook and results of operations. Such exercise prices are significantly lower than prices paid by investors purchasing shares of the Company's preferred stock in transactions taking place approximately contemporaneously with the grant of such options. In making its determination as to the exercise price of such options, the Board considered the fact that the Company's preferred stock carried certain rights, preferences and privileges, including a preference upon liquidation, sale or merger, enhanced voting rights and antidilution rights, and purchasers of such preferred stock received additional contractual rights, including registration rights and information rights.
(4) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future Common Stock prices.

  Aggregate Option Exercises and Option Values. The following table sets forth information with respect to the Named Executive Officers concerning option exercises for the fiscal year ended December 31, 1998 and exercisable and unexercisable options held as of December 31, 1998:

         Aggregate Option Exercises in 1998 and Year-End Option Values

                                              Number of Securities
                                             Underlying Unexercised     Value of Unexercised
                           Shares                  Options at          In-the-Money Options at
                          Acquired              December 31, 1998      December 31, 1998(/1/)
                             on     Value   ------------------------- -------------------------
          Name            Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
          ----            -------- -------- ----------- ------------- ----------- -------------
Salvatore D'Auria.......    2,049  $29,997    197,951      59,375     $2,866,128    $748,125
 President & Chief
 Executive Officer
Matthew Taylor..........      --       --       2,604       9,896         32,810     124,690
 Chairman of the Board,
 Chief Technical Officer
 and Secretary
Thomas Warner...........   26,224  377,031      8,724      48,802        123,629     686,189
 Vice President of
 Engineering
Allen Purdy.............      --       --      29,557      39,193        423,090     548,910
 Vice President of Sales
Nelson Caldwell.........   11,198  158,681      4,947      33,855         58,367     401,727
 Vice President, Finance
 and Chief Financial
 Officer

--------
(1) The fair market value of the Company's Common Stock as determined by the Board of Directors on or about December 31, 1998 was $15.00 per share.

Stock Plans

 1992 Stock Plan

  The 1992 Stock Plan, as amended (the "1992 Stock Plan"), provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees of the Company and nonstatutory stock options and stock purchase rights ("SPRs") to employees, directors and consultants of the Company. A total of 1,437,500 shares of Common Stock have been reserved for issuance under the Company's 1992 Stock Plan. Under the 1992 Stock Plan, as of December 31, 1998, options to purchase an aggregate of 1,005,113 shares were outstanding, 336,717 shares of Common Stock had been purchased pursuant to exercises of stock options and stock purchase rights and 95,670 shares were available for future grant. The Board of Directors has determined that no further options will be granted under the 1992 Stock Plan after the completion of this offering.

  The 1992 Stock Plan is administered by the Board of Directors, or a committee appointed by the Board of Directors, which determines the terms of options granted, including the exercise price and the number of shares subject to each option. The Board of Directors also determines the schedule upon which options become exercisable. The exercise price of incentive stock options granted under the 1992 Stock Plan must be at least equal to the fair market value of the Company's Common Stock on the date of grant. However, for any employee holding more than 10% of the voting power of all classes of the Company's stock ("10% stockholder"), the exercise price may be no less than 110% of the fair market value. The exercise price of a nonstatutory stock option may not be less than 85% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of a nonstatutory stock option granted to a 10% stockholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The maximum term of options granted under the 1992 Stock Plan is ten years.

  Options and SPRs granted under the 1992 Stock Plan are not transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the

1992 Stock Plan must generally be exercised within three months after the end of optionee's status as an employee, director or consultant of the Company, or within twelve months after such optionee's termination by disability or death, respectively, to the extent optionee is vested on the date of termination, but in no event later than the expiration of the option's term.

  The 1992 Stock Plan provides that in the event of a merger of the Company with or into another corporation, or a sale of substantially all of the Company's assets, each outstanding option or SPR shall be assumed or an equivalent option or SPR substituted by the successor corporation. If the outstanding options or SPRs are not assumed or substituted, the options or SPRs will terminate upon the closing of the merger. The Board of Directors may amend or modify the 1992 Stock Plan at any time, except that without the consent of the stockholders, no amendment or modification shall adversely affect rights and obligations with respect to outstanding options. Unless sooner terminated by the Board of Directors, the 1992 Stock Plan will terminate in 2002.

 1998 Stock Plan

  The Company's 1998 Stock Plan was adopted by the Board of Directors in July 1998 and was approved by the stockholders in September 1998. A total of 1,000,000 shares of Common Stock, plus annual increases (beginning in 2000) equal to the lesser of: (i) 375,000 shares, (ii) 3% of the outstanding shares, or (iii) a lesser amount determined by the Board of Directors, are currently reserved for issuance pursuant to the 1998 Stock Plan. Unless terminated sooner, the 1998 Stock Plan will terminate automatically in 2008.

  The 1998 Stock Plan provides for the discretionary grant of incentive stock options, within the meaning of Section 422 of the Code, to employees and for the grant of nonstatutory stock options and SPRs to employees, directors and consultants.

  The 1998 Stock Plan may be administered by the Board of Directors or a committee of the Board (as applicable, the "Administrator"), which committee shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Administrator has the power to determine the terms of the options or SPRs granted, including the exercise price of the option or SPR, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Administrator has the authority to amend, suspend or terminate the 1998 Stock Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1998 Stock Plan.

  The exercise price of all incentive stock options granted under the 1998 Stock Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1998 Stock Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must be at least equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1998 Stock Plan may not exceed ten years.

  In the case of SPRs, unless the Administrator determines otherwise, the restricted stock purchase agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

  Options and SPRs granted under the 1998 Stock Plan are generally not transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1998 Stock Plan must generally be exercised within three months after the end of optionee's status as an employee, director or consultant of the Company, or within one year after such optionee's termination by disability or death, respectively, but in no event later than the expiration of the option's term.

  The 1998 Stock Plan provides that in the event of a merger of the Company with or into another corporation, or a sale of substantially all of the Company's assets, each outstanding option and SPR shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options and SPRs are not assumed or substituted for by the successor corporation, the Administrator shall provide for the optionee to have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the Administrator makes an option or SPR exercisable in full in the event of a merger or sale of assets, the Administrator shall notify the optionee that the option or SPR shall be fully exercisable for a period of fifteen days from the date of such notice, and the option or SPR will terminate upon the expiration of such period.

 1998 Employee Stock Purchase Plan

  The Company's 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan") was adopted by the Board of Directors in July 1998 and was approved by the stockholders in September 1998. A total of 250,000 shares of Common Stock has been reserved for issuance under the 1998 Purchase Plan, plus annual increases (beginning in 1999) equal to the lesser of: (i) 250,000 shares, (ii) 2% of the outstanding shares, or (iii) a lesser amount determined by the Board.

  The 1998 Purchase Plan, which is intended to qualify under Section 423 of the Code, contains successive six-month offering periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before April 30, 1999.

  Employees are eligible to participate if they are customarily employed by the Company or any participating subsidiary for at least 21 hours per week. However, any employee who (i) immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company, or (ii) whose rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate which exceeds $25,000 worth of stock for each calendar year may be not be granted an option to purchase stock under the 1998 Purchase Plan. The 1998 Purchase Plan permits participants to purchase Common Stock through payroll deductions of up to 15% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions, but exclusive of overtime, bonuses and any other compensation. The maximum number of shares a participant may purchase during a single offering period is 1,250 shares.

  Amounts deducted and accumulated by the participant are used to purchase shares of Common Stock at the end of each offering period. The price of stock purchased under the 1998 Purchase Plan is generally 85% of the lower of the fair market value of the Common Stock at the beginning or end of the offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

  Rights granted under the 1998 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1998 Purchase Plan. The 1998 Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set.

  The Board of Directors has the authority to amend or terminate the 1998 Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 1998 Purchase Plan, provided that the Board of Directors may terminate an offering period on any exercise date if the Board determines that the termination of the 1998 Purchase Plan is in the best interests of the Company and its stockholders. The 1998 Purchase Plan will become effective on the consummation of the offering and will terminate in ten years from such date, unless sooner terminated by the Board of Directors.

401(k) Plan

  The Company maintains a retirement and deferred savings plan for its employees (the "401(k) Plan") that is intended to qualify as a tax-qualified plan under the Code. The 401(k) Plan provides that each participant may contribute up to 15% of his or her pre-tax gross compensation (up to a statutory limit, which was $10,000 in calendar year 1998). Under the 401(k) Plan, the Company may make discretionary matching contributions. The Company did not make any contributions to the 401(k) Plan in 1998. A matching contribution made by the Company vests at 25% per year commencing on the first anniversary of a participant's date of employment with the Company. All amounts contributed by participants and earnings on such contributions are fully vested at all times.

Limitation of Liability and Indemnification Matters

  The Company's Certificate of Incorporation provides for the indemnification of directors to the maximum extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

  The Company's Bylaws provide that the Company shall indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws permit such indemnification.

  The Company has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company arising out of such person's services as a director, officer, employee, agent or fiduciary of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The agreements do not provide for indemnification in cases where (i) the claim is brought by the indemnified party; (ii) the indemnified party has not acted in good faith; (iii) the claim arises under
Section 16(b) of the Exchange Act; or (iv) the indemnified party has engaged in acts, omissions or transactions for which the indemnified party is prohibited from receiving indemnification under the agreement or applicable law. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

  At present, there is no pending litigation or proceeding involving a director or officer of the Company in which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                             CERTAIN TRANSACTIONS

  On March 31, 1995 and May 15, 1995 the Company sold an aggregate of 1,306,282 shares of Series E Preferred Stock, at a per share price of $4.60, in a private placement equity financing with certain stockholders and directors of the Company, including: (i) an aggregate of 207,576 shares purchased by an entity affiliated with Apex Investment Funds ("Apex"), a principal stockholder of the Company, of which Mr. Middlemas, a director of the Company, is Managing General Partner; (ii) an aggregate of 490,185 shares purchased by entities affiliated with First Analysis Corporation (including shares purchased by Apex), a principal stockholder of the Company; (iii) an aggregate of 108,696 shares purchased by entities affiliated with Investment Advisers, Inc. ("IAI"), a principal stockholder of the Company; (iv) an aggregate of 86,957 shares purchased by Vanguard IV, L.P. ("Vanguard"), a principal stockholder of the Company, of which Mr. Higgerson, a director of the Company is a general partner; and (v) an aggregate of 16,305 shares purchased by Spectrum Equity Investors, L.P., a principal stockholder of the Company and for which Brion Applegate, a director of the Company, serves as managing general partner. See "Principal Stockholders."

  On April 17, 1995 the Company loaned to Salvatore D'Auria, the Company's President and Chief Executive Officer, an aggregate of $125,000 pursuant to a Loan Agreement and Secured Promissory Note (the "Loan Agreement"). The loan did not bear interest. Pursuant to the Loan Agreement, the Company forgave 25% of the principal amount of the loan each year. As of the date hereof, the loan has been discharged in full.

  On August 9, 1996 and October 7, 1996 the Company sold an aggregate of 2,306,158 shares of Series F Preferred Stock, at a per share purchase price of $5.00, in a private placement equity financing with certain stockholders and directors of the Company, including: (i) an aggregate of 300,000 shares purchased by entities affiliated with Apex, a principal stockholder of the Company, of which Mr. Middlemas, a director of the Company, is Managing General Partner; (ii) an aggregate of 360,000 shares purchased by entities affiliated with First Analysis Corporation (including shares purchased by Apex), a principal stockholder of the Company; (iii) an aggregate of 260,000 shares purchased by entities affiliated with IAI, a principal stockholder of the Company; and (iv) an aggregate of 150,696 shares purchased by Vanguard, a principal stockholder of the Company, of which Mr. Higgerson is a general partner. See "Principal Stockholders."

  On August 27, 1997 the Company and Microsoft entered into a Licensing and Cooperative Marketing Agreement (the "Microsoft License Agreement") pursuant to which the Company and Microsoft agreed to cooperate in the development and marketing of future implementations of the Company's HomeRun technology. Each party will own a half interest in the other's technology embodied in works made jointly by them. In connection with the Microsoft License Agreement, the Company issued Microsoft a warrant to purchase up to 666,836 shares of Series G Preferred Stock at an exercise price of $10.00 per share. This warrant expires, if not earlier exercised, on the closing of this offering. Microsoft is a principal stockholder of the Company. See "Principal Stockholders."

  From December 1997 through May 1998, the Company sold an aggregate of 1,250,006 shares of Series G Preferred Stock, at a per share purchase price of $12.00, in a private placement equity financing with certain stockholders and directors of the Company, including: (i) an aggregate of 125,000 shares purchased by AT&T Ventures, a major stockholder of the Company and of which Neal Douglas, a director of the Company, is a general partner; (ii) an aggregate of 416,667 shares purchased by Microsoft; (iii) an aggregate of 28,835 shares purchased by entities affiliated with Apex, a principal stockholder of the Company of which Mr. Middlemas, a director of the Company, is Managing General Partner; (iv) an aggregate of 47,650 shares purchased by entities affiliated with First Analysis Corporation (including shares purchased by Apex); (v) an aggregate of 50,000 shares purchased by IAI, a principal stockholder of the Company; (vi) an aggregate of 8,334 shares purchased by Vanguard, a principal stockholder of the Company, of which Mr. Higgerson is a general partner; and (vii) an aggregate of 41,667 shares purchased by Spectrum Equity Investors, L.P., a principal stockholder of the Company and for which Brion Applegate, a director of the Company, serves as managing general partner. See "Principal Stockholders."

  In the past, the Company has granted options to its executive officers and directors. The Company intends to grant options to its officers and directors in the future. See "Management--Option Grants During Year Ended December 31, 1998" and "Management--Director Compensation."

  The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to execute such agreements with its future directors and executive officers. See "Management--Limitation of Liability and Indemnification Matters."

  All of the Company's securities referenced above were purchased or sold at prices equal to the fair market value of such securities, as determined by the Company's Board of Directors, on the date of issuance.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth as of December 31, 1998, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, certain information with respect to the beneficial ownership of the Common Stock as to
(i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group.

                                                          Percent of Shares
                                                           Outstanding(/2/)
                                                       ------------------------
                                  Number of Shares     Before the   After the
      Beneficial Owner         Beneficially Owned(/1/)  Offering  Offering(/3/)
      ----------------         ----------------------- ---------- -------------
5% Beneficial Owners
Microsoft Corporation(/4/)...         1,083,503           12.8%        9.9%
First Analysis Corpora-
 tion(/5/)...................           897,835           10.6         8.2
Investment Advisers,
 Inc.(/6/)...................           864,097           10.2         7.9
Vanguard IV, L.P.(/7/).......           658,591            7.8         6.0
AT&T Ventures(/8/)...........           625,000            7.4         5.7
Spectrum Equity Investors,
 L.P.(/9/)...................           541,667            6.4         4.9
Apex Investment Funds(/10/)..           536,411            6.3         4.9
Officers and Directors
Clifford H. Higgerson(/11/)..           658,591            7.8         6.0
Neal Douglas(/12/)...........           625,000            7.4         5.7
Brion Applegate(/13/)........           541,667            6.4         5.0
George Middlemas(/14/).......           536,411            6.3         4.9
Matthew Taylor(/15/).........           365,246            4.3         3.3
Salvatore D'Auria(/16/)......           203,125            2.3         1.8
Saul Rosenzweig(/17/)........           110,913            1.3         1.0
Thomas Warner(/18/)..........            38,437              *           *
Allen Purdy(/19/)............            32,422              *           *
Nelson Caldwell(/20/)........            18,229              *           *
Roger Moore(/21/)............             4,583              *           *
David Spreng.................               --             --          --
All officers and directors as
 a group (16 persons)(/22/)..         3,184,526           36.3%       28.2%

--------
  * Less than 1%.
 (1) Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company's knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.
 (2) Applicable percentage ownership based on 8,466,767 shares of Common Stock outstanding as of December 31, 1998 (including 666,836 shares issuable upon exercise of a warrant held by Microsoft but excluding 55,000 shares issuable upon exercise of a warrant held by a lender), together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("Commission"), based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days after December 31, 1998 are not deemed outstanding for computing the percentage ownership of any other person.
 (3) After giving effect to the issuance of 2,500,000 shares of Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option).
 (4) The address of record for Microsoft Corporation is One Microsoft Way, Building 8, Redmond, WA 98502-6399. Includes 666,836 shares issuable upon exercise of an outstanding warrant held by Microsoft. If not previously exercised, such warrant will terminate upon the closing of the offering.
 (5) The address of record for First Analysis Corporation is 233 S. Wacker Drive, Suite 9500, Chicago, IL 60606. Consists of 377,601 shares held by Apex Investment Fund II, L.P., 158,810 shares held by Apex Investment Fund III, L.P., 156,926 shares held by The Productivity Fund II, L.P., and 204,498 shares held by Environmental Private Equity Fund. First Analysis Corporation disclaims beneficial ownership of these shares except to the extent of its proportional partnership interest therein.

 (6) The address of record for each member of Investment Advisors, Inc. is 3700 First Bank Place, 601 Second Avenue South, Minneapolis, MN 55402. Consists of 396,376 shares held by and 2,000 shares issuable pursuant to options exercisable within 60 days of December 31, 1998 and held by IAI Investment Funds VI, Inc. (IAI Emerging Growth Fund), 258,697 shares held by and 2,049 shares issuable pursuant to options exercisable within 60 days of December 31, 1998 and held by IAI Investment Funds IV, Inc. (IAI Regional Fund), 87,580 shares held by and 1,500 shares issuable pursuant to options exercisable within 60 days of December 31, 1998 and held by IAI Investment Funds VIII, Inc. (IAI Value Fund), 58,387 shares held by and 1,000 shares issuable pursuant to options exercisable within 60 days of December 31, 1998 and held by IAI Investment Funds VI, Inc. (IAI Midcap Growth Fund), and 55,556 shares held by and 952 shares issuable pursuant to options exercisable within 60 days of December 31, 1998 and held by IAI Investment Funds VII, Inc. (IAI Growth & Income Fund). These mutual funds are part of an affiliated group of registered investment corporations referred to collectively as the IAI Mutual Funds and are managed by Investment Advisers, Inc. Investment Advisers, Inc. is a registered investment adviser under the Investment Advisers Act of 1940 and an affiliate of IAI Ventures.

 (7) The address of record for Vanguard IV, L.P. is 555 University Avenue, Palo Alto, CA 94301.
 (8) The address of record for AT&T Ventures is 3000 Sand Hill Road, Building One, Suite 285, Menlo Park, CA 94025. Consists of 312,500 shares held by AT&T Venture Fund II, L.P. and 312,500 shares held by Venture Fund I, L.P.
 (9) The address of record for Spectrum Equity Investors, L.P. is 300 Draker Landing Road, Suite 251, Greenbrae, CA 94904.
(10) The address of record for each member of Apex Investment Funds is 233 S. Wacker Drive, Suite 9500, Chicago, IL 60606. Consists of 377,601 shares held by Apex Investment Fund II, L.P. and 158,810 shares held by Apex Investment Fund III, L.P.

(11) Consists of 658,591 shares held by Vanguard IV, L.P. Mr. Higgerson is a general partner of Vanguard IV, L.P. Mr. Higgerson disclaims beneficial ownership of these shares except to the extent of his proportional partnership interest therein.

(12) Consists of 625,000 shares held by AT&T Ventures. Mr. Douglas is a general partner of AT&T Ventures. Mr. Douglas disclaims beneficial ownership of these shares except to the extent of his proportional partnership interest therein.

(13) Consists of 541,667 shares held by Spectrum Equity Investors, L.P. Mr. Applegate is a managing general partner of Spectrum Equity Investors, L.P. Mr. Applegate disclaims beneficial ownership of these shares except to the extent of his proportional partnership interest therein.

(14) Consists of 536,411 shares held by Apex Investment Funds. Mr. Middlemas is the Managing General Partner of Apex Investment Funds. Mr. Middlemas disclaims beneficial ownership of these shares except to the extent of his proportional partnership interest therein.

(15) Includes 3,125 shares issuable pursuant to options exercisable within 60 days of December 31, 1998. Also includes 40,000 shares owned by Mr. Taylor but which are subject to an option to purchase such shares held by certain third parties.

(16) Includes 201,076 shares issuable pursuant to options or rights exercisable within 60 days of September 30, 1998.

(17) Consists of 104,913 shares held by Rosetree Partners General Partnership and 6,000 shares held by Rosebranch 1998 Limited Partnership. Mr. Rosenzweig is a general partner of Rosetree Partners General Partnership and is Co-Trustee of the general partner of Rosebranch 1998 Limited Partnership. Mr. Rosenzweig disclaims beneficial ownership of these shares except to the extent of his proportional partnership interest therein.

(18) Includes 12,213 shares issuable pursuant to options exercisable within 60 days of December 31, 1998.

(19) Consists of 32,422 shares issuable pursuant to options exercisable within 60 days of December 31, 1998.

(20) Includes 7,031 shares issuable pursuant to options exercisable within 60 days of December 31, 1998.

(21) Consists of 4,583 shares issuable pursuant to options exercisable within 60 days of December 31, 1998.

(22) Includes an aggregate of 317,153 shares issuable pursuant to options exercisable within 60 days of December 31, 1998. Also includes an aggregate of 541,667 shares held by Spectrum Equity Investors, L.P., 536,411 shares held by Apex Investment Funds, 658,591 shares held by Vanguard IV, L.P., 625,000 shares held by AT&T Ventures, and 104,913 shares held by Rosetree Partners General Partnership.

                         DESCRIPTION OF CAPITAL STOCK

General

  Upon completion of this offering, the total number of shares of all classes of stock which the Company has authority to issue will be 100,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value. As of December 31, 1998, there were 8,466,767 shares of Common Stock outstanding (assuming exercise of a warrant to purchase 666,836 shares of Preferred Stock but excluding an outstanding warrant to purchase 55,000 shares of Common Stock), which were held of record by 214 stockholders, and no shares of undesignated preferred stock outstanding. Upon completion of this offering and assuming no exercise of options after December 31, 1998, the Company will have outstanding 10,966,767 shares of Common Stock, 11,341,767 shares if the Underwriter's over-allotment option is exercised.

Common Stock

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Common Stock have no preemptive or subscription rights and there are no redemption rights with respect to such shares.

Preferred Stock

  The Company's Board of Directors is authorized, without further stockholder action, to issue Preferred Stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the Preferred Stock.

  Although there is no current intention to do so, the Board of Directors of the Company may, without stockholder approval, issue shares of a class or series of Preferred Stock with voting and conversion rights which could adversely affect the voting power or dividend rights of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company.

Options

  As of December 31, 1998, the Company had outstanding options to purchase a total of 1,005,113 shares of Common Stock pursuant to the 1992 Stock Plan at a weighted average exercise price of $3.13 per share and had issued no options pursuant to the 1998 Stock Plan. Recommendations for option grants under the 1992 Stock Plan and the 1998 Stock Plan (collectively, the "Stock Plans") or otherwise are made by the Compensation Committee, subject to ratification by the full Board of Directors. The Compensation Committee may issue options with varying vesting schedules, but all options granted pursuant to the Stock Plans must be exercised within ten years from the date of grant.

Registration Rights of Certain Holders

  The holders of approximately 8,786,636 shares of Common Stock (the "Registrable Securities") or their transferees are entitled to certain registration rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of the Fourth Amended and Restated Shareholders' Rights Agreement (the "Rights Agreement") between the Company and the holders of the Registrable Securities. The Company has also agreed to provide registration rights which are substantially similar to those contained in the Rights Agreement to the holder of a warrant to purchase 55,000 shares of Common Stock. If, following this offering, the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration. A holder's right to include shares in an underwritten registration statement is subject to the ability of the underwriters to limit the number of shares included in the offering. Beginning 180 days after the closing of this offering, a holder or holders of Registrable Securities may also require the Company to register all or a portion of the Registrable Securities on Form S-3 when use of such form becomes available to the Company, provided, among other limitations, that the proposed aggregate selling price is at least $1,000,000. All registration expenses and all selling expenses relating to Registrable Securities, including the reasonable fees and disbursements of one counsel for the selling holders (not to exceed $20,000), must be borne by the Company, except that the Company shall only be responsible for the first two registrations in any twelve-month period at the request of the holders of Registrable Securities. If such holders, by exercising their registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were to initiate a registration and include Registrable Securities pursuant to the exercise of piggyback registration rights, the sale of such Registrable Securities may have an adverse effect on the Company's ability to raise capital.

Certain Charter and Bylaws Provisions and Delaware Anti-Takeover Statute

  The Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) at subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

  The Company's Certificate of Incorporation requires that any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, as provided by the Company's Bylaws, special meetings of the stockholders of the Company may be called only by the Board of Directors. The Certificate of Incorporation also provides that, beginning upon the closing of this offering, the Board of Directors will be divided into three classes, with each class serving staggered three-year terms. These provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company. See "Risk Factors-- Certain Antitakeover Provisions."

Transfer Agent and Registrar

  The Transfer Agent and Registrar with respect to the Common Stock will be American Stock Transfer & Trust Company located at 40 Wall Street, New York, New York 10005, and its telephone number is (212) 936-5100.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon the closing of the offering and based on outstanding shares, options and warrants at December 31, 1998, the Company will have outstanding 10,966,767 shares of Common Stock (11,341,767 shares if the Underwriter's over-allotment option is exercised). Of these shares, the 2,500,000 shares sold by the Company in the offering will be freely tradable without restriction or further registration under the Securities Act unless purchased by affiliates of the Company as that term is defined in Rule 144 of the Securities Act (the "Affiliates"). The remaining 8,466,767 shares of Common Stock held by existing shareholders, 384,560 shares subject to outstanding vested options and 55,000 shares subject to an outstanding warrant will be "restricted securities" as that term is defined in Rule 144 (the "Restricted Shares"). All officers and directors and the overwhelming majority of stockholders and option holders of the Company have agreed not to offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of), any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, for a period of 180 days after the date of this Prospectus (the "Lock-up Period"), without the prior written consent of Lehman Brothers, Inc. Lehman Brothers Inc., in its sole discretion at any time and without notice, may release any or all shares from the lock-up agreements and permit holders of the shares to resell all or any portion of their shares at any time prior to the expiration of the Lock-up Period. See "Underwriting." The number of shares of Common Stock available for sale in the public market is further limited by restrictions under the Securities Act.

  Because of the restrictions noted above, on the date of this Prospectus, 25,000 shares, in addition to the 2,500,000 shares (2,875,000 shares if the Underwriter's over-allotment option is exercised) offered hereby, will be eligible for sale. Beginning 180 days after the date of this Prospectus (or earlier with the prior written consent of the representative of the Underwriters), 7,774,931 shares and 384,560 shares issuable upon exercise of outstanding vested options will be eligible for sale in the public market subject to Rule 144 and Rule 701 of the Securities Act.

  In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned Restricted Shares for at least one year from the later of the date such Restricted Shares are acquired from the Company and (if applicable) the date they were acquired from an affiliate, is entitled to sell, within any three month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the Nasdaq National Market System during the four calendar weeks preceding the filing of Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sales and the availability of public information concerning the Company. All shares, including Restricted Shares, held by affiliates of the Company eligible for sale in the public market under Rule 144 are subject to the foregoing volume limitations and other restrictions. In addition, an individual that is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least one year the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

  In general, Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Exchange Act, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144. Prior to the expiration of the Lock-up Period, the Company intends to register on a registration statement on Form S-8 (i) a total of 250,000 shares of Common Stock reserved for issuance under the 1998 Purchase Plan and (ii) assuming no exercise of options after December 31, 1998, 1,005,112 shares of Common Stock subject to outstanding options under the 1992 Stock Plan and 1,000,000 shares reserved for future issuance pursuant to the 1998 Stock Plan. Such registration will permit the resale in the public market of shares so registered by non-affiliates without restriction under the Securities Act.

  Prior to this offering, there has been no public market for the Common Stock of the Company, and any sale of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby.

                                 UNDERWRITING

  Under the terms of, and subject to the conditions contained in, the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, the Underwriters named below, for whom Lehman Brothers Inc., Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels"), and Salomon Smith Barney Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company, and the Company has agreed to sell to each Underwriter, the aggregate number of shares set forth opposite the name of each such Underwriter below:

                                                                      Number of
        Underwriters                                                   Shares
        ------------                                                  ---------
   Lehman Brothers Inc. .............................................
   Dain Rauscher Wessels.............................................
   Salomon Smith Barney Inc. ........................................
                                                                        -----
     Total...........................................................
                                                                        =====

  The Company has been advised by the Representatives that the Underwriters propose to offer the shares to the public at the initial public offering price set forth on the cover page hereof, and to certain dealers at such initial
public offering price less a concession not in excess of $     per share. The
Underwriters may allow, and such dealers may reallow, a concession not in
excess of $     per share to certain other Underwriters or to certain other brokers or dealers. After the initial offering to the public, the offering price and other selling terms may be changed by the Representatives.

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions, including the condition that no stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose are pending before or threatened by the Commission and that there has been no material adverse change or any development involving a prospective material adverse change in the condition of the Company, taken as a whole, from that set forth in the Registration Statement, and that certain certificates, opinions and letters have been received from the Company and its counsel and independent auditors.

  The Company and the Underwriters have agreed in the Underwriting Agreement to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  The Company has granted to the Underwriters an option to purchase up to an additional 375,000 shares of Common Stock, exercisable solely to cover over-allotments, at the initial public offering price, less the underwriting discounts and commissions shown on the cover page hereof. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent that such option is exercised, each Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock that is proportionate to such Underwriter's initial commitment as indicated in the preceding table.

  All of the directors, officers and substantially all of the stockholders and optionholders of the Company have each agreed, subject to certain limited exceptions, not to offer, sell, contract to sell, make any short sale, pledge or otherwise dispose (or enter into any transaction which is designed to, or could be expected to, result in the disposition by any person) of, directly or indirectly, any shares of Common Stock (including, without limitation, shares which may be deemed to be beneficially owned in accordance with the rules and regulations of the Securities and Exchange Commission under the Securities
Act), or any security convertible into or exercisable for Common Stock, or any rights to purchase or acquire, Common Stock of the Company (other than pursuant to bona fide gifts to persons who agree in writing to be bound by the provisions of the agreement) for a period of 180 days from the date of this Prospectus without the prior written consent of Lehman Brothers Inc. In addition, certain of the stockholders and optionholders are subject to separate 180-day lock-up agreements with the Company. The Company has agreed that it will not release any of such stockholders or optionholders from these lock-up agreements without the prior consent of Lehman Brothers Inc. Except for the Common Stock to be sold in the offering, the Company has agreed, with certain limited exceptions relating to the grant of options and issuance of Common Stock pursuant to the Company's stock option plans and stock purchase plans, not to offer for sale, sell or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of), directly or indirectly, any shares of Common Stock or other capital stock or any securities convertible into or exchangeable or exercisable for, or any rights to acquire, Common Stock or other capital stock, prior to the expiration of 180 days from the date of this Prospectus without the prior written consent of Lehman Brothers Inc.

  At the request of the Company, the Underwriters have reserved up to shares of Common Stock offered hereby for sale to certain officers, directors, employees, business associates and related parties of the Company at the initial public offering price set forth on the cover page of this Prospectus. Such persons must commit to purchase no later than the close of business on the day following the date hereof. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares.

  Until the distribution of the shares is completed, the rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. In addition, if the Representatives over-allot (sell more shares of Common Stock than are set forth on the cover page of this Prospectus), and thereby create a short position in the Common Stock in connection with this offering, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described herein.

  The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of the Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of this offering. In general, purchases of shares of Common Stock for the purpose of stabilization or to reduce a syndicate short position could cause the price of the Common Stock to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Prior to this offering, there has been no public market for the shares of Common Stock. The initial public offering price will be determined through negotiations among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, capital structure, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management, consideration of the above factors in relation to market valuation of companies in related businesses and other factors deemed relevant.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, P.C. ("WSG&R"). WS Investment Company, an investment fund for the benefit of certain attorneys of WSG&R, owns an aggregate of 11,840 shares of Series C Preferred Stock of the Company. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Cooley Godward LLP.

                                    EXPERTS

  The balance sheets as of December 31, 1998 and 1997 and the statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1998, included in this prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement, of which this Prospectus constitutes a part, under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. The Registration Statement, including exhibits filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1034, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. In addition, the Commission maintains a World Wide Web site that contains reports, proxy and information statements that are filed electronically with the Commission. The address of the site is http://www.sec.gov.

                               TUT SYSTEMS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Stockholders' Deficit........................................ F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Tut Systems, Inc.:

  In our opinion, the accompanying balance sheets and the related statements of operations and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Tut Systems, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Jose, California

January 13, 1999

                               TUT SYSTEMS, INC.

                                 BALANCE SHEETS
                                 (in thousands)

                                                   December 31,       Pro forma
                                                 ------------------  December 31,
                                                   1997      1998        1998
                                                 --------  --------  ------------
                                                                     (unaudited)
                     ASSETS
 Current assets:
   Cash and cash equivalents...................  $  5,395  $  4,452    $ 11,120
   Short-term investments......................     4,890       --          --
   Accounts receivable, net of allowance for
    doubtful accounts of $29 and $115 in 1997
    and 1998, respectively.....................     1,626     3,194       3,194
   Inventories.................................     1,424     3,787       3,787
   Prepaid expenses and other..................       332       499         499
                                                 --------  --------    --------
     Total current assets......................    13,667    11,932      18,600
 Property and equipment, net...................     1,345     1,790       1,790
 Deferred offering costs.......................       --        955         955
 Other assets..................................       156       580         580
                                                 --------  --------    --------
     Total assets..............................  $ 15,168  $ 15,257    $ 21,925
                                                 ========  ========    ========
 LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
  STOCK AND WARRANT, AND STOCKHOLDERS' EQUITY
                   (DEFICIT)
 Current liabilities:
   Accounts payable............................  $  1,640  $  2,421    $  2,421
   Accrued liabilities.........................       747     1,758       1,758
   Lines of credit.............................       214       --          --
   Deferred revenue............................       --        580         580
                                                 --------  --------    --------
     Total current liabilities.................     2,601     4,759       4,759
 Lines of credit, net of current portion.......       140     4,262       4,262
 Deferred revenue, net of current portion......       --      2,080       2,080
                                                 --------  --------    --------
     Total liabilities.........................     2,741    11,101      11,101
                                                 --------  --------    --------
 Commitments (Notes 10 and 11).
 Redeemable convertible preferred stock, $0.001
  par value, 7,531 shares authorized, 6,047 and
  6,355 shares issued and outstanding in 1997
  and 1998, respectively, and none in pro forma
  (liquidation value: $43,895 at December 31,
  1998)........................................    37,611    43,895         --
 Redeemable convertible preferred stock
  warrant......................................     1,260     2,100         --
                                                 --------  --------    --------
                                                   38,871    45,995         --
                                                 --------  --------    --------
 Stockholders' equity (deficit):
   Convertible preferred stock, $0.001 par
    value, 1,339 shares authorized, 1,098
    shares issued and outstanding in 1997, 1998
    and none in pro forma (liquidation value:
    $1,567 at December 31, 1998)...............     1,567     1,567         --
   Common stock, $0.001 par value, 100,000
    shares authorized, 218, 347 and 8,467
    shares issued and outstanding in 1997, 1998
    and pro forma, respectively................       --        --            8
 Additional paid in capital....................        92     2,455      56,677
 Deferred compensation.........................       --     (1,427)     (1,427)
 Accumulated deficit...........................   (28,103)  (44,434)    (44,434)
                                                 --------  --------    --------
     Total stockholders' equity (deficit)......   (26,444)  (41,839)     10,824
                                                 --------  --------    --------
     Total liabilities and stockholders' equity
      (deficit)................................  $ 15,168  $ 15,257    $ 21,925
                                                 ========  ========    ========


   The accompanying notes are an integral part of these financial statements.

                               TUT SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                   Years Ended December 31,
                                                   ---------------------------
                                                    1996      1997      1998
                                                   -------  --------  --------
Revenues:
  Product........................................  $ 4,454  $  6,221    $9,790
  License and royalty............................      --        --        765
                                                   -------  --------  --------
    Total revenues...............................    4,454     6,221    10,555
                                                   -------  --------  --------
Cost of goods sold:
  Product........................................    2,198     3,228     5,733
  License and royalty............................      --        --         76
                                                   -------  --------  --------
    Total cost of goods sold.....................    2,198     3,228     5,809
                                                   -------  --------  --------
Gross margin.....................................    2,256     2,993     4,746
                                                   -------  --------  --------
Operating expenses:
  Sales and marketing............................    3,068     5,147     8,462
  Research and development.......................    2,012     3,562     6,200
  General and administrative.....................    1,783     2,375     2,807
  Noncash compensation expense...................      --      1,260     1,233
                                                   -------  --------  --------
    Total operating expenses.....................    6,863    12,344    18,702
                                                   -------  --------  --------
    Loss from operations.........................   (4,607)   (9,351)  (13,956)
Interest expense.................................      (40)      (61)     (117)
Other income, net................................      221       256       327
                                                   -------  --------  --------
    Loss before income taxes.....................   (4,426)   (9,156)  (13,746)
Income tax expense...............................        1         1         1
                                                   -------  --------  --------
    Net loss.....................................   (4,427)   (9,157)  (13,747)
Dividend accretion on preferred stock............    1,137     1,627     2,584
                                                   -------  --------  --------
Net loss attributable to common stockholders.....  $(5,564) $(10,784) $(16,331)
                                                   =======  ========  ========
Net loss per share attributable to common
 stockholders, basic and diluted.................  $(37.51) $ (59.36) $ (60.62)
                                                   =======  ========  ========
Shares used in computing net loss attributable to
 common stockholders, basic and diluted..........      148       182       269
                                                   =======  ========  ========
Pro forma net loss per share, basic and diluted..                     $  (1.63)
                                                                      ========
Shares used in computing pro forma net loss per
 share, basic and diluted........................                        8,389
                                                                      ========




   The accompanying notes are an integral part of these financial statements.

                               TUT SYSTEMS, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                                 (in thousands)

                            Convertible
                          Preferred Stock
                          -----------------
                            Series A-C      Common Stock  Additional
                          ----------------- -------------  Paid in     Deferred   Accumulated
                          Shares   Amount   Shares Amount  Capital   Compensation   Deficit    Total
                          -------  -------- ------ ------ ---------- ------------ ----------- --------
Balance, January 1,
 1996...................    1,098  $  1,567  142   $  --    $   51     $   --      $(11,755)  $(10,137)
Common stock issued for
 cash upon exercise of
 options................                      13                 6                                   6
Conversion of preferred
 stock into common
 stock..................                       1                 1                                   1
Dividend accretion......                                                             (1,137)    (1,137)
Net loss................                                                             (4,427)    (4,427)
                          -------  --------  ---   ------   ------     -------     --------   --------
Balance, December 31,
 1996...................    1,098     1,567  156                58                  (17,319)   (15,694)
Common stock issued for
 cash upon exercise of
 options................                      62                34                                  34
Dividend accretion......                                                             (1,627)    (1,627)
Net loss................                                                             (9,157)    (9,157)
                          -------  --------  ---   ------   ------     -------     --------   --------
Balance, December 31,
 1997...................    1,098     1,567  218                92                  (28,103)   (26,444)
Common stock issued for
 cash upon exercise of
 options ...............                     129                63                                  63
Unearned compensation
 related to stock
 options................                                     1,820      (1,820)
Amortization related to
 unearned compensation..                                                   393                     393
Common stock warrant
 issued.................                                       480                                 480
Dividend accretion .....                                                             (2,584)    (2,584)
Net loss ...............                                                            (13,747)   (13,747)
                          -------  --------  ---   ------   ------     -------     --------   --------
Balance, December 31,
 1998 ..................    1,098  $  1,567  347   $  --    $2,455     $(1,427)    $(44,434)  $(41,839)
                          =======  ========  ===   ======   ======     =======     ========   ========



   The accompanying notes are an integral part of these financial statements.

                               TUT SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                    Years Ended December 31,
                                                    --------------------------
                                                     1996     1997      1998
                                                    -------  -------  --------
Cash flows from operating activities:
 Net loss.......................................... $(4,427) $(9,157) $(13,747)
 Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation and amortization....................     238      398       606
  Provision for (reduction in) doubtful accounts...     (94)      14       104
  Provision for excess and obsolete inventory......      12       72       203
  Amortization of discounts on investments.........     (53)    (152)     (204)
  Noncash compensation expense.....................     --     1,260     1,233
  Change in assets and liabilities:
   Accounts receivable.............................      49   (1,036)   (1,672)
   Inventories.....................................     273   (1,241)   (2,566)
   Prepaid expenses and other assets...............      14     (382)   (1,066)
   Accounts payable................................     484      753       781
   Deferred revenue................................     --       --      2,660
   Accrued liabilities.............................     312      331     1,011
                                                    -------  -------  --------
    Net cash used in operating activities..........  (3,192)  (9,140)  (12,657)
                                                    -------  -------  --------
Cash flows from investing activities:
 Purchase of property and equipment................    (565)    (969)   (1,051)
 Purchase of short-term investments................  (7,488)  (6,543)   (3,906)
 Proceeds from maturities of short-term
  investments......................................     --     9,346     9,000
                                                    -------  -------  --------
    Net cash provided by (used in) investing
     activities....................................  (8,053)   1,834     4,043
                                                    -------  -------  --------
Cash flows from financing activities:
 Payment on lines of credit........................    (395)  (1,130)   (1,754)
 Proceeds from lines of credit.....................     344    1,088     5,662
 Proceeds from issuances of common and preferred
  stock, net.......................................  11,174   11,334     3,763
                                                    -------  -------  --------
    Net cash provided by financing activities......  11,123   11,292     7,671
                                                    -------  -------  --------
    Net increase (decrease) in cash and cash
     equivalents...................................    (122)   3,986      (943)
Cash and cash equivalents, beginning of period.....   1,531    1,409     5,395
                                                    -------  -------  --------
Cash and cash equivalents, end of period........... $ 1,409  $ 5,395  $  4,452
                                                    =======  =======  ========
Supplemental disclosure of cash flow information:
 Interest paid during the period................... $    40  $    61  $     68
                                                    =======  =======  ========
 Income taxes paid during the period............... $     1  $     1  $      1
                                                    =======  =======  ========
Noncash financing activities:
 Common stock warrant issued.......................                   $    480
                                                                      ========

   The accompanying notes are an integral part of these financial statements.

                               TUT SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                   (in thousands, except per share amounts)

1. The Company:

  Tut Systems, Inc. (the "Company") was founded in 1983 and began operations in August 1991. The Company designs, develops and markets advanced communications products which enable high-speed data access over the copper infrastructure of telephone companies, as well as the copper telephone wires in homes, businesses and other buildings. The Company's products incorporate high-bandwidth access multiplexers, associated modems and routers, Ethernet extension products and integrated network management software.

2. Summary of Significant Accounting Policies:

 Use of Estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash, Cash Equivalents and Short-Term Investments:

  Cash, cash equivalents, and short-term investments are stated at cost or amortized cost, which approximates fair value, and consist primarily of money market funds, commercial paper and debt securities. The Company includes in cash and cash equivalents all highly liquid investments which mature within three months of their purchase date. Investments maturing between three and twelve months from the date of purchase are classified as short-term investments.

  Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. As of December 31, 1997, debt securities were classified as held-to-maturity as the Company intended to, and had the ability to hold these securities to maturity. The Company had no short-term investments at December 31, 1998. Held-to-maturity securities are stated at amortized cost, which approximates fair market value. The estimated fair values of cash equivalents and short-term investments are based on quoted market prices.

 Inventories:

  Inventories are stated at the lower of cost, using the average cost method, or market.

 Advertising Expenses:

  The Company accounts for advertising costs as expense in the period in which they are incurred. Advertising expense for the years ended December 31, 1996, 1997 and 1998 was $116, $94 and $127, respectively.

 Property and equipment:

  Property and equipment are carried at cost. The Company provides for depreciation by charges to expense which are sufficient to write off the cost of the assets over their estimated useful lives on the straight-line basis. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful life of the improvement. Useful lives by principal classifications are as follows:

   Office equipment..................................................   5 years
   Computers and software............................................ 3-5 years
   Test equipment....................................................   5 years
   Leasehold improvements............................................   5 years

                               TUT SYSTEMS, INC.

                   (in thousands, except per share amounts)

2. Summary of Significant Accounting Policies, continued:

  When assets are sold or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the asset and allowance for depreciation and amortization accounts, and any gain or loss on such sale or disposal, is credited or charged to income.

  Maintenance, repairs, and minor renewals are charged to expense as incurred. Expenditures which substantially increase an asset's useful life are capitalized.

 Revenue Recognition:

  Product Revenues:

  The Company generally recognizes revenue from product sales upon shipment if collection of the resulting receivable is probable and product returns are reasonably estimated. No revenue is recognized on products shipped on a trial basis. The Company's products generally carry a one year to two year warranty from the date of purchase. Estimated sales returns and warranty costs, based on historical experience by product, are recorded at the time the product revenue is recognized.

  License and Royalty Revenues:

  The Company has entered into nonexclusive technology agreements with various licensees. These agreements provide the licensees the right to use the Company's proprietary technology to manufacture or have products manufactured using the proprietary technology and to receive customer support for specified periods and any changes or improvement to the technology over the term of the agreement.

  Contract fees for the services provided under these licensing agreements are generally comprised of license fees and nonrefundable, prepaid royalties which are recognized when the proprietary technology is delivered if there are no significant vendor obligations. If the licensing agreements contain post-contract customer support, the Company recognizes the contract fees ratably over the five year period during which the post-contract customer support is expected to be provided. This period represents the estimated life of the technology. The Company begins to recognize revenue under the contract, once it has delivered the implementation package which contains all information needed to use the Company's proprietary technology in the licensee's process. The remaining obligations are primarily to provide the licensee with any changes or improvements to the technology and technical advice on specifications, testing, debugging and enhancements.

  The Company recognizes royalties upon notification of sale by its licensees. The terms of the royalty agreements generally require licensees to give notification to the Company and to pay royalties within 60 days of the end of the quarter during which the sales take place.

 Research and Development:

  Research and development expenditures are charged to expense as incurred.

 Income Taxes:

  Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on the difference between the financial statement bases and the tax bases of assets and liabilities using enacted tax rates. A valuation allowance is established to reduce a deferred tax asset to the amount that is expected more likely than not to be realized.

                               TUT SYSTEMS, INC.

                   (in thousands, except per share amounts)

2. Summary of Significant Accounting Policies, continued:

 Net Loss Per Share and Unaudited Pro Forma Stockholders' Equity (Deficit):

  Historical basic and diluted net loss per share are computed using the weighted average number of common shares outstanding. Options, warrants and preferred stock were not included in the computation of diluted net loss per share because the effect would be antidilutive.

  Pro forma net loss per share has been computed as described above and also gives effect to the exercise of an outstanding warrant to acquire 667 shares of redeemable convertible preferred stock which expires upon the closing of the Company's initial public offering and, even if antidilutive, to common equivalent shares from preferred stock that will automatically convert upon the closing of the Company's initial public offering (using the as-if-converted method). If the offering contemplated by this Prospectus is consummated, all of the convertible preferred stock and redeemable convertible preferred stock outstanding, after giving effect to the exercise of the warrant, as of the closing date will automatically be converted into an aggregate of approximately 8,120 shares of common stock based on the shares of convertible preferred stock outstanding at December 31, 1998. Unaudited pro forma stockholders' equity at December 31, 1998, as adjusted for the exercise of the redeemable convertible preferred stock warrant and the conversion of preferred stock and redeemable preferred stock, is disclosed on the balance sheet.

                               TUT SYSTEMS, INC.

                   (in thousands, except per share amounts)

2. Summary of Significant Accounting Policies, continued:

  A reconciliation of shares used in the calculation of historical and pro forma basic and diluted net loss per share attributable to common stockholders follows:

                                                    Years ended December 31,
                                                    ---------------------------
                                                     1996      1997      1998
                                                    -------  --------  --------
Historical net loss per share attributable to com-
 mon stockholders, basic and diluted:
Net loss attributable to common stockholders......  $(5,564) $(10,784) $(16,331)
                                                    =======  ========  ========
Shares used in computing net loss attributable to
 common stockholders, basic and diluted...........      148       182       269
                                                    =======  ========  ========
Net loss per share attributable to common
 stockholders, basic and diluted..................  $(37.51) $ (59.36) $ (60.62)
                                                    =======  ========  ========
Antidilutive securities including options,
 warrants, and preferred stock not included in
 historical net loss per share attributable to
 common stockholders calculations.................    6,654     8,537     9,180
                                                    =======  ========  ========
Pro forma net loss per share:
Net loss attributable to common stockholders......                     $(16,331)
Less: dividend accretion on redeemable convertible
 preferred stock..................................                        2,584
                                                                       --------
Pro forma net loss................................                     $(13,747)
                                                                       ========
Shares used in computing net loss attributable to
 common stockholders, basic and diluted...........                          269
Adjustment to reflect the effect of the assumed
 conversion of weighted average shares of
 redeemable convertible preferred stock and
 convertible preferred stock outstanding after the
 exercise of the redeemable convertible preferred
 stock warrant....................................                        8,120
                                                                       --------
Shares used in computing pro forma net loss per
 share, basic and diluted.........................                        8,389
                                                                       ========
Pro forma net loss per share, basic and diluted...                     $  (1.63)
                                                                       ========

Impact of Recently Issued Accounting Standards:

  In June 1997, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS
130). FAS 130 requires that all items that are to be required to be recognized under accounting standards as components of comprehensive financial statements. FAS 130 is effective for fiscal years beginning after December 15, 1997. There was no difference between the Company's net loss and its total comprehensive loss for the years ended December 31, 1996, 1997 and 1998.

  During June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (FAS 131). FAS 131 replaces FAS 14, "Financial Reporting for Segments of a Business Enterprise" and changes the way the public companies report segment information. FAS 131 is effective for fiscal years beginning after December 15, 1997 and has been adopted by the Company for the year ending December 31, 1998.

                               TUT SYSTEMS, INC.

                   (in thousands, except per share amounts)

2. Summary of Significant Accounting Policies, continued:

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). This standard requires companies to capitalize qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company is currently evaluating the impact of SOP 98-1 on its financial statements and related disclosures.

  In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities" (SOP 98-5). This standard requires companies to expense the costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The Company believes the adoption of SOP 98-5 will not have a material impact on its results of operations.

3. Concentrations of Credit Risk:

  The Company operates in one business segment, designing, developing and marketing advanced communications products which enable high-speed data access in homes, businesses and other buildings. The markets for high-speed data access products are characterized by rapid technological developments, frequent new product introductions, changes in end user requirements and evolving industry standards. The Company's future success will depend on its ability to develop, introduce and market enhancements to its existing products to introduce new products in a timely manner which meet customer requirements and to respond to competitive pressures and technological advances. Further, the emergence of new industry standards, whether through adoption by official standards committees or widespread use by telephone companies or other service providers, could require the Company to redesign its products.

  A relatively small number of resellers account for a significant percentage of the Company's revenues. The Company expects that the sale of its products to a limited number of resellers may continue to account for a high percentage of revenues for the foreseeable future.

  The Company performs ongoing credit evaluations of its customers and generally requires no collateral. The Company had significant accounts receivable balances due from three customers individually representing 16%, 10% and 10% of total accounts receivable at December 31, 1997. The Company had no customers with accounts receivable balances greater than 10% at December 31, 1998.

  Currently, the Company relies on contract manufacturers and some single source suppliers of materials for certain product components. As a result, should the Company's current manufacturers or suppliers not produce and deliver inventory for the Company to sell on a timely basis, operating results could be adversely impacted.

  The Company from time to time maintains a substantial portion of its cash and cash equivalents in money market accounts with one financial institution. The Company invests its excess cash in debt instruments of the U.S. Treasury, governmental agencies and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities that attempt to maintain safety and liquidity. The Company has not experienced any significant losses on its cash equivalents or short-term investments.

                               TUT SYSTEMS, INC.

                   (in thousands, except per share amounts)

4. Investments:

  The amortized cost and fair value of the Company's investments at December 31, 1997 consisted of $4,890 of commercial paper, all of which matured within one year. The Company had no investments at December 31, 1998. The cost of marketable securities approximated the fair value of the securities and the amount of unrealized gains or losses was not significant at December 31, 1997.


5. Inventories:

  Inventories consist of the following:

                                                                   December 31,
                                                                   -------------
                                                                    1997   1998
                                                                   ------ ------
   Finished goods................................................. $1,236 $1,856
   Work in process................................................    --   1,616
   Raw material...................................................    188    315
                                                                   ------ ------
                                                                   $1,424 $3,787
                                                                   ====== ======

6. Property and equipment:

  Property and equipment consist of the following:

                                                                 December 31,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
   Office equipment............................................. $  226  $  519
   Computers and software.......................................    921   1,143
   Test equipment...............................................    570     860
   Leasehold improvements.......................................    432     454
                                                                 ------  ------
                                                                  2,149   2,976
   Less accumulated depreciation and amortization...............   (804) (1,186)
                                                                 ------  ------
                                                                 $1,345  $1,790
                                                                 ======  ======

7. Accrued Liabilities:

  Accrued liabilities consist of the following:

                                                                  December 31,
                                                                  -------------
                                                                  1997   1998
                                                                  -------------
   Compensation.................................................. $ 495 $   936
   Accrued offering costs........................................   --      340
   Accrued royalties.............................................    56      32
   Other.........................................................   196     450
                                                                  ----- -------
                                                                  $ 747 $ 1,758
                                                                  ===== =======

                               TUT SYSTEMS, INC.

                   (in thousands, except per share amounts)

8. Lines of Credit:

  The Company has a credit facility of up to $7,500 with a lending institution. The credit facility is composed of two revolvers: a formula revolver of up to the lesser of $3,000 or 85% of qualifying accounts receivable and a non-formula revolver up to $4,500. The credit facility requires a minimum monthly interest payment of $10. The term of the credit facility is eighteen months and is renewable for additional terms of one year unless 60 days' written notice is given by either party. The loans under this credit facility are collateralized by substantially all assets of the Company. The Company granted the lending institution a warrant to purchase 55 shares of the Company's common stock at an exercise price of $14.00 per share on December 21, 1998. The warrant is exercisable for 5 years from the date of issuance and has been valued using the Black-Scholes method.

  Amounts outstanding under lines of credit are as follows:

                                                                    December 31,
                                                                    ------------
                                                                    1997   1998
                                                                    ----- ------
   Lending institution credit facility; non-formula revolver of
    $4,500, interest at prime plus 3.5% (11.25% at December 31,
    1998).........................................................  $ --  $4,262
   Lending institution credit facility; the lower of $3,000 or 85%
    of qualifying accounts receivable; interest at prime plus 2%..    --     --
   Bank equipment credit line of $700; repaid and cancelled in
    1998..........................................................    354    --
                                                                    ----- ------
                                                                    $ 354 $4,262
                                                                    ===== ======

9. Income Taxes:

The income tax provision for each of 1996, 1997 and 1998 of $1 relates to the state franchise tax fee.
The components of the net deferred tax assets as of December 31, 1997 and 1998 are as follows:

                                                                 December 31,
                                                                ---------------
                                                                 1997    1998
                                                                ------  -------
   Deferred tax assets:
    Net operating loss carryforwards........................... $8,320   11,171
    Research and development credit............................    306      977
    Deferred research and development costs....................    341      402
    Deferred revenue...........................................    --     1,035
    Other......................................................     14      686
                                                                ------  -------
                                                                 8,981   14,271
   Less valuation allowance.................................... (8,981) (14,271)
                                                                ------  -------
   Net deferred tax assets..................................... $  --       --
                                                                ======  =======

  Due to the uncertainty surrounding the realization of the tax attributes in~ tax returns, the Company has placed a full valuation allowance against its otherwise recognizable net deferred tax assets.

  At December 31,1998, the Company has approximately $31,120 in federal and $10,180 in state net operating loss (NOL) carryforwards to reduce future taxable income. At December 31, 1998, the Company also has research and experimentation tax credit carryforwards of approximately $568 and $410 for federal and state income tax purposes, respectively. The NOL and credit carryforwards expire in 1998 to 2018.

  NOL carryforwards of $7,000 and $2,000 for federal and state income tax purposes, respectively, are subject to annual limitations due to a change in ownership as defined under the Tax Reform Act of 1986.

                               TUT SYSTEMS, INC.

                   (in thousands, except per share amounts)


10. Lease Obligations:

  The Company leases office, manufacturing and warehouse space under noncancelable operating leases that expire through 2002. On March 3, 1998, the Company extended its existing lease for its headquarters location for three years beginning June 1, 1998 to May 31, 2001. During December 1998, the Company leased additional space under the same terms. The new lease contains an option to extend for an additional two years at a rate to be determined.

  Minimum future lease payments under operating leases at December 31, 1998 are as follows:

   1999.................................................................... $294
   2000....................................................................  307
   2001....................................................................  162
   2002....................................................................   56
                                                                            ----
                                                                            $819
                                                                            ====

  Rent expense for the years ended December 31, 1996, 1997 and 1998 was $173, $267 and $314, respectively.

11. Royalty Obligation:

  The Company has acquired the rights, title, and interests in two patents from a founder and stockholder of the Company. These two patents give the Company exclusive control of the Balun technology required in the Company's products. As amended in March 1996, retroactive to June 1995, the agreement states that beginning January 1, 1996, the Company will pay a 1% royalty based on the net sales price of products sold utilizing the patented technology until the founder has been paid an aggregate of $750, at which time the royalty percentage reduces to .25%. If annual royalties are less than $100 in any one year, the Company shall have the right to pay the difference between the royalty and $100. If the Company elects not to pay the $100 minimum, the patents will be reconveyed to the founder upon his written request. In this event, the Company will retain a paid-up nonexclusive license to use the patents. The royalty payments are due 30 days after each quarter-end. The agreement will remain in effect until the patents expire.

  For 1997 and 1998, respectively, the royalty fees based on 1% of net sales were approximately $62 and $100, respectively. The Company elected to pay the difference between the actual royalty and the $100 minimum for 1997.

12. Redeemable Convertible Preferred Stock and Warrant:

  The Company will be required to redeem its Series D, E, F, and G preferred stock (redeemable stock) on or at any time after June 25, 2002, upon the election of the holders of outstanding shares of the redeemable stock. Such election requires the redeemable stockholders to vote together as one class and requires the approval of the redemption to be at least 67% of the outstanding shares of redeemable stock. Any such redemption of the redeemable stock shall require the redemption of the Series D, E, F and G preferred stock by the Company at $3.60, $4.60, $5.00 and $12.00 per share, respectively, plus any accrued and unpaid dividends. Additional features of the redeemable stock are described further in Note 13.

  In August 1997, the Company entered into a Licensing and Cooperative Marketing Agreement with a software company (Software Company) covering the use and promotion of certain of the Company's technology and future products related to in-home networking. In exchange for endorsement of the technology, marketing,

                               TUT SYSTEMS, INC.

                   (in thousands, except per share amounts)


12. Redeemable Convertible Preferred Stock and Warrant, continued

and certain development support, the Company granted the Software Company a warrant to purchase 667 shares of Series G convertible preferred stock at an exercise price of $10.00 per share. The warrant expires upon the earliest of
(i) August 2002, (ii) sale or merger of the company, or (iii) an initial public offering. The warrant vests in three increments of 30%, 40% and 30% each upon achievement of certain agreed upon milestones. The warrant has been valued using the Black-Scholes method. As of December 31, 1997 and 1998, 60% and 100% of the warrant had vested and an expense of $1,260 and $2,100 was recorded by the Company, respectively.

13. Stockholders' Equity (Deficit):

 Stock Split:

  In September 1998, in connection with the Company's reincorporation from California to Delaware, the Company effected a four for one reverse split of its common and preferred stock. All share data and stock option plan information have been restated to reflect the reverse split and the reincorporation.

 Preferred Stock:

  In 1996, the Company amended its articles of incorporation to increase the number of authorized shares of preferred stock to 7,500. In 1997, the Company amended the articles of incorporation to increase the number of authorized share of preferred stock to 9,250. The Company has designated 1,719, 1,313, 2,500, and 2,000 shares as Series D, E, F, and G, respectively, which are redeemable and reserved 667 shares for Series G warrant (see Note 12). Authorized shares of preferred stock of 380 remain undesignated.

  The following is a summary of Series A--C convertible preferred stock authorized, issued, and outstanding:

                                                               Shares Issued and
                                                                  Outstanding
                                                               -----------------
                                                                 December 31,
                                                      Shares   -----------------
   Series                                           Authorized 1996  1997  1998
   ------                                           ---------- ----- ----- -----
   A...............................................     500      500   500   500
   B...............................................      89       89    89    89
   C...............................................     750      509   509   509
                                                      -----    ----- ----- -----
                                                      1,339    1,098 1,098 1,098
                                                      =====    ===== ===== =====

 Dividends:

  The Series A, B, C, D, E, F and G preferred stockholders are entitled to $.20, $.20, $.24, $.25, $.32, $.35 and $.84 per share of noncumulative dividends, respectively. However, the Series D, E, F and G preferred stock dividends become cumulative in the event of liquidation of the Company or upon a two-thirds vote of the Series D, E, F and G preferred stockholders, on or after June 25, 2002, requiring the redemption of the Series D, E, F and G preferred stock by the Company at $3.60, $4.60, $5.00 and $12.00 per share, respectively, plus the cumulative dividends. As of December 31, 1997 and 1998, the Company has accreted $3,857 and $6,441, respectively, in dividends under the terms of the Series D, E, F and G preferred stock agreements.

 Conversion and Rights:

  Each share of preferred stock may be converted into common stock at the option of the stockholder. The preferred stock automatically converts to common stock immediately prior to the public offering of shares of the Company's common stock at a price not less than $12.00 per share and an aggregate offering price of not less

                               TUT SYSTEMS, INC.

                   (in thousands, except per share amounts)

13. Stockholders' Equity (Deficit), continued:

than $15,000. The preferred stock has the same voting rights as the common stock. Generally, the Company cannot issue stock with preferences greater than the current preferred stock or issue a preferred or common stock dividend without the two-thirds consent of the preferred stockholders.

  The Series A, B, C, D, E, F and G preferred stockholders have the right to participate in any registration of Company stock subject to underwriter restrictions and the right of first refusal on new security issuances.

 Liquidation:

  Upon the liquidation, dissolution, or winding up of the Company (either voluntary or involuntary), the holders of Series B, C, D, E, F and G preferred stock are entitled to receive out of the assets of the Company available for distribution to its stockholders, an amount equal to $2.24, $2.68, $3.60, $4.60, $5.00, and $12.00 per share of Series B, C, D, E, F and G, respectively, plus any declared but unpaid dividends, including all cumulative dividends due to the holders of the Series D, E, F and G, preferred stock. To the extent any assets remain in the Company after such distributions, then the holders of Series A preferred stock are entitled to receive an amount equal to $2.24 per share, plus any declared but unpaid dividends. Thereafter, any remaining distributions will be made ratably to all common stockholders.

 Redemption:

  The Series A, B, and C preferred stock may be redeemed at the option of the Company and consent of two-thirds of the Series D, E, F and G Preferred stockholders after September 30, 1997. The redemption may be in whole but not in part of the Series A, B, and C preferred stock, and the redemption value will include any accrued and unpaid dividends.

 Common Stock Reserved:

  The Company has reserved common stock for issuance upon conversion of redeemable and preferred stock as follows:

                                                                Shares Reserved
                                                               -----------------
                                                                 December 31,
                                                               -----------------
                                                               1996  1997  1998
                                                               ----- ----- -----
   A..........................................................   500   500   500
   B..........................................................    89    89    89
   C..........................................................   750   750   750
   D.......................................................... 1,719 1,719 1,719
   E.......................................................... 1,313 1,313 1,313
   F.......................................................... 2,500 2,500 2,500
   G..........................................................   --  2,000 2,000
                                                               ----- ----- -----
                                                               6,871 8,871 8,871
                                                               ===== ===== =====

                               TUT SYSTEMS, INC.

                   (in thousands, except per share amounts)

14. Stock Option Plans:

  In November 1993, the Company adopted the 1992 Stock Plan (the 1992 Plan), under which the Company may grant both incentive stock options and nonstatutory stock options to employees, consultants and directors. Options issued under the 1992 Plan can have an exercise price of no less than 85% of the fair market value, as defined under the 1992 Plan, of the stock at the date of grant. The 1992 Plan allows for the issuance of a maximum of 750 shares of the Company's common stock. In January 1997, the 1992 Plan was amended to increase the maximum number of shares that may be issued to 1,250. In March 1998, the 1992 Plan was amended to increase the maximum number of shares that may be issued to 1,438. This number of shares of common stock has been reserved for issuance under the 1992 Plan. Generally, stock options are granted with vesting periods of four years and have an expiration date of ten years from the date of grant.

  The Company's 1998 Employee Stock Purchase Plan (the 1998 Purchase Plan) was adopted by the Board of Directors in July 1998 and was approved by the stockholders in September 1998. At December 31, 1998, the Company has reserved 250 shares of common stock for issuance under the 1998 Purchase Plan. The 1998 Purchase Plan is subject to annual increases, subject to certain limitations. The Company had no activity in the 1998 Purchase Plan for the year ended December 31, 1998.

  The Company's 1998 Stock Plan (the 1998 Plan) was adopted by the Board of Directors in July 1998 and was approved by the stockholders in September 1998 and has rights and privileges similar to the 1992 Plan. The 1998 Plan allows for issuance of 1,000 shares of common stock with annual increases starting in 2000, subject to certain limitations. The Company had no activity in the 1998 Plan for the year ended December 31, 1998.

  Activity under the 1992 Plan is summarized as follows:

                                                      Outstanding Options
                                      ----------------------------------------------------
                                                                                  Weighted
                             Shares             Number                            Average
                            Available  Options    of                    Aggregate Exercise
                            for Grant Exercised Shares  Price Per Share   Price    Price
                            --------- --------- ------  --------------- --------- --------
   Balance, January 1,
    1996...................    105       139      506    $0.28- $0.48    $  201    $0.40
   Options granted.........   (115)      --       115      0.48- 0.52        57     0.50
   Options exercised.......    --         13      (13)     0.36- 0.48        (6)    0.46
   Options terminated......    157       --      (157)     0.36- 0.52       (73)    0.46
                              ----       ---    -----                    ------
   Balance, December 31,
    1996...................    147       152      451      0.28- 0.52       179     0.40
   Options authorized......    500       --       --          --            --       --
   Options granted.........   (389)      --       389      0.52- 2.00       254     0.65
   Options exercised.......    --         56      (56)     0.36- 0.48       (21)    0.38
   Options terminated......     59       --       (59)     0.36- 0.52       (27)    0.46
                              ----       ---    -----                    ------
   Balance, December 31,
    1997...................    317       208      725      0.28- 2.00       385     0.53
   Options authorized .....    188       --       --          --            --       --
   Options granted ........   (414)      --       414      2.00-15.00     2,822     6.82
   Options exercised ......    --        129     (129)     0.36- 2.40       (63)    0.49
   Options terminated .....      5       --        (5)       0.52            (2)    0.40
                              ----       ---    -----                    ------
   Balance, December 31,
    1998 ..................     96       337    1,005    $0.28-$15.00    $3,142    $3.13
                              ====       ===    =====                    ======

  In addition to the 1992 Plan, the Company granted an option to purchase 6 shares at $2.24. Such options were exercised in 1997.

  In connection with the grant of options for the purchase of 356 shares of common stock to employees during the period from December 1997 through June 1998, the Company recorded aggregate deferred compensation of $1,820 representing the difference between the deemed fair value of the common stock and the option exercise

                               TUT SYSTEMS, INC.

                   (in thousands, except per share amounts)

14. Stock Option Plans, continued:

price at date of grant. Such deferred compensation will be amortized over the vesting period relating to these options. Accordingly, the Company amortized zero and $393 for the year ended December 31, 1997 and the year ended December 31, 1998, respectively.

  The Company uses the Black-Scholes method to value options granted to consultants. The total estimated fair value of such grants during the periods presented was not significant and was expensed over the applicable vesting periods.

  At December 31, 1996, 1997 and 1998 vested options to purchase 267, 288 and 385 shares of common stock, respectively were unexercised. The weighted average exercise price of these options was $0.36 and $0.65 per share for 1997 and 1998, respectively.

  The following table summarizes information about stock options outstanding at December 31, 1998:

                  Options Outstanding                  Options Exercisable
   ------------------------------------------------------------------------
                             Weighted Average Weighted             Weighted
     Range of                   Remaining     Average              Average
     Exercise      Number    Contractual Life Exercise   Number    Exercise
      Prices     Outstanding     (years)       Price   Exercisable  Price
   ------------  ----------- ---------------- -------- ----------- --------
   $0.28-$0.52       569           7.24        $ 0.46      350      $ 0.42
   $2.00-$3.60       246           9.13        $ 2.50       32      $ 2.37
   $8.00-$12.00      148           9.47        $11.07        2      $ 8.84
      $15.00          42           9.75        $15.00        1      $15.00

  The following information concerning the Company's stock option plan is provided in accordance with SFAS 123. The Company accounts for the Plan in accordance with APB No. 25 and related Interpretations.

  The fair value of each option grant has been estimated on the date of grant using the minimum value method. Weighted average assumptions used in determining the fair value for grants in 1996, 1997 and 1998 include risk-free interest rates of 6.7%, 6.7% and 5.4%, respectively, and an expected life of 5 years, 4 years and 4 years, respectively. Volatility and dividend yields are not factors in the Company's minimum value calculation.

  The weighted average fair value of options granted in 1996, 1997 and 1998 was $.16, $.12 and $2.13 per share, respectively.

  Had compensation expense for the stock plans been determined based on the fair value at the grant date for options granted in 1996, 1997 and 1998, consistent with the provisions of SFAS 123, the pro forma net loss would have been reported as follows:

                                                  1996      1997      1998
                                                 -------  --------  --------
   Net loss attributable to common
    stockholders--as reported................... $(5,564) $(10,784) $(16,331)
   Net loss attributable to common
    stockholders--pro forma.....................  (5,571)  (10,798)  (16,496)
   Net loss per share attributable to common
    stockholders--
    as reported.................................  (37.51)   (59.36)   (60.62)
   Net loss per share attributable to common
    stockholders--
    pro forma...................................  (37.55)   (59.44)   (61.24)

                               TUT SYSTEMS, INC.

                   (in thousands, except per share amounts)

15. 401(k) Plan:

  In April 1995, the Company adopted the Tut Systems, Inc. 401(k) Plan (the 401(k) Plan) covering all eligible employees. Contributions are limited to 15% of each employee's annual compensation. Contributions to the 401(k) Plan by the Company are discretionary. The Company did not make any contributions for the years ended December 31, 1996, 1997 and 1998.

16. Significant Customer and Geographic Information:

  The Company currently targets its sales efforts to both public and private network providers and users across four related market segments. The Company has one reportable segment. Revenue by geographic region is as follows:

                                                            1996   1997   1998
                                                           ------ ------ -------
   United States.......................................... $3,489 $5,236 $ 8,601
   Foreign................................................    965    985   1,954
                                                           ------ ------ -------
                                                           $4,454 $6,221 $10,555
                                                           ====== ====== =======

  Three reseller customers accounted for 16%, 14% and 11%, respectively, of the Company's revenue for the year ended December 31, 1996. Two reseller customers accounted for 14% and 12%, respectively, of the Company's revenue for the year ended December 31, 1997. One reseller customer accounted for 10% of the Company's revenue for the year ended December 31, 1998.

 [Inside Back Cover: Graphic including photograph of the Company's Expresso GS,
  Expresso MDU and XL products]

Captions:

[High-Speed Copper Wire Access Solutions for "The Last Mile" and Beyond....]

[EXPRESSO GS
 For service providers, Tut offers the economical Expresso GS family of products for the delivery of high-speed access services over ordinary "last mile" local loop facilities. With integrated switching, routing, and WAN functions, the Expresso GS is a complete solution in one chassis.]

[HOMERUN
 For sharing multiple resources and high-speed access to the Internet within a single-family home, Tut offers its innovative HomeRun technology to partners for incorporation into PC, PC-peripheral, high-speed modem, and other networking products.]

[XL
 For private copper networks residing in corporate and educational campuses, medical and hospital complexes, or other multibuilding premises, Tut offers a family of XL products that enable Ethernet connections from 600 feet to over 24,000 feet using ordinary copper telephone wires.]

[EXPRESSO MDU
 For owners and operators of private copper networks within apartments, hotels, college dormitories, and similar multitenant housing complexes, Tut offers the Expresso MDU and HomeRun products to enable both a secure LAN and high-speed Internet access for each living unit.]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 No person has been authorized to give any information or to make any repre-sentations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered secu-rities to which it relates or the solicitation of an offer to buy such securi-ties in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, un-der any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information con-tained herein is correct as of any time subsequent to its date.

                              ------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Disclosure Regarding Forward-Looking Statements..........................  16
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Financial Data..................................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  26
Management...............................................................  41
Certain Transactions.....................................................  51
Principal Stockholders...................................................  53
Description of Capital Stock.............................................  55
Shares Eligible for Future Sale..........................................  57
Underwriting.............................................................  58
Legal Matters............................................................  60
Experts..................................................................  60
Available Information....................................................  60
Index to Financial Statements............................................ F-1

                              ------------------

 Through and including       , 1999 (the 25th day after the date of this
Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               2,500,000 Shares

                             [LOGO OF TUT SYSTEMS]

                                 Common Stock

                              ------------------

                                  PROSPECTUS
                                      , 1999

                              ------------------

                                Lehman Brothers

                             Dain Rauscher Wessels
                   a division of Dain Rauscher Incorporated

                             Salomon Smith Barney

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.

                                                                       Amount
                                                                     To Be Paid
                                                                     ----------
   SEC Registration Fee............................................. $   13,570
   NASD Filing Fee..................................................      5,100
   The Nasdaq National Market System Listing Fee....................     80,000
   Printing and Shipping Fees.......................................    364,000
   Legal Fees and Expenses..........................................    375,000
   Accounting Fees and Expenses.....................................    261,000
   Registrar and Transfer Agent Fees................................     15,000
   Miscellaneous....................................................     86,330
                                                                     ----------
     Total.......................................................... $1,200,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

  The Registrant's Certificate of Incorporation provides for the indemnification of directors to the maximum extent permissible under Delaware law. Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

  The Registrant's Certificate of Incorporation provides for the indemnification of directors to the maximum extent permissible under Delaware law.

  The Company's Bylaws provide that the Company shall indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws permit such indemnification.

  The Company has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company arising out of such person's services as a director, officer, employee, agent or fiduciary of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The agreements do not provide for indemnification in cases where (i) the claim is brought by the indemnified party, (ii) the indemnified party has not acted in good faith; (iii) the claim arises under
Section 16(b) of the Exchange Act; or (iv) the indemnified party has engaged in acts, omissions or transactions for which the indemnified party is prohibited from receiving indemnification under the agreement or applicable law. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Item 15. Recent Sales of Unregistered Securities

  (a) In the three years prior to the date of this Registration Statement, the Registrant has issued and sold the following unregistered securities. The transactions set forth below occurring prior to September 29, 1998 do not reflect a four for one reverse split of the Registrant's Common Stock effected on such date.

    (1) During the period from June 30, 1995 to date, the Registrant has issued options to purchase 3,791,450 shares of Common Stock to directors, employees and consultants pursuant to the Registrant's 1992 Stock Plan.

    (2) On September 9, 1995, the Registrant sold 46,750 shares of Common Stock upon the exercise of options at a price of $0.09 per share.

    (3) On February 21, 1996, the Registrant sold 3,187 shares of Common Stock upon the exercise of options at a price of $0.12 per share.

    (4) On April 25, 1996, the Registrant sold 16,944 shares of Common Stock upon the exercise of options at prices ranging from $0.09 per share to $0.12 per share.

    (5) On August 9, 1996, the Registrant sold 8,699,191 shares of Series F Preferred Stock, which will automatically convert to Common Stock upon the closing of this offering, to 20 investors at an as-converted price of $1.25 per share, payable in cash.

    (6) On October 7, 1996, the Registrant sold 475,436 shares of Series F Preferred Stock, which will automatically convert to Common Stock upon the closing of this offering, to 5 investors at an as-converted price of $1.25 per share, payable in cash.

    (7) On October 14, 1996, the Registrant sold 29,792 shares of Common Stock upon the exercise of options at a price of $0.12 per share.

    (8) On December 17, 1996, the Registrant sold 2,025 shares of Common Stock upon the exercise of options at a price of $0.09 per share.

    (9) On January 2, 1997, the Registrant sold 7,500 shares of Common Stock upon the exercise of options at a price of $0.13 per share.

    (10) On February 4, 1997, the Registrant sold 11,667 shares of Common Stock upon the exercise of options at a price of $0.12 per share.

    (11) On February 27, 1997, the Registrant sold 6,771 shares of Common Stock upon the exercise of options at a price of $0.12 per share.

    (12) On June 16, 1997, the Registrant sold 1,500 shares of Common Stock upon the exercise of options at a price of $0.09 per share.

    (13) On July 11, 1997, the Registrant sold 30,000 shares of Common Stock upon the exercise of options at a price of $0.09 per share.

    (14) On August 18, 1997, the Registrant sold 9,937 shares of Common Stock upon the exercise of options at a price of $0.12 per share.

    (15) On August 27, 1997, the Registrant issued a warrant to purchase up to 2,667,343 shares of Series G Preferred Stock, which will automatically convert to Common Stock upon the closing of this offering, exercisable at a price of $2.50 per share to Microsoft Corporation in connection with the licensing and marketing arrangement entered into between the two companies. The warrant expires, if not earlier exercised, on the closing of this offering.

    (16) On September 2, 1997, the Registrant sold 9,302 shares of Common Stock upon the exercise of options at a price of $0.12 per share.

    (17) On September 15, 1997, the Registrant sold 127,607 shares of Common Stock upon the exercise of options at a price of $0.09 per share.

    (18) On October 21, 1997, the Registrant sold 15,625 shares of Common Stock upon the exercise of options at a price of $0.12 per share.

    (19) On November 17, 1997, the Registrant sold 2,500 shares of Common Stock upon the exercise of options at a price of $0.13 per share.

    (20) On December 1, 1997, the Registrant sold 822 shares of Common Stock upon the exercise of options at a price of $0.12 per share.

    (21) On December 16, 1997, the Registrant sold 3,752,098 shares of Series G Preferred Stock, which will automatically convert to Common Stock upon the closing of this offering, to 20 investors at an as-converted price of $3.00 per share, payable in cash.

    (22) On December 31, 1997, the Registrant sold 14,500 shares of Series G Preferred Stock, which will automatically convert to Common Stock upon the closing of this offering, to 3 investors at an as-converted price of $3.00 per share, payable in cash.

    (23) On January 23, 1998, the Registrant sold 2,708 shares of Common Stock upon the exercise of options at a price of $0.13 per share.

    (24) On January 30, 1998, the Registrant sold 7,333 shares of Series G Preferred Stock, which will automatically convert to Common Stock upon the closing of this offering, to 2 investors at an as-converted price of $3.00 per share, payable in cash.

    (25) On March 10, 1998, the Registrant sold 1,600 shares of Common Stock upon the exercise of options at a price of $0.12 per share.

    (26) On March 16, 1998, the Registrant sold 891,079 shares of Series G Preferred Stock, which will automatically convert to Common Stock upon the closing of this offering, to 6 investors at an as-converted price of $3.00 per share, payable in cash.

    (27) On April 10, 1998, the Registrant sold 5,417 shares of Common Stock upon the exercise of options at a price of $0.13 per share.

    (28) On April 16, 1998, the Registrant sold 333,333 shares of Series G Preferred Stock, which will automatically convert to Common Stock upon the closing of this offering, to one investor at an as-converted price of $3.00 per share, payable in cash.

    (29) On April 19, 1998, the Registrant sold 1,042 shares of Common Stock upon the exercise of options at a price of $0.60 per share.

    (30) On May 22, 1998, the Registrant sold 1,657 shares of Series G Preferred Stock, which will automatically convert to Common Stock upon the closing of this offering, to one investor at an as-converted price of $3.00 per share, payable in cash.

    (31) On June 22, 1998, the Registrant sold 5,833 shares of Common Stock upon the exercise of options at a price of $0.13 per share.

    (32) On June 30, 1998, the Registrant sold 1,000 shares of Common Stock upon the exercise of options at a price of $0.09 per share.

    (33) On July 8, 1998, the Registrant sold 12,500 shares of Common Stock upon the exercise of options at a price of $0.12 per share.

    (34) On July 10, 1998, the Registrant sold 28,749 shares of Common Stock upon the exercise of options at prices of $0.09, $0.12 and $0.13 per share.

    (35) On July 14, 1998, the Registrant sold 2,080 shares of Common Stock upon the exercise of options at a price of $0.12 per share.

    (36) On July 16, 1998, the Registrant sold 194,000 shares of Common Stock upon the exercise of options at prices of $0.09 and $0.12 per share.

    (37) On July 29, 1998, the Registrant sold 104,896 shares of Common Stock upon the exercise of options at prices of $0.13 and $0.60 per share.

    (38) On August 17, 1998, the Registrant sold 5,972 shares of Common Stock upon the exercise of options at prices of $0.12 and $0.13 per share.

    (39) On August 18, 1998, the Registrant sold 15,044 shares of Common Stock upon the exercise of options at prices of $0.09 and $0.13 per share.

    (40) On August 19, 1998, the Registrant sold 43,752 shares of Common Stock upon the exercise of options at a price of $0.13 per share.

    (41) On August 26, 1998, the Registrant sold 917 shares of Common Stock upon the exercise of options at a price of $0.09 per share.

    (42) On August 28, 1998, the Registrant sold 2,531 shares of Common Stock upon the exercise of options at a prices of $0.12 and $0.13 per share.

    (43) On September 17, 1998, the Registrant sold 3,395 shares of Common Stock upon the exercise of options at a prices of $0.12 and $0.13 per share.

    (44) On September 18, 1998, the Registrant sold 11,000 shares of Common Stock upon the exercise of options at a price of $0.09 per share.

    (45) On September 22, 1998, the Registrant sold 7,500 shares of Common Stock upon the exercise of options at a price of $0.09 per share.

    (46) On November 24, 1998, the Registrant sold 1,250 shares of Common Stock upon the exercise of options at a price of $2.00 per share.

    (47) On November 30, 1998, the Registrant sold 1,187 shares of Common Stock upon the exercise of options at a price of $0.48 per share.

    (48) On December 4, 1998, the Registrant sold 416 shares of Common Stock upon the exercise of options at a price of $0.52 per share.

    (49) On December 18, 1998, the Registrant issued a warrant to purchase 55,000 shares of Common Stock exercisable at a price of $14.00 per share to TBCC Funding Trust II, a Delaware Business Trust, in connection with the loan and security arrangement entered into between TransAmerica Business Credit Corporation and the Registrant. The warrant expires on December 18, 2003.

    (50) On December 22, 1998, the Registrant sold 2,049 shares of Common Stock upon the exercise of options at a price of $0.36 per share.

    (51) On December 29, 1998, the Registrant sold 1,329 shares of Common Stock upon the exercise of options at prices of $0.48 and $0.52 per share.

    (52) On December 30, 1998, the Registrant sold 4,250 shares of Common Stock upon the exercise of options at prices of $0.36, $0.48 and $0.52 per share.

  (b) There were no underwriters, brokers or finders employed in connection with any of the transactions set forth above.

  (c) The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D or Regulation S promulgated thereunder (with respect to items 5, 6, 15, 21, 22, 24, 26, 28, 30 and 49), or Rule 701 promulgated under Section 3(b) of the Securities Act (with respect to all other items listed above) as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

      1.1* Form of Underwriting Agreement.
      3.1* Restated Certificate of Incorporation of Registrant, as currently in effect.

      3.2*   Form of Second Amended and Restated Certificate of Incorporation
             of Registrant, to be filed immediately following the closing of the offering made under this Registration Statement.
      3.3*   Bylaws of Registrant, as currently in effect.
      4.1*   Specimen Common Stock Certificate.
      5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation.
     10.1*   1992 Stock Plan, as amended, and form of Stock Option Agreement thereunder.
     10.2*   1998 Stock Plan and forms of Stock Option Agreement and Stock
             Purchase Agreement thereunder.
     10.3*   1998 Employee Stock Purchase Plan.
     10.4*   American Capital Marketing, Inc. 401(k) Plan.
     10.5*   Fourth Amended and Restated Shareholders' Rights Agreement, dated
             December 16, 1997, between Registrant and certain stockholders.
     10.6*   Lease by and between Pleasant Hill Industrial Park Associates, a
             California Limited Partnership, and Registrant dated April 4,
             1995, as amended.
     10.7*   Office Building Lease between Petula Associates, Ltd., an Iowa corporation, and Principal Mutual Life Insurance Co., an Iowa
             corporation, doing business as RC Creekside Phase VI and
             Registrant dated April 25, 1997.
     10.8+*  Licensing and Cooperative Marketing Agreement Between Microsoft
             Corporation and Registrant dated August 27, 1997, as modified and restated on July 30, 1998.
     10.9*   Form of Indemnification Agreement entered into between Registrant and each director and officer.
     10.10*  Agreement and General Release between Registrant and And Yet, Inc.
             dated July 31, 1998.
     10.11+* Software License Agreement between RouterWare, Inc. and Registrant dated December 16, 1997.
     10.12*  Home Phoneline Promoters Agreement by and between IBM Corporation,
             Hewlett-Packard Company, Compaq Computer Corporation, Advanced
             Micro Devices, Inc., Intel Corporation, Epigram, Inc., AT&T
             Wireless Services Inc., 3Com Corporation, Rockwell Semiconductor
             Systems, Inc. and Lucent Technologies Inc. dated June 1, 1998.
     10.13+* Master Agreement between Registrant and Compaq Computer
             Corporation dated April 21, 1998 including supplements thereto.
     10.14*  Loan Agreement, General Security Agreement, and Collateral
             Assignment and Patent Mortgage and Security Agreement with
             Imperial Bank, each dated August 16, 1997.
     10.15*  Loan and Security Agreement, Streamlined Facility Agreement,
             Revolving Credit Note, Patent and Trademark Security Agreement,
             Security Agreement in Copyrighted Works and Stock Subscription
             Warrant between Registrant and TransAmerica Business Credit
             Corporation, each dated December 18, 1998.
     10.16*  Extension Agreement among Registrant, And Yet, Inc. and Marty
             Graham dated December 21, 1998.
     11.1    Calculation of earnings per share (contained in Note 2 of Notes to
             Financial Statements).
     21.1*   List of Subsidiaries of Registrant.
     23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants.
     23.2*   Consent of Counsel (included in Exhibit 5.1).
     24.1*   Power of Attorney.
     27.1*   Financial Data Schedule.

--------
 + Confidential treatment requested for portions of these agreements. Omitted portions have been filed separately with the Securities and Exchange Commission.
 *  Previously filed.

  (b) Financial Statement Schedules

      Schedule II --Valuation and Qualifying Accounts......................  S-2

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasant Hill, State of California, on the 27th day of January, 1999.

                                          Tut Systems, Inc.

                                                    /s/ Nelson Caldwell
                                          By:
                                            -----------------------------------
                                                      Nelson Caldwell
                                             Vice President, Finance and Chief
                                                     Financial Officer


  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                            Title                    Date
              ---------                            -----                    ----

       * Salvatore D'Auria             President, Chief Executive     January 27, 1999
______________________________________  Officer and Director
          Salvatore D'Auria             (Principal Executive
                                        Officer)

       /s/ Nelson Caldwell             Vice President, Finance and    January 27, 1999
______________________________________  Chief Financial Officer
           Nelson Caldwell              (Principal Financial and
                                        Accounting Officer)

         * Matthew Taylor              Chairman of the Board, Chief   January 27, 1999
______________________________________  Technical Officer and
            Matthew Taylor              Secretary

     * Clifford H. Higgerson           Director                       January 27, 1999
______________________________________
        Clifford H. Higgerson

        * Saul Rosenzweig              Director                       January 27, 1999
______________________________________
           Saul Rosenzweig

          * David Spreng               Director                       January 27, 1999
______________________________________
             David Spreng

        * George Middlemas             Director                       January 27, 1999
______________________________________
           George Middlemas

        * Brion Applegate              Director                       January 27, 1999
______________________________________
           Brion Applegate

          * Roger Moore                Director                       January 27, 1999
______________________________________
             Roger Moore

          * Neal Douglas               Director                       January 27, 1999
______________________________________
             Neal Douglas

       /s/  Nelson Caldwell
*By:
  --------------------------------------------------
           Nelson Caldwell
          (Attorney-in-Fact)

                     REPORT OF INDEPENDENT ACCOUNTANTS ON
                         FINANCIAL STATEMENT SCHEDULE

To the Stockholders and Board of Directors of Tut Systems, Inc.

  In connection with our audits of the financial statements of Tut Systems, Inc. as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in
Item 16(b) herein. In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

/s/ PricewaterhouseCoopers LLP

San Jose, California

January 13, 1999

                                                                     Schedule II

                               Tut Systems, Inc.

                       Valuation and Qualifying Accounts

                                              Additions
                                  Balance at (reductions)            Balance at
                                  Beginning  to Costs and              End of
                                  of Period    Expenses   Write-Offs   Period
                                  ---------- ------------ ---------- ----------
                                                 (In thousands)
Allowance for doubtful accounts:
  Year ended December 31, 1996..    $  133      $  (94)      $(19)    $    20
  Year ended December 31, 1997..        20          14         (5)         29
  Year ended December 31, 1998..        29         104        (18)        115
Valuation allowance for deferred
 tax assets:
  Year ended December 31, 1996..    $4,072      $1,570       $--      $ 5,642
  Year ended December 31, 1997..     5,642       3,339        --        8,981
  Year ended December 31, 1998..     8,981       5,290        --       14,271
Allowance for excess and obso-
 lete inventory:
  Year ended December 31, 1996..    $  --       $   12       $(12)    $   --
  Year ended December 31, 1997..       --           72        (65)          7
  Year ended December 31, 1998..         7         203        (95)        108

                                 EXHIBIT INDEX

 Exhibit
 Number                            Description                             Page
 -------                           -----------                             ----
  1.1*   Form of Underwriting Agreement.
  3.1*   Restated Certificate of Incorporation of Registrant, as
         currently in effect.
  3.2*   Form of Second Amended and Restated Certificate of
         Incorporation of Registrant, to be filed immediately following the closing of the offering made under this Registration
         Statement.
  3.3*   Bylaws of Registrant, as currently in effect.
  4.1*   Specimen Common Stock Certificate.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation.
 10.1*   1992 Stock Plan, as amended, and form of Stock Option Agreement thereunder.
 10.2*   1998 Stock Plan and forms of Stock Option Agreement and Stock
         Purchase Agreement thereunder.
 10.3*   1998 Employee Stock Purchase Plan.
 10.4*   American Capital Marketing, Inc. 401(k) Plan.
 10.5*   Fourth Amended and Restated Shareholders' Rights Agreement,
         dated December 16, 1997, between Registrant and certain
         stockholders.
 10.6*   Lease by and between Pleasant Hill Industrial Park Associates, a California Limited Partnership, and Registrant dated April 4,
         1995, as amended.
 10.7*   Office Building Lease between Petula Associates, Ltd., an Iowa corporation, and Principal Mutual Life Insurance Co., an Iowa
         corporation, doing business as RC Creekside Phase VI and
         Registrant dated April 25, 1997.
 10.8+*  Licensing and Cooperative Marketing Agreement Between Microsoft
         Corporation and Registrant dated August 27, 1997, as modified and restated on July 30, 1998.
 10.9*   Form of Indemnification Agreement entered into between
         Registrant and each director and officer.
 10.10*  Agreement and General Release between Registrant and And Yet,
         Inc. dated July 31, 1998.
 10.11+* Software License Agreement between RouterWare, Inc. and
         Registrant dated December 16, 1997.
 10.12*  Home Phoneline Promoters Agreement by and between IBM
         Corporation, Hewlett-Packard Company, Compaq Computer
         Corporation, Advanced Micro Devices, Inc., Intel Corporation,
         Epigram, Inc., AT&T Wireless Services Inc., 3Com Corporation,
         Rockwell Semiconductor Systems, Inc. and Lucent Technologies
         Inc. dated June 1, 1998.
 10.13+* Master Agreement between Registrant and Compaq Computer
         Corporation dated April 21, 1998 including supplements thereto.
 10.14*  Loan Agreement, General Security Agreement, and Collateral
         Assignment and Patent Mortgage and Security Agreement with
         Imperial Bank, each dated August 16, 1997.
 10.15*  Loan and Security Agreement, Streamlined Facility Agreement,
         Revolving Credit Note, Patent and Trademark Security Agreement,
         Security Agreement in Copyrighted Works and Stock Subscription
         Warrant between Registrant and TransAmerica Business Credit
         Corporation, each dated December 18, 1998.
 10.16*  Extension Agreement among Registrant, And Yet, Inc. and Marty
         Graham dated December 21, 1998.
 11.1    Calculation of earnings per share (contained in Note 2 of Notes to Financial Statements).
 21.1*   List of Subsidiaries of Registrant.
 23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 23.2*   Consent of Counsel (included in Exhibit 5.1).
 24.1*   Power of Attorney.
 27.1*   Financial Data Schedule.

--------
 + Confidential treatment requested for portions of these agreements. Omitted portions have been filed separately with the Securities and Exchange Commission.
 *  Previously filed.